                              MARIETTA CORPORATION
                              37 HUNTINGTON STREET
                            CORTLAND, NEW YORK 13045

                               ----------------

                                                           February 7, 1996

Dear Fellow Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Marietta Corporation, to be held at The Lotos Club, 5 East 66th Street, New York, New York 10021 at 10:00 A.M. on Thursday, March 7, 1996. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

  At this important meeting you will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of August 26, 1995, as amended (the "Merger Agreement"), by and among BFMA Holding Corporation ("Parent"), BFMA Acquisition Corporation ("Newco"), and your Company, which provides for the merger (the "Merger"), of Newco, a wholly-owned subsidiary of Parent, with and into Marietta, with the result that Marietta will become a wholly-owned subsidiary of Parent. Parent is a corporation controlled by Barry W. Florescue, a director of the Company since August 31, 1995, and the owner of approximately 8.7% of Marietta's issued and outstanding shares of common stock, $.01 par value (the "Shares"). IF THE MERGER IS CONSUMMATED, SHAREHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS AFFILIATES, AND HOLDERS WHO EXERCISE THEIR DISSENTERS' RIGHTS) WILL RECEIVE $10.25 PER SHARE IN CASH.

  AFTER CAREFUL REVIEW, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The affirmative vote of the holders of two-thirds of the total number of issued and outstanding Shares is required for approval and adoption of the Merger Agreement. Parent has agreed to vote in favor of the Merger Agreement. Accordingly, the vote of holders of approximately 58% of the Shares (other than Parent and its affiliates) will be needed to approve and adopt the Merger Agreement.

  Enclosed with this Letter are the (i) Notice of Special Meeting, (ii) Proxy Statement, and (iii) Proxy. The Proxy Statement describes in more detail the Merger Agreement and the Merger, including a description of the conditions to consummation of the Merger and the effect of the Merger on Marietta shareholders. Please give this information your careful attention.

  IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.


  On behalf of your Board of Directors.

                                          Sincerely,


                                          /s/ Stephen D. Tannen

                                          President and Chief Executive
                                           Officer

                              MARIETTA CORPORATION
                              37 HUNTINGTON STREET
                            CORTLAND, NEW YORK 13045

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 7, 1996

  Notice is hereby given to the shareholders of Marietta Corporation, a New York corporation ("Marietta" or the "Company"), that a Special Meeting of Shareholders (the "Meeting"), will be held at The Lotos Club, 5 East 66th Street, New York, New York 10021 at 10:00 A.M. on Thursday, March 7, 1996, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1995, as amended (the "Merger Agreement"), by and among BFMA Holding Corporation ("Parent"), BFMA Acquisition Corporation ("Newco"), and the Company, which provides for the merger (the "Merger"), of Newco, a wholly-owned subsidiary of Parent, with and into Marietta, with the result that Marietta will become a wholly-owned subsidiary of Parent. Parent is a corporation controlled by Barry W. Florescue, a director of the Company since August 31, 1995, and the beneficial owner of approximately 8.7% of the issued and outstanding shares of common stock, $.01 par value (the "Shares"), of the Company. If the Merger is consummated, shareholders of the Company (other than Parent and its affiliates, and holders who exercise their dissenters' rights) will receive of $10.25 per Share in cash; and

  2. To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

  Only shareholders of record at the close of business on Friday, January 26, 1996, are entitled to notice of and to vote at the Meeting or any adjournment thereof. Information regarding the matters to be acted upon at the Meeting is contained in the Proxy Statement attached to this Notice.

  A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, together with a copy of its Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 1995, accompanies this Notice.

                                          By Order of the Board of Directors,

                                          Ronald C. DeMeo
                                          Secretary

Cortland, New York

February 7, 1996

                                   IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING YOUR COMPANY, TOLL-FREE AT 1-800-549-6746.

                              MARIETTA CORPORATION
                              37 HUNTINGTON STREET
                           COURTLAND, NEW YORK 13045

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 7, 1996

                                  INTRODUCTION

  This Proxy Statement is being furnished to the shareholders of Marietta Corporation, a New York corporation ("Marietta" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"), for use at a Special Meeting of Shareholders (the "Meeting"), to be held at The Lotos Club, 5 East 66th Street, New York, New York 10021 at 10:00 A.M. on Thursday, March 7, 1996 and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy (the "Proxy"), is being mailed to shareholders on or about February 8, 1996.

PROPOSAL TO BE CONSIDERED AT THE MEETING

  At the Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1995, as amended (the "Merger Agreement"), by and among BFMA Holding Corporation ("Parent"), BFMA Acquisition Corporation ("Newco"), and the Company, which provides for the merger (the "Merger"), of Newco, a wholly-owned subsidiary of Parent, with and into Marietta, with the result that Marietta will become a wholly-owned subsidiary of Parent. Parent is a corporation controlled by Barry W. Florescue, a director of the Company since August 31, 1995, and the beneficial owner of approximately 8.7% of the issued and outstanding shares of common stock, $.01 par value ("Shares"), of the Company. If the Merger is consummated, shareholders of the Company (other than Parent and its affiliates, and holders who exercise their dissenters' rights) will receive $10.25 per Share in cash (the "Per Share Price"). A copy of the Merger Agreement is attached hereto as Annex I.

  Parent and Newco were organized for the purpose of the transactions contemplated by the Merger Agreement. As a result of the Merger, Mr. Florescue and his affiliates will acquire the entire equity interest in the Company and shareholders of the Company, other than Mr. Florescue and his affiliates, will no longer have any continuing equity interest in the Company.

  Shares are listed for trading on the Nasdaq National Market ("NASDAQ"), under the symbol "MRTA." On August 25, 1995, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Shares as reported on NASDAQ was $9.00 per Share. If the Merger is approved and adopted, Shares will be delisted from NASDAQ.

  It is not anticipated that any other matter will be presented at the Meeting.

 THIS TRANSACTION HAS NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
  EXCHANGE COMMISSION  NOR HAS  THE  COMMISSION PASSED  UPON THE  FAIRNESS OR
   MERITS OF  SUCH  TRANSACTION NOR  UPON THE  ACCURACY OR  ADEQUACY  OF THE
    INFORMATION  CONTAINED IN  THIS  DOCUMENT.  ANY  REPRESENTATION TO  THE
                            CONTRARY IS UNLAWFUL.

VOTING

  The Board has fixed the close of business on Friday, January 26, 1996 (the "Record Date"), as the date of the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Accordingly, only holders of record of Shares on the Record Date will be entitled to notice of, and to vote at, the Meeting. As of the Record Date there were 3,596,049 Shares issued and outstanding, held by approximately 298 holders of record. Each holder of record of Shares on the Record Date is entitled to one vote per Share at the Meeting.

  The affirmative vote of the holders of two-thirds of the total number of issued and outstanding Shares is required for approval and adoption of the Merger Agreement. Mr. Florescue has agreed to vote in favor of the Merger Agreement. Accordingly, the vote of the holders of approximately 58% of the Shares (other than Parent and its affiliates) will be needed to approve and adopt the Merger Agreement. Although there is no agreement to do so (except with respect to Mr. Florescue, who has agreed to vote in favor of the Merger), the Company believes that each of the directors and executive officers of the Company will vote his Shares or Shares over which he controls the voting power, representing in the aggregate approximately 12.8% of the Shares entitled to vote at the Meeting, in favor of approval and adoption of the Merger Agreement.

  Any shareholder on the Record Date who objects to the Merger may dissent from the Merger and demand in writing that the Company pay to such shareholder in cash the fair value of all of his Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) as of the day prior to the voting by the shareholders on the Merger, in lieu of receiving $10.25 per Share in cash under the Merger Agreement. This right to dissent and to receive payment is available pursuant to Section 910 of the Business Corporation Law of the State of New York ("BCL"), provided that the shareholder strictly complies with Section 623 of the BCL. All references to, and summaries of, Sections 623 and 910 of the BCL in this Proxy Statement are qualified in their entirety by reference to the texts thereof which are annexed to this Proxy Statement as Annex II hereto. See "Rights of Dissenting Shareholders."

  All Shares that are entitled to vote and are represented at the Meeting by properly executed Proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such Proxies. If no instructions are indicated, the Proxy will be voted FOR approval and adoption of the Merger Agreement. The presence, in person or by Proxy, at the Meeting of the holders of a majority of the total number of issued and outstanding Shares entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a Proxy but does not have authority to vote a customer's Shares) will be considered present for purposes of establishing a quorum.

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the Proxy,
(ii) duly executing a later-dated Proxy relating to the same Shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of the Proxy). Any written notice of revocation or subsequent Proxy should be sent so as to be delivered to the Company at the address set forth above, or hand delivered to the Secretary of the Company, at or before the taking of the vote at the Meeting.

  The cost of printing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation by use of the mails, Proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of solicitation materials to beneficial owners of Shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, the Company has retained D.F. King & Co., Inc. to assist in soliciting Proxies and to provide solicitation materials to shareholders, banks, brokerage firms, nominees, fiduciaries, and other custodians. The Company will pay to D.F. King & Co., Inc. a fee of $5,000, plus expenses.

  All information contained in this Proxy Statement concerning Parent, Newco and Mr. Florescue were supplied by Parent and Mr. Florescue. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   i
  Proposal to be Considered at the Meeting................................   i
  Voting..................................................................  ii
SUMMARY...................................................................   1
  THE PARTIES.............................................................   1
  INFORMATION CONCERNING THE MEETING......................................   1
  THE MERGER..............................................................   3
  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.........................   8
SPECIAL FACTORS...........................................................   9
  GENERAL DESCRIPTION.....................................................   9
  BACKGROUND OF THE MERGER................................................   9
  MARIETTA'S REASONS FOR THE MERGER; RECOMMENDATION OF MARIETTA'S BOARD OF
   DIRECTORS..............................................................  15
  RECOMMENDATION OF PARENT AND NEWCO......................................  17
  OPINION OF MARIETTA'S FINANCIAL ADVISOR.................................  17
  INTERESTS OF MANAGEMENT OF THE COMPANY..................................  21
  PAYMENT FOR SHARES......................................................  21
  SOURCE AND AMOUNT OF FUNDS..............................................  22
  INTERESTS OF CERTAIN PERSONS IN THE MERGER..............................  24
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER...................  25
  GOVERNMENTAL AND REGULATORY APPROVALS...................................  26
  ANTICIPATED ACCOUNTING TREATMENT........................................  26
  PLANS FOR COMPANY IF MERGER NOT CONSUMMATED.............................  26
CERTAIN TERMS OF THE MERGER AGREEMENT.....................................  26
  GENERAL.................................................................  26
  MANNER OF CONVERTING SHARES; OPTIONS; SARs..............................  26
  MERGER CONSIDERATION....................................................  27
  CONDITIONS TO THE MERGER................................................  27
  REPRESENTATIONS AND WARRANTIES..........................................  28
  CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER..............  29
  TERMINATION OF THE MERGER AGREEMENT.....................................  30
  EFFECT OF TERMINATION OF THE MERGER AGREEMENT...........................  31
  INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................  31
  AMENDMENT AND MODIFICATION..............................................  32
  WAIVER..................................................................  32
  EXPENSES................................................................  33
  COOPERATION PRIOR TO CLOSING............................................  33
RIGHTS OF DISSENTING SHAREHOLDERS.........................................  33
MARKET PRICES OF SHARES...................................................  35
DESCRIPTION OF MARIETTA CAPITAL STOCK.....................................  35
INDEPENDENT PUBLIC ACCOUNTANTS............................................  35
SHAREHOLDERS' PROPOSALS...................................................  35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  36
OTHER RECENT DEVELOPMENTS.................................................  37
AVAILABLE INFORMATION.....................................................  37

ANNEX I-- AGREEMENT AND PLAN OF MERGER, AND AMENDMENTS NO. 1 AND NO. 2 TO
              AGREEMENT AND PLAN OF MERGER

ANNEX II-- SECTIONS 623 AND 910 OF THE BUSINESS CORPORATION LAW OF THE STATE OF
              NEW YORK

ANNEX III-- FAIRNESS OPINION OF GOLDMAN, SACHS & CO.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement. Shareholders are urged to carefully read this Proxy Statement in its entirety. Certain capitalized terms used in this description and not elsewhere defined are defined in the Merger Agreement and used with the meanings provided therein. See pages 1 through 8 of Annex I.

                                  THE PARTIES

MARIETTA............................  Marietta is primarily engaged in the design, manufacture, packaging,
                                      marketing and distribution of guest
                                      amenity programs to the travel and
                                      lodging industry in the United States
                                      and abroad, and provides customized
                                      "sample-size" and "unit-of-use"
                                      packaging products and services to
                                      companies in the toiletries,
                                      cosmetics, pharmaceutical and
                                      household products industries.
                                      Marietta is organized under the laws
                                      of the State of New York and its
                                      principal executive offices are
                                      located at 37 Huntington Street,
                                      Cortland, New York 13045, and the
                                      telephone number at such offices is
                                      (607) 753-6746.

BFMA HOLDING CORPORATION (PARENT)...  Parent, a corporation controlled by
                                      Barry W. Florescue, was organized
                                      under the laws of the State of
                                      Delaware for the purpose of the
                                      Merger. Parent has no operating
                                      history. The principal executive
                                      offices of Parent are located at 701
                                      S.E. 6th Avenue, Suite 204, Delray
                                      Beach, Florida 33483, Attention:
                                      Barry W. Florescue, and the telephone
                                      number at such offices is (407) 272-
                                      7746.

BFMA ACQUISITION CORPORATION
(NEWCO).............................  Newco, a wholly-owned subsidiary of
                                      Parent, was organized under the laws
                                      of the State of New York for the
                                      purpose of the Merger. Newco has no
                                      operating history. The principal
                                      executive offices of Newco are
                                      located at 701 S.E. 6th Avenue, Suite
                                      204, Delray Beach, Florida 33483,
                                      Attention: Barry W. Florescue, and
                                      the telephone number at such offices
                                      is (407) 272-7746.
                       INFORMATION CONCERNING THE MEETING

DATE, TIME, PLACE AND PURPOSE.......  The Meeting will be held at The Lotos
                                      Club, 5 East 66th Street, New York,
                                      New York 10021 at 10:00 A.M. on
                                      Thursday, March 7, 1996, for the
                                      purpose of (i) considering and voting
                                      upon a proposal to approve and adopt
                                      the Merger Agreement, and (ii)
                                      transacting such other business as
                                      may properly come before the Meeting.

RECORD DATE AND SHARES ENTITLED TO
VOTE................................  Holders of record of Shares on the
                                      Record Date are entitled to notice of
                                      the Meeting. Only holders of record
                                      of Shares at the close of business on
                                      the Record Date are entitled to vote
                                      at the Meeting. On the Record Date,
                                      there were 3,596,049 Shares issued
                                      and outstanding, each of which will
                                      be entitled to one vote on each
                                      matter to be acted upon at the
                                      Meeting.

QUORUM AND VOTE REQUIRED............  The presence in person or by properly executed Proxy of the holders of a
                                      majority of the issued and
                                      outstanding Shares entitled to vote
                                      at the Meeting is necessary to
                                      constitute a quorum. The affirmative
                                      vote of holders of two-thirds of the
                                      total number of issued and
                                      outstanding Shares is required to
                                      approve and adopt the Merger
                                      Agreement.

AGREEMENT BY CERTAIN MARIETTA
SHAREHOLDERS........................  Mr. Florescue has agreed to vote in favor of the approval and adoption of
                                      the Merger Agreement. Accordingly,
                                      the vote of holders of approximately
                                      58% of the Shares (other than Parent
                                      and its affiliates) will be needed to
                                      approve and adopt the Merger
                                      Agreement.

DETERMINATIONS OF THE BOARD OF
DIRECTORS...........................  THE BOARD HAS DETERMINED THAT THE
                                      MERGER IS FAIR TO, AND IN THE BEST
                                      INTERESTS OF, MARIETTA AND ITS
                                      SHAREHOLDERS AND UNANIMOUSLY
                                      RECOMMENDS TO THE HOLDERS OF SHARES
                                      THAT THEY VOTE FOR APPROVAL AND
                                      ADOPTION OF THE MERGER AGREEMENT. See
                                      "Special Factors--Background of the
                                      Merger" and "--Marietta's Reasons for
                                      the Merger; Recommendation of
                                      Marietta's Board of Directors."

OPINION OF MARIETTA'S FINANCIAL
ADVISOR.............................  Goldman, Sachs & Co. ("Goldman
                                      Sachs") has acted as financial
                                      advisor to Marietta in connection
                                      with the Merger and has issued a
                                      written opinion, dated as of the date
                                      of this Proxy Statement, to the
                                      effect that, based on various
                                      considerations and assumptions, the
                                      $10.25 per Share in cash to be
                                      received by Marietta shareholders
                                      (other than Parent and its
                                      affiliates) pursuant to the Merger
                                      Agreement is fair to such
                                      shareholders.

                                      The full text of the opinion of
                                      Goldman Sachs, which sets forth the
                                      assumptions made, procedures
                                      followed, matters considered and
                                      limits of its review, is attached to
                                      this Proxy Statement as Annex III,
                                      and should be read carefully in its
                                      entirety. See "Special Factors--
                                      Opinion of Marietta's Financial
                                      Advisor."

RIGHTS OF DISSENTING SHAREHOLDERS...  Holders of Shares who do not vote to approve and adopt the Merger
                                      Agreement may dissent from the Merger
                                      and elect to have the fair value of
                                      their Shares, based on all relevant
                                      factors and excluding any element of
                                      value arising from the accomplishment
                                      or expectation of the Merger,
                                      judicially determined and paid to
                                      them in cash. Such shareholders must
                                      deliver a written demand for such
                                      appraisal to the Company prior to the
                                      taking of the vote on the Merger
                                      Agreement and comply with the other
                                      requirements of Section 623 of the
                                      BCL, the full text of which is
                                      attached to this Proxy Statement as
                                      Annex II. Any deviation from such
                                      requirements may result in a
                                      forfeiture of appraisal rights. See
                                      "Rights of Dissenting Shareholders."

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT....  As of February 1, 1996, directors and executive officers of Marietta,
                                      including Mr. Florescue, were
                                      beneficial owners (excluding shares
                                      subject to options) of an aggregate
                                      of 461,868 issued and outstanding
                                      Shares, representing approximately
                                      12.8% of such Shares then issued and
                                      outstanding. See "Security Ownership
                                      of Certain Beneficial Owners and
                                      Management."


INTERESTS OF CERTAIN PERSONS IN THE
MERGER; CONFLICT OF INTEREST........  Parent, a corporation controlled by
                                      Mr. Florescue, will be, as of the
                                      date of the Meeting, the beneficial
                                      owner of 314,365 Shares or
                                      approximately 8.7% of the issued and
                                      outstanding Shares. Newco is a
                                      wholly-owned subsidiary of Parent. In
                                      light of the fact that Mr. Florescue
                                      and a designee of Mr. Florescue, Mr.
                                      Charles W. Miersch, serve as
                                      directors of the Company, Mr.
                                      Florescue may be viewed as having a
                                      conflict of interest in connection
                                      with the Merger. Mr. Florescue has
                                      agreed to vote all Shares
                                      beneficially owned by him in favor of
                                      the Merger Agreement. As a result of
                                      the Merger, certain officers of the
                                      Company may be entitled to receive
                                      payments in the aggregate amount of
                                      approximately $1,202,100 from the
                                      Company pursuant to change in control
                                      provisions in existing employment
                                      agreements with the Company. In
                                      addition, certain officers and
                                      directors of the Company hold options
                                      or cash only stock appreciation
                                      rights which, upon consummation of
                                      the Merger, would result in the
                                      payment to such individuals of
                                      approximately $367,926. In light of
                                      such payments, those officers and
                                      directors may be viewed as having
                                      conflicts of interest in that they
                                      may receive a benefit as a result of
                                      the Merger not received by the

                                      Company's other shareholders. Mr.
                                      Florescue has indicated that it is
                                      his present intention to make
                                      available up to 10% of the
                                      outstanding common stock of Parent to
                                      management of the Surviving
                                      Corporation (as defined below);
                                      however, no formal arrangements have
                                      been made between Parent and any
                                      officers of the Company at this time.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER...  At the Effective Time (as hereinafter defined) of the Merger, Newco will
                                      merge with and into Marietta, with
                                      Marietta being the surviving
                                      corporation (the "Surviving
                                      Corporation"), and a wholly-owned
                                      subsidiary of Parent. As a result of
                                      the Merger, the holders of the then
                                      issued and outstanding Shares will
                                      receive $10.25 per Share in cash. The
                                      full text of the Merger Agreement is
                                      included in this Proxy Statement as
                                      Annex I.

EFFECTIVE TIME OF THE MERGER........  If the Merger is approved and adopted by the requisite vote of Marietta
                                      shareholders and the other conditions
                                      to the obligations of the parties to
                                      consummate the Merger are either
                                      satisfied of waived (as permitted),
                                      the Merger will be consummated and
                                      will become effective on the date and
                                      at the time that a Certificate of
                                      Merger, reflecting the Merger, is
                                      filed with the Secretary of State of
                                      the State of New York (the "Effective
                                      Time").

PAYMENT TO SHAREHOLDERS.............  Promptly after the Effective Time each Share issued and outstanding
                                      immediately prior to the Effective
                                      Time (other than Shares (i) owned by
                                      Parent or an affiliate of Parent, or
                                      (ii) owned by holders, if any, who
                                      exercise their dissenters' rights)
                                      shall be converted into the right to
                                      receive $10.25 per Share in cash.
                                      Promptly after the Effective Time
                                      each record holder of Marietta will
                                      be mailed a transmittal letter (with
                                      instructions) to use in effecting the
                                      surrender and cancellation of each of
                                      their Share certificates in exchange
                                      for $10.25 per Share in cash. See
                                      "Special Factors--Payment For
                                      Shares." NO SHAREHOLDER SHOULD
                                      SURRENDER ANY CERTIFICATE FOR SHARES
                                      WITH THE PROXY.

CERTAIN EFFECTS OF THE MERGER.......  As a result of the Merger, Parent will acquire the entire equity
                                      interest in the Company. Therefore,
                                      following the Merger the present
                                      holders of Shares (other than Parent
                                      and its affiliates) will no longer
                                      have an equity interest in the
                                      Company and will no longer
                                      share in future earnings or losses
                                      and growth, if any, of the Company,
                                      the risks associated with the
                                      continuing operations of the Company,
                                      or the potential to realize greater
                                      value for their Shares through
                                      divestitures, strategic acquisitions
                                      or other corporate opportunities that
                                      may be pursued by the Company in the
                                      future. Instead, each such holder of
                                      Shares will have the right to receive
                                      $10.25 for each Share held or to seek
                                      dissenters' rights as described
                                      herein. See "Rights of Dissenting
                                      Shareholders." After the Effective
                                      Time Shares will no longer be listed
                                      or traded through NASDAQ and the
                                      registration of Shares under the
                                      Securities Exchange Act of 1934 will
                                      be terminated.

CERTAIN INCOME TAX CONSEQUENCES.....  As a result of the Merger, each shareholder (other than Parent and
                                      its affiliates) of Marietta will
                                      recognize taxable gain or loss for
                                      federal income tax purposes equal to
                                      the difference between such
                                      shareholder's adjusted tax basis in
                                      his Shares and the cash received as a
                                      result of the Merger. EACH
                                      SHAREHOLDER SHOULD CONSULT HIS/HER
                                      TAX ADVISOR WITH RESPECT TO THE TAX
                                      CONSEQUENCES OF THE TRANSACTION. See
                                      "Special Factors--Certain Federal
                                      Income Tax Consequences of the
                                      Merger."

ANTICIPATED ACCOUNTING TREATMENT....  As required by generally accepted accounting principles, the purchase
                                      method of accounting will be used by
                                      Parent to account for the Merger. See
                                      "Special Factors--Anticipated
                                      Accounting Treatment."

CONDITIONS TO THE MERGER............  The obligations of Parent and Newco under the Merger Agreement are
                                      subject to the satisfaction or
                                      waiver, at or before the Closing, of
                                      certain conditions, including that
                                      (i) the number of Shares, if any,
                                      with respect to which the holders
                                      thereof shall have properly demanded
                                      appraisal, the holders of which shall
                                      not have withdrawn such demand as of
                                      the Closing Date, shall not exceed
                                      ten percent (10%) of the issued and
                                      outstanding Shares entitled to vote
                                      thereon; (ii) the Merger Agreement
                                      and the transactions contemplated
                                      thereby shall have been approved and
                                      adopted by the holders of sixty-six
                                      and two-thirds percent (66 2/3%) of
                                      the issued and outstanding Shares;
                                      (iii) Parent shall have received from
                                      the Company an audited balance sheet,
                                      dated as of September 30, 1995,
                                      showing that the Company has (a) at
                                      least $27,750,000 in net current
                                      assets less an amount, not to exceed
                                      $100,000, equal to the out-of-
                                      pocket expenses incurred in
                                      connection with the completion of a
                                      physical inventory (see "Certain
                                      Terms of the Merger Agreement--
                                      Conditions to the Merger"), and (b)
                                      inventory recorded on the books and
                                      records of the Company in accordance
                                      with GAAP of not more than
                                      $14,150,000; and (iv) Parent shall
                                      have secured the financing necessary
                                      to consummate the Merger. As of
                                      September 30, 1995, the conditions
                                      relating to the Company's net current
                                      assets and inventory, described in
                                      clause (iii) above, have been
                                      satisfied. There can be no assurance
                                      that Parent will be able to secure
                                      the financing necessary to consummate
                                      the Merger. See "Special Factors--
                                      Source and Amount of Funds."

                                      The obligations of the Company under
                                      the Merger Agreement are subject to
                                      the satisfaction or waiver, at or
                                      before the Closing, of certain
                                      conditions, including, without
                                      limitation, that, (i) the Company
                                      shall have received from Goldman
                                      Sachs a favorable opinion as to the
                                      fairness of the Per Share Price to be
                                      received by the shareholders (other
                                      than Parent and its affiliates) in
                                      the Merger; and (ii) the Merger
                                      Agreement and the transactions
                                      contemplated thereby shall have been
                                      approved and adopted by holders of
                                      sixty-six and two-thirds percent (66
                                      2/3%) of the issued and outstanding
                                      Shares. A copy of such opinion is
                                      attached hereto as Annex III. See
                                      "Certain Terms of the Merger
                                      Agreement--Conditions to the Merger."

TERMINATION OF THE MERGER             The Merger Agreement may be
AGREEMENT...........................  terminated and the Merger abandoned at any time before the Effective Time
                                      (i) by mutual consent of Parent and
                                      the Company; (ii) by Parent or the
                                      Company (a) if any governmental
                                      authority shall have enacted, issued,
                                      promulgated, enforced or entered any
                                      law or judgment which has the effect
                                      of prohibiting consummation of the
                                      Merger, (b) if the Board fails to
                                      recommend the Merger to the
                                      shareholders or recommends an offer
                                      which it believes is a superior offer
                                      rather than recommending shareholder
                                      approval and adoption of the Merger,
                                      or the shareholders fail to approve
                                      and adopt the Merger at the Meeting,
                                      or (c) if, without fault on the part
                                      of the terminating party, the Merger
                                      does not occur by March 15, 1996;
                                      (iii) by Parent, if any of the
                                      conditions to Parent's obligations
                                      have not been met within five days of
                                      approval and adoption of the Merger
                                      Agreement or any time prior thereto
                                      any such condition becomes incapable
                                      of being met; or (iv) by the Company,
                                      if any of the conditions to the
                                      Company's obligations have not been
                                      met within five
                                      days of approval and adoption of the
                                      Merger Agreement or any time prior
                                      thereto any such condition becomes
                                      incapable of being met. See "Certain
                                      Terms of the Merger Agreement--
                                      Termination of the Merger Agreement."

EFFECTS OF TERMINATION OF THE
MERGER AGREEMENT....................
                                      A fee of $1,250,000 is payable to
                                      Parent if the Merger Agreement is
                                      terminated because the Board fails to
                                      recommend approval and adoption of
                                      the Merger to shareholders, the Board
                                      recommends to shareholders an offer
                                      which it believes is a superior offer
                                      rather than recommending shareholder
                                      approval and adoption of the Merger,
                                      or the Company fails to obtain a
                                      favorable opinion from Goldman Sachs
                                      as to the fairness of the Per Share
                                      Price to be received by the
                                      shareholders (other than Parent and
                                      its affiliates) in the Merger. A copy
                                      of such opinion is attached hereto as
                                      Annex III. A fee of $600,000 is
                                      payable to Parent if the Merger
                                      Agreement is terminated because the
                                      Company breaches certain of its
                                      representations in the Merger
                                      Agreement, the Company does not meet
                                      certain specified levels of net
                                      current assets (such levels have been
                                      achieved), holders of more than 10%
                                      of the issued and outstanding Shares
                                      exercise their appraisal rights under
                                      the BCL, or shareholders fail to
                                      approve and adopt the Merger. A fee
                                      of $250,000 is payable to Parent in
                                      certain other limited circumstances.
                                      In no event shall the Company be
                                      obligated to pay more than one of the
                                      aforementioned fees. See "Certain
                                      Terms of the Merger Agreement--Effect
                                      of Termination of the Merger
                                      Agreement."

MARKET PRICES.......................
                                      Marietta Stock is traded on the
                                      Nasdaq National Market (the "NASDAQ")
                                      under the symbol "MRTA." On August
                                      25, 1995, the last trading day prior
                                      to the announcement by the Company
                                      that it had executed the Merger
                                      Agreement, the closing sales price of
                                      Shares as reported on the NASDAQ was
                                      $9.00. See "Market Prices of Shares."

OTHER MATTERS.......................  At the date of this Proxy Statement, the Board does not know of any
                                      business to be presented at the
                                      Meeting other than as set forth in
                                      the notice accompanying this Proxy
                                      Statement. If any other matters
                                      should properly come before the
                                      Meeting, it is intended that Shares
                                      represented by Proxies at the Meeting
                                      will be voted with respect to such
                                      matters in accordance with the
                                      judgment of the persons voting such
                                      Proxies.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below for, and as of the end of, each of the fiscal years in the five-year period ended September 30, 1995 have been derived from the audited Consolidated Financial Statements of the Company. The financial data for the three-month periods ended December 30, 1995 and December 31, 1994 are derived from unaudited financial statements. The unaudited financial statements include all adjustments consisting of normal recurring accruals which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended December 30, 1995 are not necessarily indicative of the results that may be expected for the year ending September 28, 1996. Set forth below are certain Selected Financial Data for the
Company:

                             THREE MONTHS ENDED:                          FISCAL YEARS ENDED:
                          ------------------------- ---------------------------------------------------------------
                          DECEMBER 30, DECEMBER 31, SEPTEMBER 30, OCTOBER 1, OCTOBER 2, SEPTEMBER 26, SEPTEMBER 28,
                              1995         1994         1995         1994       1993        1992          1991
                          ------------ ------------ ------------- ---------- ---------- ------------- -------------
                                             (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales...............    $19,010      $13,109       $72,407     $68,231    $65,845      $69,111       $58,080
Gross profit............      4,995        3,705        16,649      19,129     17,588       17,920        12,129
Income (loss) before
 extraordinary item or
 change in accounting
 principle..............        408          187             5       2,282      1,443        2,115        (1,954)
Extraordinary item
 (1991) or change in
 accounting principle
 (1994).................         --           --            --         337         --           --           724
Net income (loss).......        408          187             5       2,618      1,443        2,115        (1,230)
Per Share Data:
Income (loss) before
 extraordinary item or
 change in accounting
 principle..............       0.11          .05             0        0.64       0.40         0.59         (0.54)
Extraordinary item
 (1991) or change in
 accounting principle
 (1994).................         --           --            --        0.09         --           --          0.20
Net income (loss).......       0.11          .05             0        0.73       0.40         0.59         (0.34)
Weight average shares
 outstanding and common
 share equivalents (in
 thousands of shares)...      3,622        3,593         3,610       3,586      3,572        3,570         3,609
Book Value per Share....      13.18        13.01         13.10       13.06      12.36        12.08         11.62
Ratio of earnings to
 fixed charges..........       2.92         1.98           .85        5.00       2.40         1.79           .29
BALANCE SHEET DATA
Working capital.........    $25,456      $24,751       $23,622     $25,142    $24,714      $23,264       $22,225
Total assets............     64,159       60,726        64,131      61,836     58,661       59,477        58,153
Long-term debt..........      6,316        6,617         6,514       6,851      7,213        8,548        10,778
Convertible subordinated
 notes..................        279          275           278         274        269          265           261
Shareholder's equity....     46,777       46,092        46,498      46,275     43,301       42,238        40,584
Cash dividends per
 common share...........       NONE         NONE          NONE        NONE       NONE         NONE          NONE

  This data should be read in conjunction with the consolidated financial statements and related notes and the report of independent public accountants included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, and the unaudited financial statements and related notes included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 1995, both of which accompany this Proxy Statement.

                                SPECIAL FACTORS

GENERAL DESCRIPTION

  The Merger Agreement provides that, at the Effective Time, Newco will merge with and into Marietta with Marietta being the Surviving Corporation and becoming a wholly-owned subsidiary of Parent. The Surviving Corporation will possess all of the assets and liabilities of Marietta at the Effective Time. In the Merger, the holders of Shares (other than Parent and its affiliates, and holders who exercise their dissenters' rights) will receive $10.25 per Share in cash.

BACKGROUND OF THE MERGER

  Mr. Florescue commenced acquiring Shares in February 1994. On October 3, 1994, Mr. Florescue filed a Schedule 13D with the SEC indicating that as of such date he beneficially owned an aggregate of 186,165 Shares, representing approximately 5.2% of the then issued and outstanding Shares. The report stated that Mr. Florescue had purchased such Shares for investment purposes.

  On May 20, 1994, at the request of Mr. Florescue, Philip A. Shager, Treasurer and Chief Accounting Officer of the Company, met with Mr. Florescue to discuss the Company and its recent financial performance. Such recent performance had been disclosed by the Company in its quarterly report on Form 10-Q for the period ended April 2, 1994. The meeting was requested by Mr. Florescue for informational purposes.

  On September 9, 1994, at the request of Mr. Florescue, Chesterfield F. Seibert, Sr., then Chairman of the Board and Chief Executive Officer of the Company, and Mr. Shager met with Mr. Florescue to discuss the Company's (i) financial performance for the first nine months of the Company's fiscal year,
(ii) strategies for growth of the Company's business, and (iii) search for a new chief executive officer. The Company's financial performance had recently been disclosed by the Company in its quarterly report on Form 10-Q for the period ended July 2, 1994. Subsequent to the September 9, 1994 meeting, during the first quarter of fiscal 1995, Mr. Florescue contacted Mr. Seibert and requested that the Board include representatives of the Company's substantial shareholders. Mr. Seibert suggested that Mr. Florescue make such request formally in a letter to the Board. Mr. Florescue did not make such a written request.

  On January 17, 1995, prior to the announcement of the Dickstein Proposal (as defined below), Mr. Florescue met with Stephen D. Tannen, who had been recently elected President and Chief Executive officer of the Company. Mr. Florescue requested this meeting principally to become acquainted with Mr. Tannen and to learn his future plans for the Company. At this meeting, Mr. Tannen and Mr. Florescue also discussed the Company's weak stock performance. Mr. Florescue suggested that the weak stock performance may be related to outstanding litigation arising from the purchase by Marietta of Marietta American, Inc. in 1989 and certain unresolved issues related to John S. Nadolski, the former chief executive officer of the Company. Mr. Florescue indicated to Mr. Tannen that he might be interested in increasing his equity ownership pursuant to a privately negotiated purchase of Shares from the Company if such a transaction was in connection with a resolution of the issues relating to Marietta American and Mr. Nadolski.

  On January 17, 1995, Dickstein Partners, Inc. ("Dickstein"), made an unsolicited conditional proposal to acquire by means of a cash merger, all outstanding Shares at a price of $11 per Share (the "Dickstein Proposal"). Prior to January 17, 1995, the Company had no discussions with Dickstein. On January 20, 1995, Dickstein filed a Schedule 13D with the SEC, stating that it would pursue the Dickstein Proposal. Dickstein's Schedule 13D stated that Dickstein beneficially owned an aggregate of 526,000 Shares, representing approximately 14.6% of the then outstanding Shares and that on January 19, 1995, Dickstein had filed preliminary proxy materials with the SEC indicating Dickstein's intention, at the Company's 1995 annual meeting of shareholders, to propose a slate of its own directors. The Schedule 13D also stated that the nominees of Dickstein "would be committed to a program of offering the Company for sale, and selling the Company, to the buyer who is willing to pay the highest price, so long as the price is at least $11 per share."

  On January 23, 1995, at the request of Mr. Florescue, Mr. Tannen and legal counsel to the Company met with Mr. Florescue and legal counsel to Mr. Florescue. At this meeting the Dickstein Proposal was discussed. Mr. Florescue indicated that his prime objective was the enhancement of shareholder value. Mr. Florescue discussed the alternatives he believed were available to the Company including the possibility of the Company pursuing a recapitalization plan in response to the Dickstein Proposal. In connection with such alternatives, Mr. Florescue again offered to provide assistance to the Company, financial or otherwise. Mr. Florescue emphasized at this meeting that it was his belief that the Company must propose an alternative transaction to the shareholders, in response to the Dickstein Proposal. Mr. Tannen informed Mr. Florescue that the Company had not had an opportunity to study fully the Dickstein Proposal and that the Company would respond at an appropriate time. Mr. Tannen also stated that the Company would consider Mr. Florescue's suggestion. Mr. Florescue has advised the Company that following this meeting he reviewed his alternatives in light of the Dickstein Proposal. Such alternatives included supporting the Dickstein Proposal, supporting the Board, proposing his own slate of directors, and formulating his own proposal to acquire the Company.

  Following the announcement of the Dickstein Proposal, the Board determined to retain the services of a financial advisor. After interviewing four nationally regarded investment advisors, on January 25, 1995 the Board authorized the exclusive engagement of Goldman Sachs to assist the Company in reviewing financial alternatives. The Board also designated Thomas D. Walsh, a non-management director of the Company, to work on behalf of the Board with Goldman Sachs and assist management, as necessary, in any related matters that came to the attention of the Company. Mr. Walsh was compensated for these services at the rate of $1,000 per day for each day that he rendered services to the Company.

  In February 1995, the Company filed its quarterly report on Form 10-Q for the first quarter of its 1995 fiscal year. In such report the Company stated that it was "undertaking significant capital improvements" and that "projects approved to date total approximately $3,610,000." Such improvements were being made primarily to finance the expansion of the Company's warehouse facility in Olive Branch, Mississippi, to upgrade the Company's bottling equipment and to upgrade the Company's soap manufacturing equipment.

  On March 7, 1995, Mr. Florescue sent a letter to Mr. Tannen, reiterating that his prime objective was the enhancement of shareholder value. The letter expressed concern with the Company's (i) failure as of such date to respond to the Dickstein Proposal, (ii) intention to make significant capital and other expenditures in fiscal 1995 (as disclosed in the Company's quarterly report on Form 10-Q for the period ended December 31, 1994), which amount was approximately twice the level of the prior year's amount, and (iii) agreement retaining Goldman Sachs as the Company's financial advisor. In particular Mr. Florescue stated that "[t]he Company appears to continue to be operated without recognition of the important issues now facing it and without regard to the impact of decisions on shareholders." Mr. Florescue further stated that "[t]he commitment for these capital expenditures have been made notwithstanding the fact the Company has performed poorly and continues to lag in sales and earnings. It is difficult to understand how doubling capital expenditures is prudent or justified or benefits shareholders at this time. In addition, the Company hired Goldman, Sachs & Co. and agreed to pay it a minimum of $1.5 million . . . . Taken together these actions could lead one to conclude that the Company's Board of Directors is insensitive to the interests of shareholders and is merely taking steps to reduce the Company's attractiveness and financial options, to the detriment of shareholders." In such letter Mr. Florescue requested that the Company expand its Board to include representatives of the Company's substantial shareholders. Mr. Florescue's letter stated that "[g]iven the recent conduct of the Board of Directors and its lack of an ownership interest in the Company, I believe it is apparent that this Board is unable or unwilling to deal with the Dickstein Proposal or other alternatives in a manner which will enhance shareholder value. I therefore demand that the Company immediately expand the Board of Directors to include representatives of substantial equity owners so that the Board, as reconstituted, can consider the important issues facing the Company from the shareholders' perspective."

  On March 13, 1995, the Company, after consultation with its legal and financial advisors, announced that the Board had unanimously rejected the Dickstein Proposal as inadequate and not in the best interests of the Company and its shareholders. In light of the fact that such unsolicited proposal was subject to financing and due diligence conditions, as well as the negotiation of definitive agreements, at such time the Board could not conclude that the Dickstein Proposal was a bona fide offer. In addition, at such time the Board was not prepared to accept any offers for the purchase of the Company without exploring a sale process which it believed would result in the shareholders receiving the highest price for their Shares. After its rejection of the Dickstein Proposal, the Board instructed management, together with its financial and legal advisors, to explore possible financial alternatives available to the Company, including, among others, a merger, an acquisition or disposition of assets or securities, a recapitalization or other form of business combination.

  In order to carry out the Board's instructions, management, together with its financial and legal advisors, compiled documentation relating to the Company and identified parties that might be interested in acquiring the Company or entering into a transaction with the Company. In connection with this process, contact was made with over 100 parties. Such parties included potential strategic and financial purchasers in addition to parties who could provide the financing necessary for a recapitalization of the Company. Over 50 of the parties contacted requested and received information regarding the Company and 41 of the parties contacted, including Mr. Florescue and Dickstein, executed confidentiality agreements. A number of parties, including Mr. Florescue and Dickstein, inspected the Company's books and records and visited its facilities and met with members of senior management. Senior management also accompanied parties on inspections of the Company's Cortland New York, Olive Branch, Mississippi and Canadian facilities. In addition, parties were invited to the offices of the Company's legal counsel to conduct due diligence with respect to the Company.

  The foregoing process produced two conditional offers to acquire all Shares, one from Dickstein at $11.00 per Share in cash (the "Second Dickstein Proposal"), and the other from Florescue Family Corporation ("FFC"), a corporation controlled by Mr. Florescue, at $12.30 per Share in cash (the "Florescue Proposal"). The Second Dickstein Proposal was subject to various conditions, including (i) the securing of financing to fund the proposed acquisition, and (ii) the Company producing operating income of not less than
(x) $775,000 during the Company's third 1995 fiscal quarter and (y) $1,975,000 during the Company's third and fourth 1995 fiscal quarters. In addition, the Second Dickstein Proposal provided for a breakup fee payable to Dickstein in the amount of $3.5 million if Dickstein terminated such agreement for certain specified reasons, including the Company's failure to attain the above-specified levels of operating income or the election by holders of more than 10% of the outstanding Shares to exercise their dissenters' rights pursuant to applicable state law. (Dickstein subsequently offered to reduce such fee to $1.75 million). The Florescue Proposal was subject to various conditions, including the securing of financing to fund the proposed acquisition and completion of its due diligence review of the Company. Mr. Florescue indicated that FFC would expect to receive "fair remuneration", in the form of a breakup fee, from the Company if the Board subsequently withdrew its support for the Florescue Proposal.

  In addition to the Second Dickstein Proposal and the Florescue Proposal, proposals from three other parties were received that expressed an interest in entering into a transaction with the Company. A privately held, New York based, investment firm proposed making an equity investment of an unspecified amount. Such party, which has made substantial capital investments in energy, retailing and communications businesses with market valuations between $50,000,000 and $500,000,000, indicated that its investment would value the Shares in a range of between $8.00 and $9.00 per Share. Such party proposed that the investment would be used by the Company to fund growth opportunities. The Company rejected this offer because such party was unwilling to raise the value of its offer above $9.00 per Share. An international holding company with businesses in the consumer packaging industry (one of which is a competitor of the Company with estimated annual sales in excess of $15,000,000) proposed acquiring certain assets of the Company's custom packaging business for $8.8 million. The proposed purchased price was conditioned upon an audit of the Company, confirmation that the value of the inventory and work in process was at least $3 million, verification of the condition of the equipment, the transferability and profitability of ongoing customer contracts, and current backlog data. Such offer was rejected because the Board believed that such proposal would not maximize shareholder value and would impair the value of the Company's ongoing operations. The third proposal received by the Company was made by Valley Products Company ("Valley Products"). In its proposal Valley Products proposed purchasing or leasing Marietta's soap manufacturing facility. This offer was also rejected because the Board believed that such proposal would not maximize shareholder value and would impair the value of the Company's ongoing operations. In addition, the Board was concerned that the sale of the soap manufacturing facility would require the Company to buy its soap products on the open market which might increase its costs. The Company's exploration of financial alternatives did not produce any acquisition opportunities for the Company.

  As part of the process to maximize shareholder value, the Company received an indication from a banking institution of preliminary interest in, for a due diligence fee, exploring a debt financing with the Company in an amount to be agreed upon. Such financing would be used to enable the Company to declare a special dividend to all shareholders or finance a self tender by the Company of some of its outstanding Shares. The Board did not pursue these alternatives because it believed that it would not be in the best interest of shareholders to declare a special dividend or conduct a self-tender for its Shares. The Board believed that the financing of such alternatives would require the Company to incur significant indebtedness at a time when it was experiencing financial and operating uncertainty. Further, the Board was concerned that a special dividend or self-tender would adversely affect the market liquidity of Shares and could limit institutional research coverage of the Company. In addition, the Board believed that it would be difficult to secure financing for such alternatives upon acceptable terms. The Board believed that a sale of the Company was the alternative that would maximize shareholder value and determined to pursue the sale process to its conclusion before considering a special dividend, self-tender or any other financial alternative. For a description of certain analyses that were performed by the Company's financial advisor in connection with a Share repurchase, see "Opinion of Marietta's Financial Advisor."

  On June 22, 1995, the Board met to discuss the Second Dickstein Proposal and the Florescue Proposal. At such meeting the Board determined that based upon the various conditions contained in each proposal, accepting either proposal would create an obligation of the Company to sell itself to a purchaser without concurrently obligating the purchaser to consummate such purchase. Such belief was based upon the Board's concern that both proposals contained a number of conditions (the satisfaction of some of which conditions were in the purchaser's sole discretion) that might not be satisfied, thus permitting the purchaser, to terminate its offer without liability to the Company.

  With respect to the Second Dickstein Proposal, the Board was particularly concerned that Dickstein had not provided adequate assurance of its ability to finance the acquisition. Moreover, the Board believed that if the Company accepted the Second Dickstein Proposal, the failure by the Company to achieve the specified levels of operating income during the Company's third and fourth 1995 fiscal quarters would have resulted in an obligation by the Company to pay a substantial breakup fee to Dickstein and, if the agreement were so terminated for this reason, it would have an adverse impact on the value of the Shares and on the process of maximizing shareholder value. Based upon the Company's then most recent projections for the remainder of the 1995 fiscal year, the Board was concerned about the Company's ability to achieve the required levels of operating income. In fact, the Company did not achieve such levels of operating income.

  With respect to the Florescue Proposal, the Board believed that Mr. Florescue had also not provided adequate assurance of his ability to finance the acquisition of the Company and that the due diligence condition contained in such proposal was not appropriate. The Board believed that Mr. Florescue had been given adequate time and access to the Company to conduct due diligence. Further, the Board believed that the due diligence condition would allow Mr. Florescue to terminate his offer at any time and, if the agreement were so terminated for this reason, it would have an adverse impact on the value of the Shares and on the process of maximizing shareholder value. Accordingly, the Board was unwilling to execute a merger agreement (i) without adequate assurance that Mr. Florescue could obtain the required financing to complete the transaction, and (ii) without removal of the due diligence condition that would permit Mr. Florescue to terminate the merger agreement in his sole discretion. In addition, in light of the Company's most recent projections, the Company was concerned about Mr. Florescue's ability to obtain financing for a purchase that valued the Shares at $12.30.

  Despite these reservations the Company authorized its representatives to continue discussions with Dickstein and Mr. Florescue to determine if more reasonable terms could be agreed to which in the Board's opinion would be in the best interest of all shareholders. The Board further determined that it would recommend to shareholders that the highest offer containing reasonable conditions be accepted, provided that such offer was at least $11.00 per Share in cash for all Shares and that the bidder demonstrate to the Board that it had the financial ability to complete the transaction.

  On July 31, 1995, Dickstein further amended its Schedule 13D filed with the SEC, in which Dickstein stated that it was withdrawing the Second Dickstein Proposal and proposed that Marietta acquire up to 2,000,000 Shares through a self-tender (the "Self-Tender Proposal"). Dickstein indicated that in such self- tender it would not tender any of its Shares, thereby increasing Dickstein's ownership of the Company through a transaction financed by the Company. Although the Board did not ascribe a specific aggregate value to the Self-Tender Proposal, it did consider the Company's uncertain operating and financial prospects, in light of which the Board did not deem it prudent to cause the Company to incur significant amounts of indebtedness that might weaken the Company's financial condition in order to effect the Self-Tender Proposal. The Board also was unwilling to support a transaction that might have resulted in Dickstein obtaining control of the Company without acquiring all of the Shares. Further, the Board was concerned that the Self-Tender Proposal would adversely affect the market liquidity of the Shares and could limit institutional research coverage of the Company. In addition, Dickstein also stated that it expected its expenses to be reimbursed by the Company. The Board believed these expenses would be significant and was unwilling to reimburse Dickstein for such expenses.

  On August 1, 1995, the Board reviewed with its advisors the progress of the ongoing process. At such time the Board once again determined to pursue the sale process to its conclusion. The Board also determined that if by September 30, 1995, no agreement for the sale of the Company had been entered into, the Board would suspend efforts to seek a buyer for the Company and would, thereafter, concentrate the Company's resources on its operations and on improving its core businesses and financial results. The Board also determined that it would continue to evaluate other potential financial alternatives.

  On August 3, 1995, the Company announced its financial results for the third fiscal quarter. Net sales for the third quarter, as compared to the third quarter of the Company's prior fiscal year, had declined 1.2% and the Company's net loss for the third quarter was $457,124 ($0.13 per Share) as compared to net income of $785,574 ($0.22 per Share) in the third quarter of fiscal 1994. The Company indicated that the third quarter of fiscal 1995 was negatively affected by approximately $652,000 in legal and professional fees incurred primarily in connection with the matters relating to the Dickstein Proposal. Other significant factors contributing to the results for the third quarter were higher than anticipated materials costs. The Company also announced increased prices effective August 15, 1995, to offset the higher materials costs and stated that it expected that capital expenditures made by the Company during fiscal 1995 would result in improved productivity and efficiency at its soap manufacturing facility.

  On August 4, 1995, the Board again reviewed with its advisors the progress of the ongoing process. It was noted that although Mr. Florescue's offer to purchase the Company had expired, Mr. Florescue had expressed continued interest in acquiring the Company. The Board authorized its representatives to continue negotiations with Mr. Florescue to determine if an agreement to purchase the Company could be reached on terms acceptable to the Board. The Board was also advised that Mr. Florescue had requested representation on the Board. The Board believed that in light of Mr. Florescue's significant investment in the Company it was appropriate to offer Mr. Florescue representation on the Board. Accordingly, the Board determined to offer Mr. Florescue the opportunity to propose two nominees (acceptable to the Board) to an expanded Board comprised of nine members.

  On August 8, 1995, it was reported at a meeting of the Board that Mr. Florescue had accepted the Board's offer to propose two nominees to the Company's Board. At such meeting, the Board agreed to nominate Mr. Florescue and Charles W. Miersch, two nominees designated by Mr. Florescue, for election to the Board at the Company's 1995 Annual Meeting of Shareholders scheduled to be held on August 31, 1995. Mr. Florescue at the same time agreed to vote all Shares beneficially owned by him in favor of the Board's nominees.

  During the period from August 8, 1995 through August 26, 1995, Mr. Florescue continued to conduct a due diligence review of the Company. In particular, the Company provided specific information requested by Mr. Florescue and his representatives concerning the Company's third quarter results and the Company's projections for the fourth quarter. In addition, during such period representatives of the Company and Mr. Florescue were negotiating the terms of the Merger Agreement. Among other matters, the parties negotiated the representations, warranties, covenants and agreements to be made by the Company in the Merger Agreement, termination fees to be payable by the Company in the event the Merger was not consummated for certain specified reasons, conditions to the parties' respective obligations under the Merger Agreement, the rights and obligations of the Company in the event a third party made or indicated its interest in making an offer to acquire the Company, and matters relating to employee benefits. The parties did not begin discussions of the price per Share to be paid by Mr. Florescue until August 21, 1995.

  On August 14, 1995, the Company distributed its proxy statement to the Company's shareholders. On August 15, 1995, Dickstein distributed a proxy statement to the Company's shareholders, setting forth his own slate of nominees for election as directors of the Company, who, if elected, indicated that they were committed to seeking to implement the Self-Tender Proposal.

  On August 21, 1995, Mr. Florescue offered $10.00 per Share in cash. Mr. Florescue stated that in light of the Company's financial results for the third fiscal quarter he was unwilling to resubmit an offer of $12.30 per Share. On August 23, 1995, the Board was advised on the status of negotiations and the material issues on which the Company and Mr. Florescue were not in agreement. It was decided that representatives of the Company should continue discussions with Mr. Florescue with a view toward entering into the Merger Agreement. On August 24, 1995 and August 25, 1995, representatives of the Company and Mr. Florescue negotiated a resolution of all issues on which the parties were not in agreement. During such negotiations, Mr. Florescue increased his offer to $10.25 per Share in cash. The Board was advised at a meeting held on August 25, 1995 on the status of the negotiations. Such meeting was adjourned, however, without any action being taken by the Board because Mr. Florescue had not yet provided the Board with commitment letters from financial institutions with respect to the financing necessary to consummate the Merger.

  On August 26, 1995, the August 25, 1995 meeting was reconvened. Earlier that day, Mr. Florescue provided the Company with commitment letters from Foothill Capital Corporation ("Foothill Capital") and Siena Capital Partners, L.P. ("Siena Capital") to provide to Parent $35.5 million of financing necessary to complete the transaction. Such commitment letters were subject, among other things, to satisfactory completion by such lenders of their due diligence, approval by the credit committees of such lenders (including whether to require participants for up to $10 million of such financing) and execution of definitive agreements. Pursuant to such commitment letters, an additional equity investment by Mr. Florescue of approximately $4.5 million was required, and this equity investment was guaranteed by FFC. See "Source and Amount of Funds" for a description of the terms of financing being pursued by Parent. The Board was informed by its financial and legal advisors as to the terms of the agreement reached by the parties and that Mr. Florescue's final offer was $10.25 per Share in cash. Thereafter, the Board carefully considered the terms of the Merger and, relying on the factors listed below under "Marietta's Reasons for The Merger; Recommendation of Marietta's Board of Directors," voted unanimously to approve the Merger Agreement.

  In a separate agreement, dated August 26, 1995, relating to Mr. Florescue's joining the Board, Mr. Florescue and his affiliates agreed not to increase their ownership of Shares above 14.99% or to commence a tender offer, proxy contest or other similar action, unless consented to by the Board. Such agreement has a term of two years, subject to earlier termination in certain cases.

  On August 27, 1995, the Company announced that it had signed the Merger Agreement.

  On August 29, 1995, Dickstein further amended its Schedule 13D stating that on August 28, 1995 and August 29, 1995 Dickstein and its affiliates had sold 306,000 Shares. On August 30, 1995, Dickstein again amended its Schedule 13D stating that on August 30, 1995 it and its affiliates had sold an additional 61,500 Shares. These sales reduced Dickstein's stake in the Company from approximately 14% to less than 5%. On August 30, 1995, Dickstein announced that, in light of the Merger Agreement, it was withdrawing its slate of nominees for consideration by the Company's shareholders.

  At the Company's 1995 Annual Meeting of Shareholders held on August 31, 1995, the Board's nominees, including Mr. Florescue and Mr. Miersch, were elected to serve as directors of the Company.

  Pursuant to amendments to the Merger Agreement agreed to by Parent, Newco and the Company on November 30, 1995 and January 26, 1996, the termination date of the Merger Agreement was extended from December 31, 1995 to March 15, 1996.

MARIETTA'S REASONS FOR THE MERGER; RECOMMENDATION OF MARIETTA'S BOARD OF
DIRECTORS

  At its August 26, 1995 meeting, the Board, a majority of whose members are outside directors who are not affiliates of Mr. Florescue, unanimously determined that the Merger Agreement was fair to the shareholders of the Company and recommended that such shareholders accept the terms of the Merger and approve and adopt the Merger Agreement.

  The decision by the Board to enter into the Merger Agreement reflected, in part, an assessment of the risks and potential benefits of other strategic and financial alternatives available to the Company as compared with the risks and benefits of a transaction that would offer all shareholders of the Company (other than Parent and its affiliates) the opportunity to receive a premium over the market price for their Shares. In its deliberations, the Board considered a number of factors, including (i) the Board's knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of the Company; (ii) the fact that the offer made by Parent resulted from an extensive, publicly announced sale process for the Company; and (iii) the terms of the Merger Agreement. The Board also believed that the sale process it conducted had allowed for the broadest possible exposure of the Company to potential buyers. As previously disclosed, contact was made with over 100 parties and the Company's management along with Goldman Sachs actively participated in facilitating the sale process. Strategic as well as financial buyers were contacted by Goldman Sachs. The Board noted that during the seven months of publicity concerning a potential transaction involving the Company prior to the execution of the Merger Agreement, no parties other than Parent and Dickstein expressed an interest in acquiring the entire Company. Further, even after the public announcement of the Merger, no third party indicated a bona fide interest with respect to a possible transaction involving the Company. The Board believed that the most accurate indication of the Company's value was its value as a going concern and that the sale process yielded the best indication of the Company's value as a going concern.

  The Board, in agreeing to $10.25 per Share in cash, considered that such price was less than had originally been offered for the Shares under both the Second Dickstein Proposal and the Florescue Proposal. However, the Board determined that in light of the Company's recent financial results and the extensive sales efforts, $10.25 represented a fair price for all shareholders. The Board considered, in particular, the premium which $10.25 in cash represented over the recent price performance of the Shares. Such amount is approximately 28% above the high bid for Shares on January 3, 1995, the day preceding the day on which Dickstein began purchasing Shares in connection with the Dickstein Proposal and approximately 12% above the high bid for Shares on August 25, 1995, the day preceding the day on which the Merger Agreement was approved by the Board.

  The Board believed that the Company's process of exploring financial alternatives yielded the best indication of the Company's value. Given the nature of the Company's assets and business, the Board did not believe that a liquidation of the Company, as opposed to a sale of all or part of the Company as a going concern, would result in shareholder value being maximized. The Board believed that a liquidation of the Company would have resulted in shareholders receiving less than $10.25 per Share.

  The Board also considered (i) the fact that the price of $10.25 per Share will be paid in cash, (ii) the fact that it is a condition to the obligation of the Company to consummate the Merger that it receive an opinion from Goldman Sachs as to the fairness of $10.25 per Share in cash, and (iii) possible alternatives to the Merger, including continuing to operate the Company as an independent public company, initiating a self-tender, as well as the impact, short term and long term, of such alternatives on shareholder value, and determined that the offer made by Parent represented the alternative that would maximize shareholder value. With regard to the possible alternatives considered, the Board believed that it would not be in the best interest of the Company's shareholders to declare a special dividend or conduct a self-tender for its Shares since such alternatives would require the Company to incur significant indebtedness that might weaken the Company's financial position. In addition, in light of the Company's uncertain operating and financial prospects, the Board did not deem it advisable to cause the Company to incur significant debt. Further, the Board was concerned that a special dividend or self-tender would adversely affect the market liquidity of the Shares and could limit institutional research coverage of the Company. Accordingly, in view of the foregoing factors the Board concluded that there could be no assurance that the Company's shareholders would be able to realize any greater value for their Shares in any of the other transactions considered by the Board. See "Special Factors--Background of the Merger" and "--Opinion of Marietta's Financial Advisor."

  In accepting a price of $10.25 per Share pursuant to the Merger Agreement the Board took note of the fact that such price was less than $12.98, the book value per Share at July 1, 1995, the date of the Company's most recent financial statements at the time the Merger Agreement was executed. The Company did not believe that the fact that book value per Share exceeded $10.25 was indicative of an impairment of the Company's assets or that the Company had failed to record additional liabilities. The Board believed, in light of the factors listed above, including the extensive, publicly announced sale process for the Company, the premium that $10.25 represented over the recent price performance of the Shares and the fact that $10.25 resulted from extensive negotiations between the Company and Mr. Florescue, that $10.25 was fair to the shareholders of the Company even though book value per Share exceeded $10.25. The Board believed that the most accurate indication of the Company's value was its going concern value. It believed that the results of the sale process yielded the best indication of the Company's going concern value and achieved the Board's objective of maximizing shareholder value. In light of such factors the Board concluded that variables other than book value were more relevant indications of the value of the Company.

  In connection with the Board's consideration of the Merger Agreement, the Board considered the impact of the "no-solicitation" provision of the Merger Agreement on the Company's ability to negotiate with any third parties who desire to acquire the Company. Although the Merger Agreement prohibits the Company from, among other things, soliciting, encouraging or initiating third-party offers, or furnishing information or engaging in negotiations in connection therewith, the Company is permitted, under certain circumstances, to furnish information to, or participate in negotiations or discussions with, third parties who have made a bona fide proposal, and the Merger Agreement may be terminated by the Board in the event that an offer more favorable than Parent's offer is received from a third-party. See "Certain Terms of the Merger Agreement." In such event, the Company would be required to pay Parent a termination fee of $1,250,000. The Board concluded that since the aggregate amount of such fee was less than 3.5% of the total value of the transaction, such fee was reasonable and not disproportionate to fees payable in comparable transactions of this nature. Further, the Board believed that such fee was not disproportionate to Parent's expenses and that such fee would not preclude a third-party from making an offer that was materially more favorable to the Company's shareholders.

  In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger and the Per Share Price, the Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal weight. As a general matter, the Board believed that the factors discussed above supported its decision to approve the Merger.

  After extensive deliberations and for the foregoing reasons, your Board approved the terms of the Merger and believes that the Merger Agreement is fair to, and in the best interests of, Marietta and its shareholders.

RECOMMENDATION OF MR. FLORESCUE, PARENT AND NEWCO

  Mr. Florescue, Parent and Newco have concluded, based on the factors listed above, that the $10.25 per Share cash consideration proposed to be paid to shareholders (other than Parent and its affiliates) in the Merger is fair to such shareholders. Mr. Florescue, Parent and Newco did not attach relative weights to the specific factors considered in reaching such conclusion as to fairness.

OPINION OF MARIETTA'S FINANCIAL ADVISOR

  The Board retained Goldman Sachs as the Company's exclusive financial advisor. The Board selected Goldman Sachs based on its substantial experience in mergers and acquisitions and in securities valuation generally. The Board believed that it was not necessary to retain an independent advisor to act solely on behalf of unaffiliated shareholders. The Board based its decision on the fact that at all relevant times prior to and after the execution of the Merger Agreement a majority of the Board was composed of outside directors who were not affiliates of Mr. Florescue, and that no director (other than Mr. Florescue) owned in excess of 2% of the issued and outstanding Shares.

  Goldman Sachs assisted the Company in its exploration of financial alternatives, including having contact with over 100 parties.

  Goldman Sachs has delivered to the Board its written opinion, dated the date of this Proxy Statement, to the effect that, based on various considerations and assumptions, $10.25 per Share in cash is fair to the holders of Shares (other than Parent and its affiliates). In its opinion, Goldman Sachs noted that consummation of the Merger is subject to certain conditions, including the securing by Parent of financing necessary to consummate the Merger. The full text of Goldman Sachs' written opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex III and is incorporated by reference herein. HOLDERS OF SHARES ARE URGED TO AND SHOULD READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its written opinion, Goldman Sachs reviewed, among other things, the Merger Agreement; this Proxy Statement; Annual Reports to Shareholders of the Company for the four fiscal years ended October 1, 1994; Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 1995, as amended; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. In addition, Goldman Sachs reviewed the reported price and trading activity for Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty packaging industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

  Goldman Sachs relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for the purposes of its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries nor has Goldman Sachs been furnished with any such evaluation or appraisal.

  The following is a summary of certain of the financial analyses reviewed by Goldman Sachs with the Board on November 27, 1995 and used by it in connection with its written opinion, dated as of the date of this Proxy Statement.

    (I) Analysis of the Per Share Price. Goldman Sachs prepared a financial analysis of the Merger and calculated the aggregate consideration and various financial multiples based upon the cash consideration of $10.25 per Share, using historical results for the Company's fiscal year 1995 and management projections for the Company's fiscal years 1996 and 1997. The multiples of levered aggregate consideration (aggregate consideration plus debt less cash) were as follows: (i) sales--0.5x, 0.4x and 0.4x, for fiscal years 1995, 1996 and 1997, respectively; (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA")--7.7x, 4.0x and 3.7x for fiscal years 1995, 1996 and 1997, respectively; (iii) earnings before interest and taxes ("EBIT")--29.2x, 6.9x and 6.2x for fiscal years 1995, 1996 and 1997, respectively; (iv) earnings per share ("EPS")--39.4x, 11.1x and 10.0x for fiscal years 1995, 1996 and 1997, respectively. For purposes of the foregoing analysis, the multiples for EBITDA, EBIT, and EPS relating to fiscal years 1995 and 1996 exclude certain expenses related to the actions taken by the Company in response to the Dickstein Proposal.

    In addition, Goldman Sachs analyzed the consideration to be received by shareholders (other than Parent and its affiliates) pursuant to the Merger Agreement in relation to the recent price of such Shares. Such analysis indicated that $10.25 per Share represented a premium of 20.6% based on the $8.50 closing price of Shares on November 21, 1995.

    (II) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for the sole publicly traded guest amenity firm identified (Guest Supply, Inc.), selected publicly traded custom packaging companies (AptarGroup, Inc., PCI Services, Inc. and Seda Specialty Packaging Co.), and selected publicly traded personal care companies (Alberto-Culver Company, Colgate-Palmolive Company, The Dial Corp. and Helene Curtis Industries, Inc.) (such companies, collectively, the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to the Company, however, given the Company's specialized operations, no company used in the analysis as a comparison is identical to the Company. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (market value of common equity plus debt less cash) as a multiple of last twelve months ("LTM") sales, as a multiple of LTM EBITDA and as a multiple of LTM EBIT. Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which were 0.7x for Guest Supply, Inc. and ranged from lows of 0.7x and 0.3x to highs of 2.3x and 1.7x, with means of 1.4x and 0.9x for the selected custom packaging and personal care companies, respectively, as compared to 0.4x for the Company based on pre-Dickstein Proposal announcement stock price and operating data (the "pre-announcement data") and as compared to 0.5x for the Company based on the Per Share Price and operating data for the 12 month period ending September 30, 1995 (the "current data"); LTM EBITDA, which were 10.3x for Guest Supply, Inc. and ranged from lows of 5.7x and 4.3x to highs of 7.9x and 11.0x, with means of 7.0x and 7.8x for the selected custom packaging and personal care companies, respectively, as compared to 3.4x for the Company based on pre-announcement data and as compared to 7.6x for the Company based on the current data; and LTM EBIT, which were 14.0x for Guest Supply, Inc. and ranged from lows of 8.8x and 7.7x to highs of 12.9x and 13.5x, with means of 10.9x and 10.6 for the selected custom packaging and personal care companies, respectively, as compared to 6.2x for the Company based on pre-announcement data and as compared to 26.7x for the Company based on the current data. Goldman Sachs also considered for the Selected Companies estimated calendar year 1995 price/earnings ratios (based on IBES estimates), which were 28.4x for Guest Supply, Inc. and ranged from lows of 10.4x and 15.2x to highs of 17.9x and 21.0x, with means of 14.6x and 18.1x for the selected custom packaging and personal care companies, respectively, as compared to 10.6x for the Company based on its pre-announcement stock price and as compared to 13.1x for the Company based on the Per Share Price and estimated calendar year 1996 price/earnings ratios (based on IBES estimates), which were 20.4x for Guest Supply, Inc. and ranged from lows of 9.9x and 12.9x to highs of 15.6x and 16.5x, with means of 12.2x and 14.3x for the selected custom packaging and personal care companies, respectively, as compared to 9.6x for the Company based on its pre-announcement stock price and as compared to 11.9x for the Company based on the Per Share Price. The analysis indicated that in each of the foregoing cases, based on its pre-announcement stock price, the multiples of the Company were at the low end of the range in comparison with those of the Selected Companies and improved, based upon current data, due to the increases in the market value of common equity of the Company after the announcement of the Dickstein Proposal and/or the reduction in operating results for the later 12 month period. Goldman Sachs also considered for the Selected Companies the ratios of estimated calendar year 1996 price/earnings ratio (based on IBES estimates) to IBES Long Term Growth Rates, which were 0.8x for Guest Supply, Inc., 1.0x for the selected custom packaging companies and 1.3x for the selected personal care companies, as compared to 0.8x for the Company based on its pre-announcement stock price and as compared to 1.0x for the Company based on the Per Share Price. Many of the companies analyzed have higher IBES Long Term Growth Rates than the growth projected for the Company by its management. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

    (III) Selected Transaction Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the specialty packaging industry since 1986 (the "Selected Transactions"). Given the Company's specialized operations, no transaction used in the analysis as a comparison is identical to the transaction considered. Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM sales ranged from a low of 0.2x to a high of 1.8x, with a mean of 1.1x and a median of 1.0x, compared to 0.5x for the levered aggregate consideration to be received in the Merger based on sales of the Company for the twelve month period ended September 30, 1995, (ii) levered aggregate consideration as a multiple of LTM EBIT ranged from a low of 3.2x to a high of 28.2x with a mean of 12.4x and a median of 11.6x compared to 29.2x for the levered aggregate consideration to be received in the Merger based on EBIT of the Company for the twelve month period ended September 30, 1995, and (iii) levered aggregate consideration as a multiple of LTM EBITDA ranged from a low of 1.7x to a high of 8.4x with a mean of 6.8x and a median of 7.5x, compared to 7.7x for the levered aggregate consideration to be received in the Merger based on EBITDA of the Company for the twelve month period ended September 30, 1995. The analysis indicated that the price of $10.25 per Share being paid in the Merger was, as a multiple of LTM sales, at the low end of the range and, as a multiple of LTM EBIT and LTM EBITDA, at the high end of the range in comparison with the Selected Transactions.


    (IV) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using projections provided by the management of the Company. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations and taxes. Goldman Sachs aggregated (x) the present value of the projected free cash flows over the five year period from 1996 through 2000 with (y) the present value of the range of terminal values described below. Goldman Sachs calculated the Company's terminal values in the year 2000 based on multiples ranging from 4x to 5x projected 2000 EBITDA. These terminal values as well as the projected cash flows for the years 1996 through 2000 were then discounted to present value using discount rates from 11% to 15%. Based upon the foregoing discounted cash flow analysis, the net present value per Share ranged from $9.17 to $14.57.

    Goldman Sachs also performed a sensitivity analysis on the discounted cash flow analysis. Assuming a fixed terminal value multiple of 5x projected 2000 EBITDA and a 14% discount rate, projected sales growth was varied by a range of (2.0)% to 2.0% and EBIT margins were varied by a range of (3.0)% to 2.0%. Based upon the sensitivity analysis, the net present value per share of Common Stock ranged from $7.43 to $14.26, which compare to the $11.22 value at the illustrative terminal value and discount rate of 5x and 14%, respectively.

    The discounted cash flow analysis is an analysis that should be considered with the recognition that this analysis is most applicable to a strategic/corporate potential acquiror and with the recognition that an acquiror typically would not look to pay the full discounted cash flow valuation of a company. Paying the full valuation would equate to an acquiror transferring full value to selling stockholders while retaining no projected value and full risk for the acquiror's stockholders.

    (V) Leveraged Buyout Analysis. Goldman Sachs performed a leveraged buyout analysis using projections provided by the management of the Company and based upon the cash consideration of $10.25 per share. Coverage ratios, cash available to service principal repayment and equity returns were calculated using a capital structure consisting of $25.0 million in senior debt, $3.2 million in revolving debt and $8.0 million in equity. The coverage ratios, defined as EBITDA less capital expenditures divided by interest expense, were, 1.7x, 2.3x and 3.1x for estimated 1996, 1998 and 2000. Cash available to service principal repayment was $0.0, $0.0 $1.0 and $7.1 for estimated 1996, 1998, 2000 and 2002. Equity returns in estimated 2000 were 34.6% and 42.6% given a 5x EBITDA exit value and a 6x EBITDA exit value, respectively.

  Prior to the foregoing presentation, in late summer of 1995, Goldman Sachs updated a Share repurchase analysis it had earlier prepared (updated for the most recent management projections). The analysis indicated that a repurchase of Shares at a price of $10.25 per Share in varying aggregate amounts of $5.8, $10, $16 and $25 million would result in pro forma projected fiscal 1995 EBIT-Cap Ex Ratios (earnings before interest and taxes, less capital expenditures divided by net interest and other expense) of 2.4, 1.2, 0.7 and 0.4, respectively. In all scenarios based on 1995 projected earnings, the repurchases would have been dilutive and in all scenarios, based on 1996 projected earnings, the repurchases would have been accretive. The above coverage ratios associated with a major Share repurchase program (or, alternatively, payment of a significant special dividend), particularly those ratios associated with the larger transactions, suggest that such transactions would be difficult to finance. Prior to entering into the Merger Agreement, the Board of Marietta concluded that it would be unwise to incur significant amounts of indebtendness to finance a significant Share repurchase or special dividend in light of recent operating results.

  The valuation process is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' analysis. No company or transaction used in the above analyses as a comparison is identical to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' discussion with the Board in connection with the $10.25 in cash to be received by the Company's shareholders (other than Parent and its affiliates) in exchange for each Share pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

  The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs. A copy of the report presented by Goldman Sachs to the Board on November 27, 1995, is available for inspection and copying at the Company's headquarters during regular business hours by any interested shareholder or his designated representative.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

  The terms of the Company's engagement of Goldman Sachs are set forth in a letter agreement, dated January 25, 1995, between Goldman Sachs and the Company (the "Goldman Sachs Engagement Letter"). Pursuant to the terms of the Goldman Sachs Engagement Letter, the Company has paid Goldman Sachs a fee of $250,000 and will pay Goldman Sachs upon consummation of the Merger an additional transaction fee based on the Per Share Price times the number of outstanding Shares and amounts paid to holders of options (the "Aggregate Consideration"). The transaction fee will be 3.75% of the Aggregate Consideration. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, arising in connection with its engagement, and to indemnify Goldman Sachs against certain liabilities relating to or arising out of its engagement, including liabilities under the Federal securities laws.

INTERESTS OF MANAGEMENT OF THE COMPANY

  Under the Merger Agreement, the executive officers and directors of the Company, together with all other shareholders (other than Parent and its affiliates, and shareholders, if any, who exercise their dissenter's rights) will be entitled to receive $10.25 per Share in cash for each Share owned by them. In the aggregate the executive officers and directors of the Company (other than Parent and affiliates of Parent) will receive approximately $1,879,831 in the Merger in exchange for the Shares, options and cash only stock appreciation rights held by such executive officers and directors.

  Certain officers of the Company have entered into employment arrangements with the Company, each of which arrangement may result in certain severance benefits to the relevant officer in the event such officer's employment is terminated for specified reasons, including termination by the Company upon a change of control of the Company. Pursuant to the Merger Agreement, Parent has agreed to cause the Surviving Corporation to honor (without modification) the termination and individual benefit arrangements of such officers the Company and (i) to pay, at the Effective Time, all amounts then owing under such agreements and arrangements as a result of the triggering of "change of control" and other provisions; or (ii) if, subsequent to the Effective Time but prior to the expiration or renewal of any such agreement or arrangement with an executive officer, such executive officer is terminated (other than for cause) or is not employed in a position substantially equivalent to his position at the Effective Time at a location within 25 miles of the location where he performed such duties at the Effective Time, such executive officer shall be entitled to receive all amounts then payable under such agreement as if the "change of control" occasioned by the Merger and the subsequent termination or change in position or location occurred simultaneously.

  Mr. Florescue has indicated that it is his present intention to make available up to 10% of the outstanding common stock of Parent to management of the Surviving Corporation (as defined below); however, no formal arrangements have been made between Parent and any officers of the Company at this time.

PAYMENT FOR SHARES

  It is a condition precedent to the consummation of the Merger that Parent deposit with Continental Stock Transfer & Trust Company (the "Exchange Agent") the cash to which holders of Shares will be entitled at the Effective Time. As soon as practicable after the Effective Time, the Exchange Agent will mail to each such holder of record of Shares at the Effective Time a letter of transmittal to be returned to the Exchange Agent (which will specify that the delivery shall be effected, and the risk of loss shall pass, only upon receipt of such certificates by the Exchange Agent) and instructions for effecting the surrender of certificates for Shares in exchange for $10.25 per Share in cash (without interest thereon). From and after the Effective Time, the shares held by former shareholders of Marietta will represent the right to receive $10.25 per Share in cash but will not represent any equity interest in the Surviving Corporation.

  Upon surrender of a certificate for Shares, together with a duly executed letter of transmittal, the holder thereof will receive in exchange for each Share formerly represented by such certificate $10.25 in cash (without interest thereon). Any cash held by the Exchange Agent that remains unclaimed by shareholders twelve (12) months after the Effective Time will be delivered to the Surviving Corporation, after which time persons entitled thereto may look, subject to applicable abandoned property, escheat and other similar laws, only to the Surviving Corporation for payment thereof, without any interest thereon.

      SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATE WITH THEIR PROXY

SOURCE AND AMOUNT OF FUNDS

 General

  The aggregate consideration payable by Parent pursuant to the Merger and payment of related fees and expenses will be approximately $44,000,000. A substantial portion of such funds will be provided from the proceeds of financing arrangements entered into by Parent. Subsequent to the execution of the Merger Agreement, the Company was advised by Parent that it had determined to pursue financing on terms more favorable than the terms set forth in the commitment letters with Foothill Capital and Siena Capital, copies of which were delivered to the Company on August 26, 1995 prior to the execution of the Merger Agreement. See "Special Factors--Background of the Merger." Parent has further advised the Company that it has received a commitment letter that provides for the issuance by Foothill Capital of a credit facility in an aggregate amount not to exceed $28,500,000 (the "Senior Facility"), including
(i) an accounts receivable subline, an inventory subline, and a letter of credit facility not to exceed the principal amount of $20,000,000 (the "Revolving Credit Facility"), and (ii) a term loan in the aggregate amount of $8,500,000 (the "Term Loan"), provided, however, that Foothill Capital's obligation to provide funds under the Senior Facility in excess of $20,000,000 is subject to a third party senior lender or third party senior lenders agreeing to commit the portion of such funds in excess of $20,000,000. Parent has advised the Company that, subsequent to the issuance of the commitment letter, Parent and Foothill agreed (i) to reduce the total commitment to $26,000,000 (the "Maximum Amount") by reducing the term loan commitment from $8,500,000 to $6,000,000 and (ii) to increase the inventory subline maximum from $8,500,000 to $10,000,000. The closing of the transactions contemplated by the commitment letter from Foothill Capital is subject to certain conditions, including, among others, the execution of documents satisfactory to Foothill Capital and the completion of due diligence by Foothill Capital. Parent has also received a letter that provides for the issuance of subordinated secured debt and warrants to Churchill Capital Partners II, a Minnesota limited partnership ("Churchill") in the aggregate amount of up to $15,000,000 (the "Subordinated Debt"). The closing of the transactions contemplated by the letter from Churchill is subject to certain conditions, including, among others, the preparation, execution and delivery of legal documentation in form and substance satisfactory to Churchill and its counsel and the completion of due diligence by Churchill. The Company has been advised by Foothill Capital and Churchill that their respective due diligence is substantially complete. Parent has advised the Company that it will contribute equity in the aggregate amount of $7,500,000 from a combination of cash and common stock of the Company and certain other consideration agreed to by the lenders.

REVOLVING CREDIT FACILITY

  As part of the Senior Facility, Foothill Capital has agreed to provide the Surviving Corporation with the Revolving Credit Facility in an aggregate amount not to exceed the principal amount of $20,000,000. The Revolving Credit Facility includes an accounts receivable subline, an inventory subline and a letter of credit facility. The Revolving Credit Facility will bear interest at an annual rate equal to one and three-quarters percentage points (1.75%) above the reference rate or prime rate publicly announced by Norwest Bank

Minnesota, National Association (the "Reference Rate"). In no event will the rate of interest charged be less than six percent (6%). The Revolving Credit Facility will expire in five years. Subject to certain agreed upon exceptions, Foothill Capital will be granted a first priority perfected lien and security interest in and to the Surviving Corporation's accounts, chattel paper, contract rights, documents, equipment, fixtures, general intangibles, instruments, inventory, real property, securities, and proceeds of the foregoing and a second lien on the stock of the Surviving Corporation's material subsidiaries with respect to all of Surviving Corporation's present and future obligations to Foothill Capital.

  (a) Accounts Receivable Subline: Foothill Capital will extend the Surviving Corporation credit up to the lesser of (i) $20,000,000, or (ii) up to 85% of eligible accounts receivable of the Surviving Corporation; provided, however, that the credit extended against accounts receivable will be limited to an amount equal to the Surviving Corporation's cash collections for the immediately preceding 60 day period.

  (b) Inventory Subline: Foothill Capital will extend the Surviving Corporation with credit up to the lesser of (i) $10,000,000, or (ii) up to 50% of the lower of cost or market value of eligible inventory; provided, however, that the credit extended against inventory will be limited to the amount of credit availability extended against the accounts receivable as set forth in (a) above. Eligible inventory will exclude slow moving goods or obsolete items, restrictive or custom items, work-in-process, packaging and shipping materials, bill and hold goods, returned or defective goods, "seconds," inventory acquired on consignment and such other inventory reserves as the Foothill Capital deems appropriate.

  (c) Letters of Credit: Under the Revolving Credit Facility, the Surviving Corporation will be entitled to request that Foothill Capital issue letters of credit for the account of the Surviving Corporation ("Letters of Credit") or issue guarantees ("Letter of Credit Guarantees") of payment with respect to letters of credit issued by one or more issuing banks in an aggregate undrawn amount not to exceed $5,000,000. The aggregate undrawn amount of outstanding Letters of Credit and Letter of Credit Guarantees will be reserved against the Revolving Credit Facility.

TERM LOAN

  As part of the Senior Facility, Foothill Capital has also agreed to provide the Surviving Corporation with an aggregate of $6,000,000 principal amount of the Term Loan. The Term Loan will bear interest at an annual rate equal to the Reference Rate plus 2.75%. The Term Loan will mature in five years. Principal and interest on the Term Loan will be payable in 59 installments in amounts to be agreed upon, with the remaining outstanding principal to be due and payable on the fifth anniversary of the issuance of the Term Loan.

SUBORDINATED DEBT

  Parent and Newco have obtained a letter from Churchill to provide the Surviving Corporation with an aggregate of up to $15,000,000 principal amount of the Subordinated Debt. The Subordinated Debt will bear interest at an annual rate of eighteen percent (18%), payable monthly, of which up to four percent (4%) may be deferred for up to four years after the issuance of the Subordinated Debt, subject to monthly compounding at a rate of eighteen percent (18%). The Subordinated Debt will mature eight years after its issuance, with principal to be repaid in equal quarterly installments in years seven and eight. In addition, a percentage to-be-determined of available excess cash will be used to pay down any deferred interest on the Subordinated Debt and may be used under certain circumstances for other purposes. Subject to certain agreed upon exceptions, Churchill will be granted a second security interest on all assets of the Surviving Corporation and its material subsidiaries secured under the Senior Facility and a first security interest in the stock of the Surviving Corporation's material subsidiaries. See "Source and Amount of Funds--General-- Revolving Credit Facility and--Term Loan". In addition, Parent will guarantee payment of the Subordinated Debt on a non-recourse basis and, in connection therewith, will pledge the capital stock of the Surviving Corporation to Churchill.

  In connection with the issuance of the Subordinated Debt, Parent will grant Churchill warrants to acquire eight percent (8%) of the fully-diluted common equity of the Parent for a nominal exercise price.

  There can be no assurance that Parent will be able to consummate the financing transactions discussed above which are necessary to enable Parent to consummate the transactions contemplated by the Merger Agreement.

SOURCES AND USES OF FUNDS

  The sources and uses of the funds constituting the financing and the estimated fees and expenses incurred or to be incurred by the Company, Newco and Parent in connection with the Merger are approximately as follows:

SOURCES OF FUNDS
----------------
Issuance of Subordinated Debt...................................... $15,000,000
Amount available under Revolving Credit Facility...................  14,000,000
Issuance of Term Loan..............................................   6,000,000
Contribution of cash and common stock..............................   7,500,000
Cash on hand.......................................................   8,800,000
                                                                    -----------
Total sources...................................................... $51,300,000
                                                                    ===========
USES OF FUNDS
-------------
Purchase of Company capital stock.................................. $37,300,000
Refinance Company debt.............................................   1,825,000
Post-Merger working capital........................................   7,355,000
Advisory fees(2)...................................................   3,000,000
Bank and Subordinated Debt financing fees and expenses.............     800,000
Legal fees and expenses............................................     750,000
Accounting fees and expenses.......................................     125,000
Commission filing fees.............................................       6,800
Printing and mailing expenses......................................     100,000
Exchange Agent fees and expenses...................................       3,200
Proxy solicitation fees and expenses...............................      10,000
Miscellaneous expenses.............................................      25,000
                                                                    -----------
Total uses......................................................... $51,300,000
                                                                    ===========

--------
(1) Includes payment for all outstanding Shares other than those owned by the Parent or its Affiliates plus payments in settlement of outstanding employee stock options in accordance with the Merger Agreement.
(2) Includes the fees and estimated expenses of Goldman Sachs. See "Certain Terms of the Merger Agreement--Expenses" for a description of certain provisions for the payment of expenses and other fees.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Parent, a corporation controlled by Mr. Florescue, will be, as of the date of the Meeting, the beneficial owner of 314,365 Shares or approximately 8.7% of the outstanding Shares. Newco is a wholly-owned subsidiary of Parent. In light of the fact that Mr. Florescue and a designee of Mr. Florescue, Mr. Charles W. Miersch, serve as directors of the Company (see "Special Factors--Background of the Merger"), Mr. Florescue may be viewed as having a conflict of interest in connection with the Merger. Mr. Florescue has agreed to vote all Shares beneficially owned by him in favor of the Merger Agreement.

  Mr. Florescue has indicated that it is his present intention to make available up to 10% of the outstanding common stock of Parent to management of the Surviving Corporation; however, no formal arrangements have been made between Parent and any officers of the Company at this time.

  As a result of the Merger, the promissory notes issued to the Company by John Nadolski (former chief executive officer and director of the Company) in the amount of $364,500, Chesterfield F. Seibert, Sr. (former chief executive officer and director of the Company) in the amount of $121,500 and Thomas D. Walsh (a director of the Company) in the amount of $121,500, each become immediately due and payable. The Company has been advised by each of such persons that such person's note will be repaid in connection with the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The receipt of $10.25 per Share in cash in exchange for Shares will be a taxable transaction for federal income tax purposes under the Internal Revenue Code (the "Code"), and may also be a taxable transaction under applicable state, local, foreign and other tax laws. The following discussion does not address potential foreign, state, local, and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, and taxpayers subject to the alternative minimum tax.

  In general, a shareholder will recognize gain or loss equal to the difference between the tax basis for Shares held by such shareholder and the amount of cash received in exchange therefor. Such gain or loss will be a capital gain or loss if the holding period for Shares is more than one year. Under current law long-term capital gains recognized by shareholders who are individuals are taxable for federal income tax purposes at a maximum rate of 28% (as compared with a maximum rate of 39.6% on ordinary income). Corporations generally are subject to tax at a maximum rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including the taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

  The foregoing discussion may not be applicable to shareholders who acquired Shares pursuant to the exercise of options or other compensation arrangements or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

  Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of Shares or other payee is entitled pursuant to the Merger Agreement, unless the shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employee identification number, in the case of other holders) and certifies that such number is correct. Each shareholder, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER ON THE DATE OF THE CONSUMMATION OF THE MERGER OR AT THE EFFECTIVE TIME. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

GOVERNMENTAL AND REGULATORY APPROVALS

  The Company is not aware of any approval or other action by any Federal, state or local government authority that would be required for consummation of the Merger. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger will be accounted for by Parent under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Parent in the Merger will be allocated to the Company's assets based on their fair values.

PLANS FOR COMPANY IF MERGER NOT CONSUMMATED

  As consummation of the Merger is subject to fulfillment and satisfaction of certain covenants and conditions, including the Company obtaining shareholder approval and adoption of the Merger, there can be no assurance that the Merger will be consummated. If the Merger is not consummated, the Company currently plans to continue to work to enhance shareholder value by concentrating the Company's resources on its operations and on improving its core businesses and financial results.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

  The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, attached to this Proxy Statement as Annex I and incorporated herein by reference. Certain capitalized terms used in this description and not elsewhere defined are defined in the Merger Agreement and used with the meanings provided therein. See pages 1 through 8 of Annex I.

GENERAL

  As promptly as practicable after the satisfaction or waiver of the conditions to consummating the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with, the relevant provisions of the BCL. Simultaneously therewith, Newco shall merge with and into Marietta and the separate existence of Newco shall thereupon cease and the Company shall continue as the Surviving Corporation. The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the Assets of the Constituent Corporations and to all debts, choses in action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities, obligations and duties of the Constituent Corporations with the effect set forth in Section 906 of the BCL. It is anticipated that, if the Merger Agreement is approved and adopted at the Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Meeting or as soon thereafter as practicable.

MANNER OF CONVERTING SHARES; OPTIONS; SARS

  Promptly after the Effective Time, each Share together with the associated right (the "Right") to purchase shares of Series A Participating Preferred Stock, pursuant to the Rights Agreement, dated as of September 11, 1989, by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, issued and outstanding immediately prior to the Effective Time (other than Shares and Rights (i) owned by Parent or an affiliate of Parent and (ii) owned by holders, if any, who exercise their dissenter's rights) shall be converted into the right to receive $10.25 per Share in cash.

  In order to receive $10.25 per Share in cash, each holder of the Shares will be required to surrender his stock certificate(s) together with a duly executed letter of transmittal, to such bank or trust company designated in a letter of transmittal. Upon receipt of such certificate(s), together with a duly executed letter of transmittal, the Exchange Agent will mail a check to the registered owner or his transferee in an amount equal to $10.25 per Share for each Share represented by such certificate(s), or will otherwise pay such owner or transferee pursuant to his instruction.

  INSTRUCTIONS WITH REGARD TO THE SURRENDER OF STOCK CERTIFICATES, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO SHAREHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME. SHAREHOLDERS SHOULD SURRENDER CERTIFICATES FOR SHARES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATE AT THIS TIME.

  Upon surrender to the Exchange Agent of such certificate(s), together with the properly completed and duly executed letter of transmittal, such certificate(s) will be canceled. If payment is to be made to a person other than the person in whose name the certificate(s) surrendered is registered, it is a condition of payment that the certificate(s) so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay transfer or other taxes required by reason of the payment to a person other than the record holder of the certificate(s) surrendered or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until properly surrendered, such certificate(s) (other than certificates representing Shares held by Dissenting Shareholders) will represent for all purposes the right to receive the consideration provided for in the Merger Agreement, without any interest thereon.

  As a result of the Merger, each option ("Option") which has been granted under the Company's 1986 Incentive Stock Option Plan or 1986 Stock Option Plan (together, the "Option Plans") and which is outstanding at the Effective Time, whether or not then exercisable, will be deemed converted into, and the holder of each such Option will be entitled to receive from the Exchange Agent upon surrender of the Option for cancellation, an amount of cash equal to the product of (i) the positive difference, if any, between $10.25 and the exercise price of each such Option; times (ii) the number of Shares covered by such Option.

  As a result of the Merger, each cash only stock appreciation right ("SAR") which is outstanding at the Effective Time, whether or not then exercisable, will be deemed converted into, and the holder of each such SAR will be entitled to receive from the Exchange Agent upon surrender of such SAR for cancellation, an amount of cash, which in no event shall be more than $630,000, equal to the product of (i) the positive difference, if any, between $10.25 and $7.00; times
(ii) the number of SARs.

MERGER CONSIDERATION

  The total amount of consideration payable in the Merger to shareholders (assuming no Dissenting Shareholders) is approximately $33,644,147 plus approximately $383,676 payable to holders of Options and SARs.

CONDITIONS TO THE MERGER

  Conditions to Parent's and Newco's Obligations. The obligations of Parent and Newco under the Merger Agreement are subject to the satisfaction or waiver, at or before the Closing, of certain conditions, including, without limitation, that (i) the Company shall have obtained and delivered to Parent all required third party consents, except where the failure to obtain such consents would not be reasonably likely, individually or in the aggregate, to result in an adverse change in the financial condition, business or results of operations of the Company or any of its Subsidiaries, which is material to the Company and its Subsidiaries, taken as a whole; (ii) from and after the date of the Merger Agreement, there shall have occurred or be threatened no event relative to the Assets or business of the Company and its Subsidiaries which is reasonably likely, individually or in the aggregate, to result in an adverse change in the financial condition, business or results of operations of the Company or any of its Subsidiaries, which is material to the Company and its Subsidiaries, taken as a whole; (iii) the number of Dissenting Shares, if any, with respect to which the holders thereof shall have properly demanded appraisal in accordance with the BCL before the taking of a vote on the Merger at the Meeting or any adjournment thereof, the holders of which shall not have withdrawn such demand as of the Closing Date, shall not exceed ten percent (10%) of the issued and outstanding Shares entitled to vote thereon; (iv) the Merger Agreement and the Merger shall have been approved and adopted by the holders of sixty-six and two-thirds percent (66 2/3%) of Shares; (v) simultaneously with the Closing, Parent shall have closed the Financing; (vi) there shall not be pending or threatened before any Governmental Authority any action, suit or proceeding which, if adversely determined, would (a) make the purchase by Parent of Shares illegal, (b) require the divestiture by Parent of all or a material portion of the business or Assets of the Surviving Corporation or any of its Subsidiaries as a result of the Merger, (c) impose limitations which adversely affect to a significant extent the ability of the Surviving Corporation to exercise full rights of ownership of the Assets or business of the Company and its Subsidiaries, as currently conducted by the Company, as a result of the transactions contemplated hereby, (d) prevent the consummation of the Merger or
(e) cause the Merger to be rescinded following consummation of the Merger, and no judgment with respect to any of the foregoing shall be in effect; and (vii) Parent shall have received from the Company an audited balance sheet dated as of September 30, 1995, certified by the Company's Accounting Officer and Deloitte & Touche LLP, showing that the Company has (a) at least $27,750,000 in net current assets (consisting of total current assets plus restricted cash and marketable securities plus common stock notes receivable, less current liabilities (other than the current portion of long-term debt)) less an amount, not to exceed $100,000, equal to the out-of-pocket expenses incurred in connection with the completion of a physical inventory and (b) inventory recorded on the books and records of the Company in accordance with GAAP of not more than $14,150,000. In connection with the audit, a physical inventory shall be taken. As of September 30, 1995, the conditions relating to the Company's net current assets and inventory, described in clause (vii) above, have been satisfied.

  Conditions to the Company's Obligations. The obligations of the Company under the Merger Agreement are subject to the satisfaction or waiver, at or before the Closing, of certain conditions, including, without limitation, that, (i) the Company shall have received from Goldman Sachs a favorable opinion as to the fairness of the consideration to be received by the shareholders (other than Parent and its affiliates) in the Merger, a copy of such opinion is attached hereto as Annex III; (ii) there shall not be pending or threatened before any Governmental Authority any action, suit or proceeding which, if adversely determined, would (a) make the purchase by Parent of Shares illegal,
(b) prevent the consummation of the Merger, or (c) cause the Merger to be rescinded following consummation of the Merger, and no Judgment with respect to any of the foregoing shall be in effect; (iii) simultaneously with the Closing, Parent shall have closed the Financing and deposited the proceeds with the Exchange Agent in accordance with the Merger Agreement; and (iv) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by holders of sixty-six and two-thirds percent (66 2/3%) of Shares.

  There can be no assurance that all of the conditions to the Merger will be satisfied or waived.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the Company relating to, among other things, (i) its organization and similar corporate matters, (ii) its capitalization, (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iv) the absence of conflicts, violations and defaults under its certificate of incorporation and bylaws and certain other agreements and documents, (v) required consents and transferability rights under agreements to which the Company is a party, (vi) the documents and reports filed with the Commission and the accuracy of the information contained therein, (vii) the absence of undisclosed liabilities, (viii) absence of specified changes, (ix) taxes, (x) insurance, (xi) contracts, (xii) real property, (xiii) tangible property, (xiv) environmental matters, (xv) intangible and other property,
(xvi) employee benefit matters, (xvii) labor matters, (xviii) customers and suppliers, (xix) accounts receivable, (xx) inventory, (xxi) compliance with laws, (xxii) licenses and permits, (xxiii) legal proceedings, (xxiv) brokers, (xxv) the accuracy of certain other information provided, and (xxvi) books and records.

  The Merger Agreement contains various representations and warranties of Parent and Newco relating to, among other things, (i) each of their respective organizations and similar corporate matters, (ii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters, (iii) the absence of conflicts, violations and defaults under their respective certificates of incorporation and bylaws and certain other agreements and documents, (iv) required consents, (v) the financing needed to consummate the transaction, (vi) legal proceedings, (vii) brokers, and (viii) the accuracy of certain other information provided.

  No person other than the Company, Parent and Newco has any rights or remedies under the Merger Agreement with respect to such representations and warranties. The representations and warranties of the Company, Parent and Newco all expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER; SUPERIOR OFFER

  Pursuant to the Merger Agreement the Company agreed that it shall, and that it shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by the Merger Agreement or as specifically consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), from and after the date of the Merger Agreement until the Closing Date, use all reasonable efforts to preserve its present business organization intact, keep available the services of its present employees, preserve its present relationships with Persons having business dealings with such Company or Subsidiary, operate its business in the ordinary and regular course consistent with its prior practices (including the payment of trade payables and the collection of accounts receivables), maintain its books and records in accordance with good business practice, on a basis consistent with prior practice and in accordance with GAAP, and maintain all insurance, certificates and licenses and permits necessary for the conduct of its business, as currently conducted and as proposed by the Company to be conducted; provided, however, that nothing in the Merger Agreement requires the Company or any of its Subsidiaries to make any payment or incur any obligation which (i) is not in the ordinary course of business or (ii) is inconsistent with its existing policies and practices or the Merger Agreement.

  Pursuant to the Merger Agreement, the Company agreed that, until the Closing Date, except as otherwise expressly contemplated by the Merger Agreement or as otherwise consented to by Parent in writing, it will not, and it will cause each of the Subsidiaries not to: (i) declare, set aside or pay any dividend or other distribution in respect of its capital stock or redeem, purchase or acquire any shares of its capital stock (other than cashless exercises of stock options by employees or directors); (ii) issue any of its capital stock, stock options or rights requiring it to sell or issue any of its capital stock or securities, except for the issuance of Shares upon exercise of outstanding options or stock purchase rights under the Option Plans and the Company's Employee Stock Purchase Plan; (iii) amend its charter or By-laws; (iv) make any capital expenditure or capital commitment, other than those expenditures or commitments made between July 1, 1995 and the Closing Date which do not exceed $2,500,000 in the aggregate; (v) make any change in its business, as currently conducted or as proposed by the Company to be conducted other than in the ordinary course of business; (vi) dispose of any material rights with respect to any intellectual property or intangible property, other than in the ordinary course of business; (vii) change its accounting principles, methods or practices, investment practices, payment and processing practices or policies regarding intercompany transactions, except for such changes as are necessary to conform with GAAP and are disclosed to Parent prior to such change; (viii) hire, or renew any existing contract with, any person as an officer or director; (ix) hire, or renew any existing contract with, any person as a consultant, independent contractor or non-officer employee, if such person would receive pro-rated annual compensation (including salary, fringe benefits and bonuses) in excess of $100,000; (x) incur any obligation (not part of normal, continuing operations, such as payroll and taxes, or in the operation of the Company and its Subsidiaries in the ordinary course of business or the performance of Contracts disclosed in any Schedule to the Merger Agreement) in excess of $100,000 in the aggregate;
(xi) increase, reduce, draw-down or reverse any of its reserves, other than in accordance with GAAP; (xii) settle certain litigations; (xiii) enter into certain material transactions; or (xiv) agree or commit orally or in writing to do any of the foregoing. In addition, neither the Company nor any of its Subsidiaries shall adopt, enter into or amend, or extend by action or inaction, any benefit plan (other than in the ordinary course of business or as required by law).

  Pursuant to the Merger Agreement, Parent has agreed to cause the Surviving Corporation to honor (without modification) the termination agreements and individual benefit arrangements of certain employees of the Company and (i) to pay, at the Effective Time, all amounts then owing under such agreements and arrangements as a result of the triggering of "change of control" and other provisions; or (ii) if, subsequent to the Effective Time but prior to the expiration or renewal of any such agreement or arrangement with an executive officer, such executive officer is terminated (other than for cause) or is not employed in a position substantially equivalent to his position at the Effective Time at a location within 25 miles of the location where he performed such duties at the Effective Time, such executive officer shall be entitled to receive all amounts then payable under such agreement as if the "change of control" occasioned by the Merger and the subsequent termination or change in position or location occurred simultaneously.

  Until the Effective Time or the earlier termination of the Merger Agreement, the Company agreed that it shall not, and the Company agreed to use all reasonable efforts to cause its officers, employees, representatives or agents not to, directly or indirectly, solicit, encourage, initiate, discuss with others or induce the making of any inquiries or proposals for the acquisition of any of the capital stock, Assets (other than in the ordinary course of business) or business of or the merger with, or any similar transaction concerning, the Company, or furnish information to, or engage in negotiations relating to the foregoing or otherwise cooperate in any way with, or accept any proposal relating to the foregoing from, any Person or group other than Parent and its officers, employees, representatives and agents, provided, however, that the Board may furnish or cause to be furnished such information to, and may participate in such discussions or negotiations with, Persons who have made a bona fide proposal if the Board believes, in good faith, after consultation with its financial advisors, that such bona fide proposal is for a transaction more favorable to the Company's shareholders than the transactions contemplated hereby and, in the opinion of outside counsel to the Board, the Board's fiduciary duty under applicable Law requires it to furnish or cause to be furnished such information and/or participate in such discussions or negotiations ("Superior Offer").

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time, whether before or after approval and adoption by the shareholders of the Company or Parent (a) by mutual consent of Parent and the Company; (b) by Parent giving written notice to the Company if, without fault on the part of Parent or its affiliates, the Closing does not occur by March 15, 1996; (c) by Parent or the Company, if any governmental authority shall have enacted, issued, promulgated, enforced or entered any law or judgment which has the effect of prohibiting consummation of the transactions contemplated by the Merger Agreement; (d) by Parent, if without fault on the part of Parent or its affiliates, any of the conditions precedent to Parent's obligations required to have been met (i) are not met within five days of approval and adoption by the shareholders of the Company of the Merger, or (ii) at any time prior to the time in clause (i) hereof become incapable of being met, and such failure has not been waived by Parent or cured by the Company;
(e) by Parent or the Company, if prior to the Closing (i) the Board votes to recommend to the shareholders of the Company a Superior Offer rather than recommending shareholder approval and adoption of the Merger, or (ii) the Board fails to recommend the Merger to the shareholders of the Company in the Proxy Statement, or (iii) the shareholders of the Company fail to approve and adopt the Merger at the Meeting; (f) by the Company giving written notice to Parent if, without fault on the part of the Company or its officers or affiliates, the Closing does not occur by March 15, 1996; (g) by the Company, if without fault on the part of the Company or its affiliates, any of the conditions precedent to the Company's obligations required to have been met (i) are not met within five days of approval and adoption by the shareholders of the Company of the Merger, or (ii) at any time prior to the time in clause (i) hereof become incapable of being met, and such breach or failure has not been waived by the Company or cured by Parent; (h) by the Company, if it does not obtain from Goldman Sachs a favorable opinion as to the fairness of the consideration to be received by the Company's shareholders (other than Parent and its affiliates) in the Merger; or (i) by Parent, if a Change-in-Control shall have occurred.

EFFECT OF TERMINATION OF THE MERGER AGREEMENT

  In the event the Merger Agreement is terminated and such termination is the result of a Payment Event (as defined below), the sole and exclusive right of Parent and its Affiliates shall be the payment by the Company to Parent of a cancellation fee, as specified below.

  A "Payment Event" shall mean the termination of the Merger Agreement as a result of any of the following: 1) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Judgment which has the effect of prohibiting consummation of the Merger as a result of an action or inaction by the Company not directly related to Parent, Newco or their respective Affiliates; 2) certain of the Company's representations shall not be true and correct as of the Closing Date; 3) the Company's representations (x) as to the accuracy of its SEC reports and its financial statements (including the representation that its financial statements have been prepared in accordance with GAAP), (y) as to the absence of undisclosed liabilities or (z) that the Company has not changed its accounting principles, methods or practices or investment practices, including such changes as were necessary to conform with GAAP shall have been breached; 4) the Company's audited balance sheet, dated as of September 30, 1995, (a) does not show that the Company has at least $27,750,000 in net current assets (consisting of total current assets plus restricted cash and marketable securities plus common stock notes receivable, less current liabilities (other than the current portion of long-term debt)) less an amount, not to exceed $100,000, equal to the out-of-pocket expenses incurred in connection with the completion of a physical inventory or
(b) shows that inventory recorded on the books and records of the Company in accordance with GAAP is more than $14,150,000, or holders of more than 10% of the issued and outstanding Shares exercise their dissenter's rights under New York law; 5) the shareholders of the Company fail to approve and adopt the Merger at the Meeting; 6) the Board votes to recommend to the shareholders of the Company a Superior Offer rather than recommending shareholder approval and adoption of the Merger, or the Board fails to recommend the Merger to the shareholders in the Proxy Statement; or 7) the Company does not obtain from Goldman Sachs a favorable opinion as to the fairness of the consideration to be received by the Company's shareholders (other than Parent and its affiliates) in the Merger.

  If the Merger Agreement is terminated as a result of (I) events sets forth in clauses 1-2 above the Company shall pay to Parent an amount equal to $250,000,
(II) events set forth in clauses 3-5 above, the Company shall pay Parent an amount equal to $600,000, and (III) events set forth in clauses 6 or 7 above the Company shall pay to Parent an amount equal to $1,250,000.

  In the event that the transactions contemplated by the Merger Agreement do not occur for any reason or if the Merger Agreement is terminated for any reason, except as otherwise set forth above, the parties will have no remedies against, and will have no liability to, each other or their respective officers, directors, shareholders, partners, representatives or Affiliates.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Pursuant to the Merger Agreement, from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, indemnify, defend and hold harmless in accordance with the Certificate of Incorporation and By-laws of the Company, and subject to the limitations of the BCL, each present and past officer, director, employee, representative or agent (other than Mr. John S. Nadolski and Mr. Thomas J. Blair), of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Surviving Corporation shall advance the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such action; provided, however, that prior to advancement of fees and expenses, the Indemnified Party shall provide an undertaking in form and substance reasonably satisfactory to the Surviving Corporation, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and provided, further, that the Surviving Corporation shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, to do so would be inappropriate due to actual or potential differing interests between or among such parties.

  For a period of six years after the Effective Time, the Surviving Corporation shall not amend the provisions of its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification, except as required by applicable law.

  Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, maintain in effect for the Indemnified Parties for not less than three years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time; provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Indemnified Parties.

  Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in the Merger Agreement.

  The rights of each Indemnified Party shall be in addition to any other rights such Indemnified Party has under the Certificate of Incorporation or By-laws of the Company, under the BCL or otherwise.

AMENDMENT AND MODIFICATION

  The Merger Agreement, including the Schedules thereto, may be amended or modified only by written agreement executed by all parties thereto; provided, however, that after approval and adoption of the Merger Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

WAIVER

  At any time prior to the Closing, each of the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or (iii) waive compliance with any of the covenants, agreements or conditions contained therein. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

EXPENSES

  Except as otherwise specifically provided, the Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

  Pursuant to the terms of the Merger Agreement, under certain circumstances Parent is entitled to payments of up to $1,250,000. A fee of $1,250,000 is payable to Parent if the Merger Agreement is terminated because the Board fails to recommend approval and adoption of the Merger to shareholders, the Board recommends to shareholders an offer which it believes is a superior offer rather than recommending shareholder approval and adoption of the Merger, or the Company fails to obtain a favorable opinion from Goldman Sachs as to the fairness of the Per Share Price to be received by the shareholders (other than Parent and its affiliates) in the Merger. A copy of such opinion is attached hereto as Annex III. A fee of $600,000 is payable to Parent if the Merger Agreement is terminated because the Company breaches certain of its representations in the Merger Agreement, the Company does not meet certain specified levels of net current assets, holders of more than 10% of the issued and outstanding Shares exercise their appraisal rights under the BCL, or shareholders fail to approve and adopt the Merger. A fee of $250,000 is payable to Parent in certain other limited circumstances. In no event shall the Company be obligated to pay more than one of the aforementioned fees. See "Certain Terms of the Merger Agreement--Effect of Termination of the Merger Agreement."

COOPERATION PRIOR TO CLOSING

  Each of the parties to the Merger Agreement has agreed to use all reasonable efforts to take (or cause to be taken) all actions and to do (or cause to be done), and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary to expeditiously consummate the Merger and all transactions contemplated by the Merger Agreement, including obtaining necessary consents and approvals from third parties, defending lawsuits or other proceedings challenging the Merger or related transactions, and executing any additional instruments necessary to consummate the Merger Agreement and related transactions.

                       RIGHTS OF DISSENTING SHAREHOLDERS

  Any holder of Shares who does not wish to accept $10.25 per Share in cash has the right to dissent from approval and adoption of the Merger Agreement and to receive the value in cash of such holder's Shares, provided that such holder strictly complies with the provisions of Section 623 of the BCL.

  The following is a summary of the material statutory procedures to be followed by a holder of Shares in order to dissent from the Merger and perfect dissenters' rights under Section 623. This summary discusses the material provisions of Section 623 but is not intended to be complete and is qualified in its entirety by reference to the text of Section 623, which is included as Annex II hereto. Any shareholder considering exercising dissenters' rights and demanding payment for his Shares is advised to consult legal counsel before the Meeting because the failure to precisely follow all the necessary legal requirements may result in the loss of such dissenters' rights.

  Holders of record of Shares who desire to exercise their dissenters' rights must: (i) not vote in favor of the approval and adoption of the Merger Agreement and (ii) file with the Company written objection to the Merger prior to the Meeting or at the Meeting but prior to the vote on the Merger Agreement. The written objection must state that the shareholder elects to dissent from the Merger, the name and residence address of the shareholder, the number of Shares as to which the shareholder dissents, and a demand for payment of the fair value for Shares if the Merger is consummated. A shareholder may not dissent as to less than all Shares owned beneficially and of record by such shareholder. A fiduciary or nominee that is the record owner of Shares may not dissent, on behalf of any beneficial owner, to less than all Shares of such beneficial owner. Written objection should be filed with the Company at its executive offices as set forth above, Attention:
Secretary. Voting to approve and adopt the Merger Agreement will constitute a waiver of the shareholder's dissenters' rights and will nullify any written objection by the shareholder.

  Within 10 days after approval of the Merger Agreement by its shareholders, the Company shall give written notice to all shareholders who filed written objection and who did not vote in favor of the Merger, that the Merger Agreement was approved and adopted. At the time of filing the notice of election to dissent, or within one month thereafter, a dissenting shareholder must submit the certificates for Shares covered by the dissent to the Company or its transfer agent, Continental Stock Transfer & Trust Company. The Company or its transfer agent will conspicuously note on such certificates that a notice of election to dissent has been filed, and then return the certificates to the shareholder. If a shareholder fails to so submit the certificates for Shares, then at the Company's option exercised within 45 days after the filing of the notice of election to dissent, the shareholder will lose dissenters' rights unless a court determines otherwise upon good cause shown. Any transferee of a stock certificate bearing a notation that the shareholder has exercised dissenters' rights shall acquire no rights in the Surviving Corporation except for the rights held by the dissenting shareholder at the time of transfer.

  Within 15 days after the later of the deadline for the filing of notices of election to dissent or the consummation of the Merger, but in no event later than 90 days after the approval and adoption of the Merger Agreement by the shareholders of the Company, the Surviving Corporation, must make a written offer ("Written Offer") to each shareholder who has elected dissenters' rights to pay a specified price for Shares which the Surviving Corporation considers to be their "fair value." (In the event any shareholder dissents, the Company does not expect the Surviving Corporation to make a Written Offer at a price in excess of $10.25 per Share.) If the shareholder and the Surviving Corporation, do not agree upon a price within 30 days, then the Surviving Corporation must commence a proceeding within 20 days in the New York Supreme Court for the district that includes Cortland, New York for a determination of rights of dissenting shareholders and the fair value of Shares. If the Surviving Corporation fails to institute the proceeding then any dissenting shareholder may institute the proceeding within 30 days after such 20 day period. If such proceeding is not instituted within such 30 day period, all dissenter's rights shall be lost unless the Supreme Court, for just cause shown, shall otherwise direct. The final order of the court shall include an allowance for interest, at such rate as the court finds to be equitable, from the date of the consummation of the Merger to the date of payment, however, if the court finds that the refusal of any dissenting shareholder to accept a written offer to pay was arbitrary, vexatious or not in good faith, no interest shall be allowed to such shareholder.

  Upon consummation of the Merger, any dissenting shareholder will cease to have rights as such except for the right to obtain payment for Shares. A notice of election to dissent may be withdrawn for up to 60 days after consummation of the Merger, provided that the shareholder has not previously accepted an offer of payment. Thereafter, withdrawal can only be upon consent of the Surviving Corporation. If a shareholder dissents, and thereafter the Merger is not consummated, or the election to dissent is withdrawn, or the court determines that the shareholder is not entitled to dissenters' rights or are otherwise lost, then the shareholder will be restored to all rights as a shareholder, without prejudice to any action that may have been taken in the interim.

  As noted, the foregoing summary is qualified in its entirety by reference to
Section 623 of the BCL (see Annex II hereto), and any shareholder who contemplates the exercise of his right to dissent is urged to read the same carefully.

                            MARKET PRICES OF SHARES

  Marietta Stock is traded on the NASDAQ under the symbol "MRTA." The following table sets forth, for the periods indicated, the range of high and low closing prices per Share as reported by the NASDAQ.

                                                                  HIGH    LOW
                                                                  ----    ---
      YEAR ENDED OCTOBER 1, 1994
      First Quarter..............................................  8 1/2   6 1/2
      Second Quarter.............................................  9       6
      Third Quarter..............................................  9 3/8   7 1/2
      Fourth Quarter.............................................  9 1/2   7 1/2
      YEAR ENDED SEPTEMBER 30, 1995
      First Quarter..............................................  8 3/4   6 3/4
      Second Quarter............................................. 11 1/2   7 1/2
      Third Quarter.............................................. 11 1/8   9 1/2
      Fourth Quarter............................................. 10 1/2   7
      YEAR ENDED SEPTEMBER 28, 1996
      First Quarter..............................................  9 1/4   7 3/4

  On August 25, 1995, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sale price per Share as reported by the NASDAQ was $9.00.

  During the Company's last five fiscal years, no dividends have been declared by the Company with respect to Shares. If for any reason the Merger is not consummated, the Company has no intention to pay cash dividends in the foreseeable future. Pursuant to one of the Company's loan agreements, the Company is limited in the amount of cash dividends it may declare to 50% of the Company's cumulative net income for each fiscal year commencing with its 1993 fiscal year.

                     DESCRIPTION OF MARIETTA CAPITAL STOCK

  The authorized capital stock of the Company consists of (a) 10,000,000 Shares and (b) 1,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding. At the Record Date (i) 3,596,049 Shares were issued and outstanding, (ii) 76,218 Shares subject to options to purchase Shares under the Option Plans were issued and outstanding and (iii) 6,886 Shares subject to rights under the Stock Purchase Plan. In addition the Company has issued 90,000 SARs. As of the Record Date, there were approximately 298 record holders of Shares. Pursuant to the Merger each Right shall be cancelled.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  It is expected that representatives of Deloitte & Touche LLP, Marietta's independent public accountants, will be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

                            SHAREHOLDERS' PROPOSALS

  If the Merger is not consummated, any proposals of shareholders of Marietta intended to be presented at the Annual Meeting of Shareholders of Marietta to be held in 1996 must be received by Marietta, no later than April 16, 1996, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The security ownership of certain beneficial owners of five percent (5%) or more of the outstanding Shares and executive officers and directors of the Company as of February 1, 1996, is set forth in the table below.

                                               AMOUNT AND NATURE OF
                                                    BENEFICIAL
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)     OWNERSHIP(2)(3)    PERCENT OF CLASS(3)
     ---------------------------------------   -------------------- -------------------
     Mentor Partners, L.P.(4)..........              357,800                9.8%
      500 Park Avenue
      New York, New York 10022
     Elliot Associates(5)..............              339,425                9.3
      712 Fifth Avenue
      New York, New York 10019
     John S. Nadolski(6)(7)............              330,268                9.1
      3855 Highland Road
      Cortland, New York 13045
     Barry W. Florescue................              314,365                8.6
     Frank Magrone(8)(9)...............               64,468                1.8
     Ronald C. DeMeo(8)(10)............               43,809                1.2
     David P. Hempson(8)(11)...........               37,761                1.0
     Thomas D. Walsh(8)(10)............               24,935                (14)
     Chesterfield F. Seibert Sr.(8)(9).               17,193                (14)
     Robert C. Buhrmaster(10)..........                9,154                (14)
     Philip A. Shager(12)..............                5,358                (14)
     Dominic J. La Rosa(10)............                4,154                (14)
     Stephen D. Tannen(10).............                4,154                (14)
     Charles W. Miersch................                1,000                (14)
     Thomas Fairhurst..................                  568                (14)
     Leonard J. Sichel.................                    0                0.0
     All executive officers and
      directors as a group
      (13
      persons)(7)(8)(9)(10)(11)(12)(13).             526,919               14.4

--------
(1) Unless otherwise indicated address is that of the Company set forth above.
(2) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.
(3) Based on the number of Shares issued and outstanding at, or acquirable within 60 days of, February 1, 1996.
(4) Information as to the holdings of Mentor Partners L.P. ("Mentor"), is based on a report on a Schedule 13D filed on or about August 8, 1995, as amended. Such report was filed with the SEC on behalf of Mentor with respect to Shares owned by Mentor and Mentor Offshore Fund Limited. The general partner of Mentor is WTG & Co., L.P. ("WTG") and the general partner of WTG is D. Tisch & Co., Inc., all of the common stock of which is owned by Daniel R. Tisch.
(5) Information as to the holdings of Elliot Associates, L.P. ("Elliot"), is based upon a report on Amendment No. 2 to Schedule 13D filed on or about July 21, 1995. Such report was filed with the SEC jointly by Elliot, Westgate International, L.P. ("Westgate") and Martley International, Inc. ("Martley"). Paul E. Singer ("Singer") and Braxton Associates, L.P., a New Jersey limited partnership ("Braxton"), which is controlled by Singer, are the general partners of Elliot. Hambledon, Inc., a Cayman Island corporation ("Hambledon"), is the sole general partner of Westgate. Martley is the investment manager for Westgate.
(6) Information as to the holdings of John S. Nadolski is based upon Amendment No. 5, dated February 3, 1994, to a report on Schedule 13G, dated April 28, 1989, filed with the SEC by Mr. Nadolski.

(7) Includes 8,000 Shares held by the two children of Mr. Nadolski, as to which Mr. Nadolski disclaims beneficial ownership.
(8) Includes options to purchase 8,160 Shares granted on February 9, 1989 to each of Messrs. DeMeo, Hempson, Magrone, Seibert and Walsh, all of which are currently exercisable. The exercise price for such Shares exceeds the Per Share Price.
(9) Includes options to purchase 8,308 Shares granted on December 1, 1993, to each of Mr. Magrone and Mr. Seibert, all of which are currently exercisable.
(10) Includes options to purchase 4,154 Shares granted on December 1, 1993, to Messrs. Buhrmaster, DeMeo, LaRosa, Tannen and Walsh, all of which are currently exercisable by each such person.
(11) Includes 400 Shares held by the two children of Mr. Hempson, as to which Mr. Hempson disclaims beneficial ownership, and includes 300 Shares held by Mr. Hempson jointly with his spouse.
(12) Includes options to purchase 5,000 Shares granted on May 10, 1993 to Mr. Shager 3,333 of which are currently exercisable.
(13) Includes Mr. Siebert, who does not presently serve as an executive officer or director of the Company.
(14) Less than 1.0%

                           OTHER RECENT DEVELOPMENTS

  On August 18, 1995 the Company announced that it had consented to a final judgment and order in settlement of a SEC investigation. The Complaint was filed in the United States District Court for the Northern District of New York by the SEC (Civil Action No. 95-CV-1154) against the Company, John S. Nadolski and Thomas J. Blair, former officers and directors of the Company. In the settlement, the Company agreed, without admitting or denying any wrongdoing, to the entry of an order enjoining the Company from violating certain provisions of the Federal securities laws. No monetary damages were paid by the Company in connection with such settlement.

  The complaint by the SEC related to previously reported misstatements in the Company's quarterly and annual financial statements during the Company's 1989 and 1990 fiscal years and in a Registration Statement filed by the Company in 1989 with respect to the sale of 1,400,000 Shares. The misstatements in the Company's financial statements resulted in, among other things, overstatements of the Company's fixed assets, revenue, income and expenses.

                             AVAILABLE INFORMATION

  The Company and Parent have filed with the SEC a Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.

  The Schedule 13E-3 and the respective exhibits thereto, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                   IMPORTANT

   YOUR BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF MARIETTA SHAREHOLDERS TO APPROVE THE MERGER AGREEMENT.

   Your vote is important, regardless of how many Shares you own. The Board urges you to support the Merger Agreement by signing, marking, dating and promptly mailing the enclosed proxy card.

   IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" THE MERGER. YOU SHOULD ALSO SIGN, MARK, DATE AND MAIL YOUR PROXY CARD ONCE YOU RECEIVE IT FROM YOUR BANK OR BROKER TO ENSURE YOUR VOTE IS COUNTED.

   If you have any questions or request assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting your company, toll-free at 1-800-549-6746.

                                                                   ANNEX I
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF AUGUST 26, 1995,

                                 BY AND AMONG

                           BFMA HOLDING CORPORATION,

                         BFMA ACQUISITION CORPORATION

                                      AND

                             MARIETTA CORPORATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
 1.  Definitions......................................................................    1
     1.1Defined Terms.................................................................    1
     1.2Use of Defined Terms..........................................................    8
     1.3Accounting Terms..............................................................    8
     1.4Sections, Exhibits and Schedules..............................................    8
     1.5Miscellaneous Terms...........................................................    8
 2.  Special Meeting; Annual Meeting..................................................    8
     2.1Special Meeting...............................................................    8
     2.2Proxy Statement...............................................................    9
     2.3Company Action................................................................   11
 3.  Merger...........................................................................   11
     3.1Merger........................................................................   11
     3.2Effect of the Merger..........................................................   11
     3.3Effective Time................................................................   11
     3.4Articles of Incorporation and By-Laws of the Surviving Corporation............   12
     3.5Directors and Officers of the Surviving Corporation...........................   12
     3.6Conversion of Shares..........................................................   12
     3.7Dissenting Shares.............................................................   13
     3.8Stock Options and Stock Appreciation Rights...................................   13
     3.9Stock Purchase Plan...........................................................   14
     3.10Repayment of Promissory Notes................................................   14
     3.11Exchange of Certificates.....................................................   14
     3.12The Closing..................................................................   16
 4.  Representations and Warranties of the Company....................................   17
     4.1Organization and Qualification................................................   17
     4.2Capitalization................................................................   17
     4.3Authority Relative to this Agreement..........................................   18
     4.4Compliance....................................................................   18
     4.5Consents; Transferability.....................................................   18
     4.6Commission Filings............................................................   19
     4.7Absence of Undisclosed Liabilities............................................   20
     4.8Absence of Specified Changes..................................................   20
     4.9Taxes.........................................................................   21
     4.10Insurance....................................................................   23
     4.11Contracts....................................................................   24
     4.12Real Property................................................................   25
     4.13Tangible Property............................................................   27
     4.14Environmental Matters........................................................   27
     4.15Intangible and Other Property................................................   29
     4.16Employee Benefit Plans.......................................................   29
     4.17Labor Matters................................................................   31
     4.18Customers and Suppliers......................................................   32
     4.19Inventory....................................................................   32
     4.20Accounts Receivable..........................................................   32
     4.21Compliance With Laws.........................................................   32
     4.22Licenses and Permits.........................................................   33
     4.23Legal Proceedings............................................................   33
     4.24No Brokers...................................................................   34
     4.25Disclosure...................................................................   34

                                                                                        PAGE
                                                                                        ----
     4.26Books and Records............................................................   34
 5.  Representations and Warranties of the Parent and Newco...........................   34
     5.1Organization and Qualification................................................   34
     5.2Authority Relative to this Agreement..........................................   35
     5.3Compliance....................................................................   35
     5.4Consents......................................................................   35
     5.5Financing.....................................................................   35
     5.6Legal Proceedings.............................................................   36
     5.7No Brokers....................................................................   36
     5.8Disclosure....................................................................   36
 6.  Covenants and Other Agreements...................................................   36
     6.1Conduct of Business...........................................................   36
     6.2No Shop; Non-Disclosure.......................................................   38
     6.3Employment Agreements.........................................................   39
     6.4Parent's Access to Information................................................   39
     6.5Consents......................................................................   39
     6.6Notification of Certain Matters...............................................   39
     6.7Action of Shareholders of the Company; Voting and Disposition of the Shares...   40
     6.8Financial Statements..........................................................   40
     6.9Indemnification of Directors and Officers.....................................   40
     6.10Additional Agreements........................................................   41
 7.  Conditions Precedent to the Parent's Obligations.................................   42
     7.1Accuracy of the Company's Representations and Warranties......................   42
     7.2Performance by the Company....................................................   42
     7.3Deliveries By the Companies at Closing........................................   42
     7.4Consents......................................................................   43
     7.5Changes in the Business.......................................................   43
     7.6Dissenting Shares.............................................................   43
     7.7Shareholder Approval..........................................................   44
     7.8Simultaneous Closing..........................................................   44
     7.9Opinion of the Company's Counsel..............................................   44
     7.10Absence of Litigation........................................................   44
     7.11Proceedings and Documents....................................................   44
     7.12Current Assets; Inventory....................................................   44
 8.  Conditions Precedent to the Company's Obligations................................   45
     8.1Accuracy of the Parent's Representations and Warranties.......................   45
     8.2Performance by the Parent.....................................................   45
     8.3Deliveries by the Parent at Closing...........................................   45
     8.4Consents......................................................................   46
     8.5Opinion of the Parent's Counsel...............................................   46
     8.6Fairness Opinion..............................................................   46
     8.7Absence of Litigation.........................................................   46
     8.8Simultaneous Closing..........................................................   46
     8.9Shareholder Approval..........................................................   46
     8.10Proceedings and Documents....................................................   46
 9.  Termination......................................................................   47
     9.1Termination...................................................................   47
     9.2Effect of Termination.........................................................   48
     9.3Termination Payments and Expenses.............................................   48

                                                                                        PAGE
                                                                                        ----
10.  Survival of Representations and Warranties.......................................   49
11.  Miscellaneous....................................................................   50
     11.1 Headings....................................................................   50
     11.2 Notices.....................................................................   50
     11.3 Successors and Assigns......................................................   51
     11.4 Governing Law...............................................................   51
     11.5 Entire Agreement............................................................   51
     11.6 Counterparts................................................................   51
     11.7 Severability................................................................   51
     11.8 No Prejudice................................................................   52
     11.9 No Third Party Beneficiaries................................................   52
     11.10 Amendment and Modification.................................................   52
     11.11 Waiver.....................................................................   52

                                   SCHEDULES

Schedule 4.1  --Organization and Qualification.
Schedule 4.2  --Capitalization.
Schedule 4.4  --Compliance.
Schedule 4.5  --Consents; Transferability.
Schedule 4.7  --Absence of Undisclosed Liabilities.
Schedule 4.8  --Absence of Specified Changes.
Schedule 4.9  --Taxes.
Schedule 4.10
              --Insurance.
Schedule 4.11
              --Contracts.
Schedule 4.12
              --Real Property.
Schedule 4.13
              --Tangible Property.
Schedule 4.14
              --Environmental Matters.
Schedule 4.15
              --Intangible and Other Property.
Schedule 4.16
              --Employee Benefit Plans.
Schedule 4.17
              --Labor Matters.
Schedule 4.18
              --Customers and Suppliers.
Schedule 4.22
              --Licenses and Permits.
Schedule 4.23
              --Legal Proceedings.
Schedule 5.3
              --Compliance.
Schedule 5.4
              --Consents.
Schedule 5.7
              --No Brokers.
Schedule 6.1
              --Conduct of Business.
Schedule
 6.3(b)       --Individual Employment Agreements.

                                    EXHIBITS

Exhibit A --Form of Certificate of Merger

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of August 26, 1995, by and among BFMA Holding Corporation, a Delaware corporation (the "Parent"), BFMA Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of the Parent ("Newco"), and Marietta Corporation, a New York corporation (the "Company").

  WHEREAS, the respective Boards of Directors of the Parent, Newco and the Company desire to effect, and have approved on the terms and subject to the conditions of this Agreement, a business combination of the Company and Parent in which Newco will merge with and into the Company (such merger being referred to herein as the "Merger"), pursuant to which among other things, the holders of the then outstanding shares of the common stock, $.01 par value (the "Shares"), of the Company, and the holders of the then outstanding stock options of the Company exercisable or convertible into Shares, will receive a price of $10.25 per Share, on a fully-diluted basis (and, in the case of options, $10.25 per Share into which such options are convertible or exercisable, less any exercise price or other payments payable by the holders thereof to the Company), in cash without interest (the "Per Share Price");

  WHEREAS, the respective Boards of Directors of the Parent, Newco and the Company have duly approved the Merger and the Company's Board of Directors has resolved to recommend its acceptance by the Company's shareholders.

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

  1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

    Action: Defined in Section 6.9.

    Affiliate: With respect to any Person, any director or executive officer of such Person or any of its Subsidiaries and any member of the immediate family of any such director or officer and any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or any of its Subsidiaries.

    Affiliate Contracts: Defined in Section 4.17.

    Agreement: This Agreement and Plan of Merger, including the Exhibits and Schedules annexed hereto.

    Assets: All Intangible and Other Property, Tangible Property and Real Property.

    BCL: The New York Business Corporation Law, as amended.

    Benefit Plans: Defined in Section 4.16.

    best knowledge or knowledge: When modifying a representation and warranty made by a Person under this Agreement as to the existence or non-existence of any fact or situation described therein, that the appropriate Responsible Official of such Person has actual knowledge or has made reasonable inquiry in determining the existence or non-existence of such fact or situation as of the date such representation and warranty is made or deemed made except in any representation or warranty wherein knowledge is stated to be without due inquiry.

    Business Day: Any day of the year on which banks are not required or authorized to be closed in the State of New York.

    CERCLA: The Comprehensive Environmental Response Compensation and Liability Act, as amended, and the rules and regulations promulgated thereunder.

    Certificates: Defined in Section 3.11.

    Change-in-Control: A Change-in-Control shall be deemed to have occurred if a proxy contest for the election of directors of the Company results in the persons constituting the Company Board immediately prior to the initiation of such proxy contest ceasing to constitute a majority of the Company Board upon the conclusion of such proxy contest.

    Closing: Defined in Section 3.12.

    Closing Date: Defined in Section 3.12.

    Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    Commission: The Securities and Exchange Commission.

    Commission Filings: Defined in Section 4.6.

    Company: Defined in the prologue to this Agreement.

    Company Board: The Board of Directors of the Company.

    Company's Counsel: The law firm of Rubin Baum Levin Constant & Friedman.

    Company Group Member: The Company, its subsidiaries and its predecessors and (i) each Person that is or was at any time within the preceding five
  (5) Benefit Plan years a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, its subsidiaries or its predecessors, (ii) each trade or business, whether or not incorporated, that is or was at any time within the preceding five (5) Benefit Plan years under common control (within the meaning of Section 414(c) of the Code) with the Company, its subsidiaries or its predecessors, and (iii) each trade or business, whether or not incorporated, that is or was at any time within the preceding five (5) Benefit Plan years a member of the same affiliated service group (within the meaning of Sections 414(m) and (o) of the Code) as the Company, its subsidiaries or its predecessors.

    Consents: All governmental and third party consents, permits, approvals, orders, authorizations, qualifications, and waivers necessary for the consummation of the transactions contemplated by this Agreement or that thereafter may be necessary for the Surviving Corporation or its subsidiaries to continue to have the same interest as the interest of the Company and its Subsidiaries immediately prior to the Effective Time in any Contract, License and Permit or other license, permit, approval, order, authorization, qualification or waiver.

    Constituent Corporations: Defined in Section 3.1.

    Contract: Any contract, agreement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other similar document or agreement, whether written or oral.

    Dissenting Shares: Defined in Section 3.7.

    Dollars or "$": The legal currency of the United States of America.

    Effective Time: Defined in Section 3.3.

    Environmental Claim: With respect to any Person, any written notice, claim or demand by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of hazardous materials or arising from alleged injury or threat of injury to health, safety or the environment.

    Environmental Laws: Any Laws relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

    ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

    Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    Fairness Opinion: Defined in Section 8.6.

    Exchange Agent: Defined in Section 3.11.

    Financing: Defined in Section 5.5.

    GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis and consistent with past practices.

    Governmental Authority: Any United States or foreign governmental authority, including all agencies, bureaus, commissions, authorities or bodies of the federal government or any state, county, municipal or local government, including any court, judge, justice or magistrate.

    Hazardous Materials: Any pollutants, hazardous or toxic materials, substances or wastes, including: petroleum and petroleum products and derivatives; asbestos; radon; polychlorinated bi-phenyls; urea-formaldehyde foam insulation; explosives; radioactive materials; laboratory wastes and medical wastes; and any chemicals, materials or substances designated or regulated as hazardous or as toxic substances, materials, or wastes, or otherwise regulated, under any Environmental Law.

    Indemnified Party: Defined in Section 6.9.

    Indemnified Parties: Defined in Section 6.9.

    Insurance: Defined in Section 4.10.

    Intangible and Other Property: All Contracts, certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts receivable, notes receivable, Intellectual Property, Software, prepaid expenses, acquisition costs and other intangible property of any nature owned, leased, licensed, used or held for use, directly or indirectly, by, on behalf of or for the account of a Person.

    Intellectual Property: All patents, trademarks, trademark rights, trade names, product designations, service marks, copyrights, and applications for any of the foregoing, used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of a Person.

    Judgment: Any judgment, writ, order, injunction, determination, award or decree of or by any Governmental Authority.

    Law: Any statute, ordinance, code, rule, regulation, order or other law enacted, adopted, promulgated or applied by any Governmental Authority.

    Licenses and Permits: All licenses, permits, certificates, approvals, franchises, registrations, accreditations or authorizations (i) required by Law or (ii) issued to the Company or any of its Subsidiaries by a Governmental Authority and used in their respective businesses, as currently conducted.

    Lien: Any security agreement, financing statement (whether or not filed), security or other like interest, conditional sale or other title retention agreement, lease or consignment or bailment given for security purposes, lien, mortgage, deed of trust, indenture, pledge, constructive or other trust or attachment.

    Material Adverse Effect: An adverse change in the financial condition, business or results of operations of the Company or any of its Subsidiaries, or the Parent or Newco, as the case may be, which is material to the Company and its Subsidiaries, taken as a whole, or Parent and Newco, taken as a whole, as the case may be.

    Merger: Defined in the prologue of this Agreement.

    Nadolski Note: Defined in Section 3.10.

    Newco: Defined in the prologue of this Agreement.

    NPL: The National Priorities List under CERCLA.

    Option: Defined in Section 3.8.

    Option Plans: Defined in Section 3.8.

    Other Filings: Defined in Section 2.2.

    Parent: Defined in the prologue of this Agreement.

    Parent's Counsel: The law firm of Shereff, Friedman, Hoffman & Goodman,
  LLP.

    Payment Event: Defined in Section 9.3(b).

    Permitted Liens: Includes liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar persons incurred by the Company in the ordinary course of business which secure its obligations to such person, liens (excluding environmental liens) securing taxes, assessments or governmental charges or levies not yet due, liens (excluding environmental liens) securing taxes, assessments or government charges or levies that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided, and liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits; provided, however, that the Company is not in default with respect to any payment obligation with respect thereto; provided further, however, that all such liens individually or in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

    Per Share Price: Defined in the prologue of this Agreement.

    Person: Any individual, trustee, corporation, general or limited partnership, limited liability partnership, limited liability company, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind or nature whatsoever.

    Proxy Statement: Defined in Section 2.2.

    Real Property: All realty, fixtures, easements, rights-of-way and other interests (excluding Tangible Property) in real property, buildings, improvements and construction-in-progress.

    Responsible Official: With respect to any particular representation or warranty of the Company or any of its Subsidiaries, the corporate officer of the Company or a Subsidiary of the Company who, because of his management and supervisory positions, is informed of the business and affairs of the Company or such Subsidiary and, as a result, is suited to make such representation and warranty of the Company set forth in this Agreement.

    Returns: All returns, declarations and reports filed with a taxing authority and all information returns and statements of any kind or nature whatsoever filed with a taxing authority.

    Rights: Defined in Section 3.6.

    SARs: Defined in Section 3.8.

    Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    Seibert Note: Defined in Section 3.10.

    Shares: Defined in the prologue of this Agreement.

    Software: All electronic data processing systems, information systems, computer software programs, program specifications, designs, charts, procedures, input data, routines, data bases, report layouts, formats, record file layouts, written manifestations (in both source code and object code form), diagrams, functional specifications, narrative descriptions and flow charts, and other related material, used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of a Person.

    Special Meeting: Defined in Section 2.1.

    Stock Purchase Plan: Defined in Section 3.9.

    Subsidiary: With respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the issued and outstanding stock or equivalent thereof having ordinary voting power is owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries or which a Person otherwise has the power to control the management thereof.

    Superior Offer: Defined in Section 6.2.

    Surviving Corporation: Defined in Section 3.1.

    Tangible Property: All cash, furnishings, machinery, equipment, computer systems (hardware only), supplies, inventories, vehicles, books and records and other tangible property and facilities of any kind or nature whatsoever.

    Taxes: All foreign, federal, state, county, local, municipal and other taxes, levies, impositions, deductions, charges and withholdings, including income, employment, property, ad valorem, sales and use taxes, and shall include any interest, penalties or additions thereto.

    Termination Agreements: Defined in Section 4.17.

    Walsh Note: Defined in Section 3.10.

  1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

  1.3 Accounting Terms. All accounting terms not otherwise defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP, except as expressly permitted by this Agreement.

  1.4 Sections, Exhibits and Schedules. References in this Agreement to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of and to this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated herein by this reference as if fully set forth herein.

  1.5 Miscellaneous Terms. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

2. SPECIAL MEETING; ANNUAL MEETING.

  2.1 Special Meeting. In order to consummate the Merger, the Company, acting through the Company Board, in accordance with applicable Law, at the earliest practicable date, shall duly call, give notice of, convene and hold a special meeting of shareholders of the Company (the "Special Meeting") for the purpose of considering, adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

  2.2 Proxy Statement.

  (a) Subject to the terms and conditions of this Agreement, at the earliest practicable date after the date hereof, the Company shall prepare and, subject to the review and, with respect to information relating to the Parent, Newco, their respective Affiliates or the operation of the Company after the Effective Time, approval of the Parent (which review and approval shall not be unreasonably withheld or delayed), file with the Commission the Proxy Statement of the Company for the Special Meeting. Subject to the terms and conditions of this Agreement, the Company shall use all reasonable efforts to have the Proxy Statement cleared for mailing by the Commission. Subject to the terms and conditions of this Agreement, promptly after the Commission has approved the Proxy Statement for distribution to the shareholders of the Company, the Company will mail the Proxy Statement to the shareholders of the Company entitled to receive it, and will otherwise comply in all material respects with all applicable legal requirements in connection with the vote of shareholders at the Special Meeting. The term "Proxy Statement" as used herein shall mean the proxy statement of the Company for the Special Meeting at the time it is initially mailed, and all amendments or supplements thereto, if any, similarly filed and mailed. Subject to the terms and conditions of this Agreement, the Proxy Statement shall contain the recommendation of the Company Board in favor of this Agreement and the Merger and the recommendation that the shareholders of the Company vote for the adoption and approval of this Agreement and the Merger. Subject to the terms and conditions of this Agreement, the Company shall use all reasonable efforts to solicit proxies in connection with the vote of shareholders with respect to the Merger and the Company shall solicit such proxies in favor of the adoption and approval of this Agreement and the Merger.

  (b) The Parent and Newco shall, and shall cause their respective Affiliates to, promptly furnish all information, and take such other actions, as may reasonably be requested by the Company in connection with the actions contemplated by this Section 2.2. The Proxy Statement, on the date filed with the Commission and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any information supplied by the Parent or Newco, or their respective Affiliates, for inclusion in the Proxy Statement or, with respect to information relating to the Parent, Newco, their respective Affiliates or the operation of the Company after the Effective Time, approved by the Parent for inclusion in the Proxy Statement; provided further, however, that Parent and Newco make no representation or warranty as to any information not supplied or approved by them for inclusion in the Proxy Statement. The Parent and Newco represent and warrant that the information to be supplied or approved by them for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company (and the Parent and Newco, with respect to information supplied by them for use in the Proxy Statement) agrees promptly, and Parent and Newco shall cause their respective Affiliates, to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the Commission and mailed to the Company's shareholders to the extent required by applicable federal securities Laws.

  (c) As soon as practicable after the date hereof, the Company shall promptly and properly prepare and file any other filings of the Company required under the Exchange Act or any other federal or state securities

Laws relating to the Merger and the transactions contemplated hereby (the "Other Filings"), subject to review and, with respect to information relating to the Parent, Newco, their respective Affiliates or the operation of the Company after the Effective Time, approval of the Parent (which review and approval shall not be unreasonably withheld or delayed). The Other Filings, on the date filed, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any information supplied by the Parent or Newco, or their respective Affiliates, for inclusion in the Other Filings or, with respect to information relating to the Parent, Newco, their respective Affiliates or the operation of the Company after the Effective Time, approved by the Parent for inclusion in the Other Filings; provided further, however, that Parent and Newco make no representation or warranty as to any information not supplied or approved by them for inclusion in the Other Filings. The Parent and Newco represent and warrant that the information to be supplied by them for inclusion in the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company (and the Parent or Newco, or their respective Affiliates, with respect to information supplied by them for use in the Other Filings) agrees promptly, and Parent and Newco shall cause their respective Affiliates, to correct the Other Filings if and to the extent that any of them shall have become false or misleading in any material respect.

  (d) The Company shall notify the Parent promptly of the receipt by the Company of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or by the Commission or any other Governmental Authority with respect to any Other Filing or for additional information and will supply the Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission or the members of its staff or any other appropriate Governmental Authority, on the other hand, with respect to the Proxy Statement and any Other Filings. The Company shall use all reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Filings. After the review and, with respect to information relating to the Parent, Newco, their respective Affiliates or the operation of the Company after the Effective Time, approval of the Parent (which review and approval shall not be unreasonably withheld or delayed), the Company shall use all reasonable efforts to respond promptly to any comments made by the Commission or any other Governmental Authority with respect to the Proxy Statement and any Other Filing and any preliminary version thereof and cause the Proxy Statement and related form of proxy to be mailed to its shareholders at the earliest practicable date after clearance of the Proxy Statement by the Commission; provided, however, that the Company shall not be required to cause the Proxy Statement and the related form of proxy to be mailed until such time as all of the conditions to closing relating to the Financing, other than the completion of definitive documents, have been satisfied.

  2.3 Company Action. The Company represents that the Company Board has duly adopted and approved the execution of this Agreement, including the Merger, and resolved to recommend the adoption and approval of the Merger by the Company's shareholders.

3. MERGER.

  3.1 Merger. At the Effective Time and subject to the terms and conditions of this Agreement and the provisions of the BCL, the separate existence of Newco shall thereupon cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Newco and the Company are sometimes hereinafter referred to collectively as the "Constituent Corporations."

  3.2 Effect of the Merger. The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the Assets of the Constituent Corporations and to all debts, choses in action and other interests due or belonging to the Constituent

Corporations and shall be subject to, and responsible for, all the debts, liabilities, obligations and duties of the Constituent Corporations with the effect set forth in Section 906 of the BCL.

  3.3 Effective Time. Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable after the satisfaction or waiver of the conditions of this Agreement by duly filing an appropriate Certificate of Merger in such form as is required by, and executed in accordance with, the relevant provision of the BCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of New York in accordance with the BCL or at such later time as is specified in the Certificate of Merger (the "Effective Time").

  3.4 Articles of Incorporation and By-Laws of the Surviving Corporation.

  (a) At the Effective Time and without any further action on the part of the Company or Newco, the Articles of Incorporation of Newco, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

  (b) At the Effective Time and without further action on the part of the Company or Newco, the By-laws of Newco, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation.

  3.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their successors shall be duly elected or appointed and shall duly qualified. At the Effective Time, the officers of the Surviving Corporation shall consist of the Persons designated in writing by the Parent prior to the Closing who shall hold the positions designated by the Parent, which officers shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

  3.6 Conversion of Shares. At the Effective Time and by virtue of the Merger and without any action on the part of the holders thereof:

    (a) Each Share together with the associated right to purchase shares of Series A Participating Preferred Stock (each a "Right"), pursuant to the Rights Agreement, dated as of September 11, 1989 by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, issued and outstanding immediately prior to the Effective Time (other than Shares and Rights owned by Parent and Shares to be cancelled pursuant to subparagraph
  (b) below, Dissenting Shares and Shares as outlined in Section 3.10 hereof) shall be converted into the right to receive the Per Share Price.

    (b) Each Share (together with the associated Right) held in the treasury of the Company and each Share (together with the associated Right) owned by the Company, or by any direct or indirect Subsidiary of the Company, shall be cancelled and retired without payment of any consideration therefor.

    (c) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  3.7 Dissenting Shares.

  (a) Notwithstanding the provisions of Section 3.6 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and are held by shareholders who have not voted such Shares in favor of the approval and adoption of this Agreement and who shall have properly demanded appraisal of such Shares in accordance with the BCL (the "Dissenting Shares") shall not be converted into the right to receive the Per Share Price at or after the Effective Time, unless and until the holder of such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment under the BCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall be converted into and represent solely the right to receive the Per Share Price, without any interest thereon, as provided in Section 3.6 hereof.

  (b) The Company shall give the Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 910 (or any successor or replacement) of the BCL which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of the Parent, settle or offer to settle any such demands.

  3.8 Stock Options and Stock Appreciation Rights.

  (a) As a result of the Merger, each option ("Option") which has been granted under the Company's 1986 Incentive Stock Option Plan or 1986 Stock Option Plan (together, the "Option Plans") and which is outstanding at the Effective Time, whether or not then exercisable, will be deemed converted into, and the holder of each such Option will be entitled to receive from the Exchange Agent upon surrender of the Option for cancellation, an amount of cash equal to the product of the following:

    (i) the positive difference, if any, between the Per Share Price and the exercise price of each such Option; times

    (ii) the number of Shares covered by such Option.

  (b) As a result of the Merger, each Stock Appreciation Right ("SAR") which is outstanding at the Effective Time, whether or not then exercisable, will be deemed converted into, and the holder of each such SAR will be entitled to receive from the Exchange Agent upon surrender of such SAR for cancellation, an amount of cash, which in no event shall be more than $630,000, equal to the product of the following:

    (i) the positive difference, if any, between the Per Share Price and $7.00; times

    (ii) the number of SARs.

  3.9 Stock Purchase Plan. As a result of the Merger, the Company's 1986 Employee Stock Purchase Plan (the "Stock Purchase Plan") and the current offering period thereunder (the "Offering Period") which commenced on April 1, 1995 and is scheduled to terminate on March 31, 1996 (the "Scheduled Termination Date"), shall terminate, and each then participant in the Offering Period shall be entitled to receive from the Exchange Agent, at the Effective Time, an amount of cash equal to the difference between (a) the product of the following:

    (i) the Per Share Price, times

    (ii) the number of Shares which would have been issued to such participant had such participant continued participation in the Offering Period through the Scheduled Termination Date; and

  (b) the amount remaining to be deducted from the participant's compensation subsequent to the Effective Time in accordance with the provisions of the Stock Purchase Plan had such participant continued participating in the Offering Period through the Scheduled Termination Date.

  3.10 Repayment of Promissory Notes. As a result of the Merger and the transactions contemplated thereby, the promissory notes issued to the Company by each of John Nadolski in the amount of $364,500 (the "Nadolski Note"), Chester F. Seibert, Sr. in the amount of $121,500 (the "Seibert Note") and Thomas D. Walsh in the amount of $121,500 (the "Walsh Note") each become immediately due and payable.

  3.11 Exchange of Certificates.

  (a) Prior to the Effective Time, the Parent shall designate a bank or trust company located in the United States with assets in excess of $500,000,000 and reasonably satisfactory to the Company (the

"Exchange Agent") to act as exchange agent in effecting the exchange, for the Per Share Price multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 3.6. Upon the surrender of each Certificate and a properly executed letter of transmittal and any other required documents and the issuance and delivery by the Exchange Agent of the Per Share Price in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by the Parent or the Company or any direct or indirect subsidiary of the Parent or the Company, Dissenting Shares and Shares governed by the provisions of Section 3.10) shall represent solely the right to receive the total Per Share Price multiplied by the number of Shares represented by such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the total Per Share Price without any interest thereon. If any cash is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the Person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Certificate surrendered, or such Person shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for the Per Share Price delivered to a public official pursuant to applicable abandoned property, escheat and similar Laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Parent may reasonably require as an indemnity against any claim that may be made against the Parent or the Surviving Corporation with respect to such Certificate, the Parent shall cause the Exchange Agent to issue, in exchange for such Certificate, the Per Share Price payable in respect thereof pursuant to this Agreement.

  (b) Simultaneously with the Closing, the Exchange Agent shall be provided with an amount in cash (which amount shall not be more than the amount of cash and cash equivalents on the consolidated financial statements of the Company on such date, less amounts held by the Company or any Subsidiary in escrow or in trust for Persons (including, without limitation, sales, accrued payroll, use and withholding Taxes)) designated by the Parent in writing prior to the Closing to allow for cash payments pursuant to Section 3.6 hereof (which amount shall also take into account the Company's cash needs in the short term), which cash shall be deposited with the Exchange Agent in trust for the benefit of holders of the Shares and shall not be used for any purpose except as set forth in this Agreement. Simultaneously with the Closing, the Parent shall, or shall cause Newco to, provide the Exchange Agent with sufficient cash (after taking into account the cash to be provided by the Company pursuant to the prior sentence) to pay in full the balance of cash payments pursuant to Sections 3.6,
3.8 and 3.9 hereof, which cash shall be deposited with the Exchange Agent in trust for the benefit of holders of the Shares, the Options and the SARs and shall not be used for any purpose except as set forth in this Agreement.

  (c) Promptly following the date which is twelve (12) months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the Per Share Price, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Law. If any Certificates representing Shares entitled to payment pursuant to Section 3.6 shall not have been surrendered for such payment prior to the third anniversary of the Effective Time (or prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Authority) the consideration payable in respect of such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

  (d) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instruction in form and substance reasonably acceptable to the Parent and the Company, for use in surrendering such Certificates and receiving the Per Share Price therefor.

  (e) At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company except for the right to surrender such Certificates in exchange for the Per Share Price or to perfect their right to receive payment for their Shares pursuant to the BCL and Section
3.6 hereof, and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Per Share Price, as provided in Section 3.6 hereof, subject to applicable Law and the provisions of this Agreement in the case of Dissenting Shares.

  3.12 The Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of this Agreement and the transactions contemplated hereunder (except for the filing of the Certificate of Merger with the Secretary of State of the State of New York, which shall take place at the offices of the Secretary of State of the State of New York) shall take place at the offices of Shereff, Friedman, Hoffman & Goodman, LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on the date which is three (3) Business Days after the satisfaction or waiver of all conditions to consummation of the transactions contemplated hereby or at such other time and place as the Company and the Parent shall mutually agree in writing (the day on which the Closing takes place is referred to herein as the "Closing Date").

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

  The Company hereby represents and warrants to the Parent and Newco as follows:

  4.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and the Company and the Subsidiaries have the requisite corporate power to own their respective properties and carry on their respective businesses as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that such failures to so qualify are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. An accurate, correct and complete list, as of the date hereof, of all of the Subsidiaries of the Company, the percentage owned by the Company and their jurisdictions of incorporation is set forth in Schedule 4.1 annexed hereto. Other than the Subsidiaries and Persons set forth in Schedule 4.1 annexed hereto and Persons whose stock, bonds or other equity rights are held by the Company or any of its Subsidiaries as an investment of cash, neither the Company nor any of its Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation in, any Person.

  4.2 Capitalization. The authorized capital stock of the Company consists of
(a) 10,000,000 Shares and (b) 1,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding. As of the date hereof, (i) 3,596,049 Shares were issued and outstanding, (ii) 90,000 Shares subject to SARs were issued and outstanding, (iii) 76,218 Shares subject to options to purchase Shares under the Option Plans were issued and outstanding and (iv) 6,886 Shares subject to rights under the Stock Purchase Plan (a correct and complete list of such options, including their respective exercise prices, is set forth in Schedule 4.2 annexed hereto). Except as set forth in Schedule 4.2 annexed hereto and reflected in the prior sentence, there are no options, warrants or other rights, agreements or commitments obligating the Company to issue any shares of its capital stock or securities convertible into its capital stock. On the Closing Date, no more than 3,686,158 Shares, calculated on a fully-diluted basis, will be issued and outstanding. All Shares outstanding on the date hereof are, and all Shares subject to issuance upon exercise or vesting of any options or restricted stock rights, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is owned by the Company, free and clear of any Lien. There are no existing options, warrants or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary.

  4.3 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (except for the need to obtain the affirmative vote of the Company's shareholders for the transactions contemplated hereby). This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the Parent and Newco, this Agreement constitutes the valid and binding agreement of the Company enforceable in accordance with its terms except as may be limited by bankruptcy, moratorium and insolvency Laws and other Laws affecting the rights of creditors' generally and except as may be limited by the availability of equitable remedies.

  4.4 Compliance. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will
(i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) the charter or By-laws of the Company or any of its Subsidiaries, or (y) any Contracts to which the Company or any of its Subsidiaries is a party or to which any of them or any of their respective Assets is subject; or (ii) violate any Judgment applicable to the Company or any of its Subsidiaries or any of their respective Assets, except for, in the case of each of clauses (i)(y) and (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens (A) which are set forth in Schedule 4.4 annexed hereto (or which arise between the date hereof and the Closing) and (B) which are not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 4.4 annexed hereto), to have a Material Adverse Effect.

  4.5 Consents; Transferability.

  (a) Other than (i) in connection with or in compliance with the Exchange Act,
(ii) as set forth in Schedule 4.5 annexed hereto or (iii) in connection with obtaining the adoption by and approval of the Company's shareholders for the transactions contemplated hereby, no notice to, filing with, or Consent of, any Person is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such Consents which, if not obtained, are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Prior to the Closing, the Company shall have given all notices, made all filings and obtained all Consents set forth in Schedule
4.5 annexed hereto.

  (b) Subject to obtaining the Consents set forth in Schedule 4.5 annexed hereto, the interest of the Company in all claims, Contracts, licenses, leases and commitments and all of the other Assets in which the Company has an interest shall not, upon the consummation of the transactions contemplated hereby, including the Merger, be terminated or defaulted in any manner whatsoever by said consummation except for such terminations or defaults which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and such claims, Contracts, licenses, leases, commitments and Assets shall be the property of the Surviving Corporation immediately thereafter, and the Surviving Corporation shall have all of the right, title and interest which the Company had available to it prior to the consummation of the Merger in and to such claims, Contracts, licenses, leases, commitments and Assets except where the failure to obtain such right, title and interest are not reasonably likely, individually or in the aggregate, to have a Material

Adverse Effect. The interest of the Company in all claims, Contracts, licenses, leases, commitments and its Assets is sufficient to allow the Surviving Corporation to operate the business of the Company and its Subsidiaries, as currently conducted.

  (c) Schedule 4.5 annexed hereto sets forth all material Contracts (other than purchase orders entered into in the ordinary course of business) which terminate or become renewable at any time prior to December 31, 1995 and, except as set forth in Schedule 4.5 annexed hereto, to the best knowledge of the Company, there are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such renewable Contract (other than purchase orders entered into in the ordinary course of business).

  4.6 Commission Filings. The Company has filed all required forms, reports and other documents with the Commission since October 1, 1993 (collectively, the "Commission Filings"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The Company has heretofore made available to the Parent all of the Commission Filings. As of their respective dates, the Commission Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Commission Filings have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated income and retained earnings and sources and applications of funds for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of footnotes required by GAAP and normal year-end adjustments).

  4.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.7 annexed hereto or in the Commission Filings made since October 1, 1994 (including the financial statements and the notes thereto contained therein), as of the date hereof, neither the Company nor any of its Subsidiaries has any indebtedness, duties, responsibilities, liabilities, claims or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether as principal, agent, partner, co-venturer, guarantor or in any capacity whatsoever, related to or arising from the operation of its businesses or other ownership, possession or use of its respective Assets, other than (i) indebtedness, duties, responsibilities, liabilities, claims or obligations which were incurred by the Company in the ordinary course of business or (ii) indebtedness, duties, responsibilities, liabilities, claims or obligations which would not require separate disclosure in the Company's Form 10-K.

  4.8 Absence of Specified Changes. Except as set forth in Schedule 4.8 annexed hereto or disclosed in the Commission Filings, from October 1, 1994 (except as otherwise noted below) to the date hereof, there has not been with respect to the Company or its Subsidiaries any:

    (a) sales not in the ordinary course of business, which sales have a value individually in excess of $50,000 or in excess of $100,000 in the aggregate;

    (b) material damage, destruction or loss, whether or not insured, (i) affecting its business, as currently conducted or as proposed by the Company to be conducted, or (ii) to its Assets;

    (c) failure to maintain in full force and effect substantially the same level and types of Insurance coverage as in effect on October 1, 1994 for destruction, damage to, or loss of any of its Assets;

    (d) change in accounting principles, methods or practices or investment practices, including such changes as were necessary to conform with GAAP;

    (e) change in payment and processing practices or policies regarding intercompany transactions;

    (f) write-ups of the valuation of any Assets on its books or records;

    (g) declaration, setting aside, or payment of a dividend or other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock;

    (h) issuance or sale of any shares of its capital stock or of any other equity security or of any security convertible into or exchangeable for its equity securities, except for the issuance of (i) options to purchase 5,000 Shares under the Company's Option Plans (exclusive of 90,000 Shares cancelled subsequent to October 1, 1994), (ii) 12,077 Shares pursuant to the Stock Purchase Plan and (iii) 90,000 SARs;

    (i) amendment to its Articles of Incorporation or By-laws or equivalent organizational documents;

    (j) increase or commitment to increase the salary or other compensation payable, or to pay any bonus, to (i) any of its employees, agents or independent contractors who earn in excess of $100,000 per annum, other than in the ordinary course of business, or (ii) any of its officers or directors who earn in excess of $100,000 per annum, whether or not in the ordinary course of business, except to the extent provided in such person's current Contract listed on Schedule 4.17;

    (k) execution of additional termination, severance or similar agreements with its officers or directors, other than those listed on Schedule 4.17;

    (l) increase, reduction, draw-down or reversal of its reserves (other than in accordance with GAAP; or

    (m) agreement or understanding legally obligating it to take any of the actions described above in this Section 4.8.

  4.9 Taxes.

  (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or shall be filed on a timely basis (after taking into account all extensions which may be available) in accordance with the Laws of the applicable Governmental Authority. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects.

  (b) Schedule 4.9 annexed hereto lists all United States federal, state, local and foreign Tax Returns that have been filed from October 1, 1987 through the date hereof by the Company and each of its Subsidiaries. Schedule 4.9 annexed hereto describes all adjustments to Tax Returns filed by, or on behalf of, the Company and each of its Subsidiaries for all taxable periods from October 1, 1987 through the date hereof that have been proposed by any representative of any Governmental Authority, and the resulting Taxes, if any, proposed to be assessed. Prior to the Closing, the Company will provide to the Parent an accurate, correct and complete list of (i) all federal, state, local and foreign Tax Returns that have been filed from the date hereof through the Closing Date by the Company or any of its Subsidiaries and (ii) all adjustments to Tax Returns filed by, or on behalf of, the Company or any of its Subsidiaries for all taxable periods from October 1, 1987 through the Closing Date not set forth in Schedule 4.9 annexed hereto that have been proposed by any representative of any Governmental Authority, and the resulting Taxes, if any, proposed to be assessed. All Taxes proposed to be assessed (plus interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) as a result of any examinations have been paid, reserved against, settled, or, as set forth in Schedule 4.9 annexed hereto, are being contested in good faith by appropriate proceedings. Except as set forth in
Schedule 4.9 annexed hereto, there are no outstanding waivers or extensions of any statute of limitations relating to the assessment or collection of Taxes for which the Company or any of its Subsidiaries may be liable and no Governmental Authority has requested such a waiver or extension.

  (c) Each of the Company and its Subsidiaries has paid, will pay prior to the Closing Date or will make provision for the payment of all Taxes that have or may become due for all periods ending on or before the Closing Date, including all Taxes reflected on the Tax Returns referred to in this Section 4.9, or in any assessment, proposed assessment or notice, either formal or informal, received by the Company or any of its

Subsidiaries, except such Taxes, if any, as are set forth in Schedule 4.9 annexed hereto that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided. The charges, accruals and reserves with respect to Taxes on the consolidated books and records of the Company (determined in accordance with GAAP) are adequate for Taxes of the Company and its Subsidiaries. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities. There are no Liens with respect to Taxes upon any of the Assets of the Company or any of its Subsidiaries (except for Permitted Liens).

  (d) No consent under Section 341(f)(2) of the Code has been filed with respect to any Assets held or acquired or to be acquired by the Company or any of its Subsidiaries.

  (e) None of the Assets owned by the Company or any of its Subsidiaries are Assets that the Parent, the Surviving Corporation, the Company or its Subsidiaries is or shall be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

  (f) None of the Company or any of its Subsidiaries is currently or ever was included in a consolidated or combined Tax Return for federal or state Tax purposes, other than a Tax Return in which only the Company or its Subsidiaries were included. There are no existing and since October 1, 1987 there have not been any Tax sharing agreements or other Contracts providing for the payment or allocation of Taxes to which the Company or any of its Subsidiaries is a party.

  (g) Except as set forth in Schedule 4.9 annexed hereto, none of the Company or any of its Subsidiaries (i) has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to it, or (iii) has an application pending with a Governmental Authority requesting permission for any change in accounting method.

  (h) Except as set forth in Schedule 4.9, there is no Contract or arrangement of the Company or any of its Subsidiaries covering any Person that, individually or collectively with all other Contracts or arrangements, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible as an excess parachute payment by the Parent, the Surviving Corporation, the Company or its Subsidiaries by reason of Section 280G of the Code.

  4.10 Insurance. Schedule 4.10 annexed hereto sets forth, as of the date hereof, an accurate, correct and complete list of all binders or policies of fire, liability, product liability, directors' and officers' liability, workers compensation, vehicular, unemployment and other insurance, self insurance programs and fidelity bonds (collectively, "Insurance") maintained by the Company or any of its Subsidiaries. Prior to the Closing, the Company shall provide to the Parent an accurate, correct and complete list of all Insurance policies or binders entered into by the Company or any of its Subsidiaries from the date hereof through the Closing Date. All Insurance has been issued under valid and enforceable policies or binders for the benefit of the Company and its Subsidiaries, and all such policies or binders are in full force and effect and none of the premiums therefor are past due. Each of the Company and its Subsidiaries is in compliance with the terms of all such policies and binders in all material respects. All Insurance is of such types and in such amounts and for such risks, casualties and contingencies as is reasonable based upon the business of the Company and its Subsidiaries, as currently conducted. As of the date hereof, there are no pending or asserted claims outstanding against any Insurance carrier as to which any insurer has denied liability, and there are no pending or asserted claims outstanding under any Insurance policy or binder that have been disallowed or improperly filed. The Company shall promptly notify the Parent if, from the date hereof through the Closing Date,
(i) any insurer has denied liability of any pending or asserted claim outstanding against any Insurance carrier or (ii) any pending or asserted claim outstanding under any Insurance policy or binder is disallowed or improperly filed.

  4.11 Contracts. (a) Schedule 4.11 annexed hereto sets forth an accurate, correct and complete list of the following Contracts, in effect at any time from October 1, 1994 through the date hereof, to which the Company or any of its Subsidiaries is or was a party, by which any of them are bound or pursuant to which the Company or any of its Subsidiaries is or was an obligor or a beneficiary:

    (i) Any material Contracts with respect to Real Property (which restrains the ability of the Company or any of its Subsidiaries to use such Real Property), Intangible and Other Property, all Affiliate Contracts (whether or not material), Termination Agreements (whether or not material), Benefit Plans (whether or not material), and labor matters;

    (ii) Any Contract for capital expenditures or services by the Company or any of its Subsidiaries which involves consideration payable by the Company or any of its Subsidiaries in excess of $100,000 in any fiscal year;

    (iii) Any Contract evidencing any indebtedness for borrowed money in excess of $50,000 or obligation for the deferred purchase price of Assets in excess of $100,000 (excluding normal trade payables) or guaranteeing any indebtedness, obligation or liability in excess of $100,000;

    (iv) Any material Contract wherein the Company or any of its Subsidiaries has agreed to a non-competition provision;

    (v) Any material joint venture, partnership, cooperative arrangement or any other material Contract involving a sharing of profits;

    (vi) Any material Contract with any Governmental Authority other than for sale of merchandise in the ordinary course of business;

    (vii) Any power of attorney, proxy or similar instrument granted by or to the Company or any of its Subsidiaries; and

    (viii) Any other Contract related to the business of the Company or any of its Subsidiaries, as currently conducted, which provides for a period of performance which extends beyond twelve (12) months from the date hereof or is not cancelable upon ninety (90) days' notice.

  Accurate, correct and complete copies of each such written Contract and written summaries of each such oral Contract have been delivered by the Company to the Parent or made available to the Parent at the Company's offices. Prior to the Closing, the Company will provide to the Parent an accurate, correct and complete list, and make available to the Parent at the Company's offices accurate, correct and complete copies, of all written Contracts and written summaries of each oral Contract entered into by the Company or any of its Subsidiaries from the date hereof through the Closing Date of a type that is described in this Section 4.11(a).

  (b) Each Contract listed or referred to on Schedule 4.11 to which the Company or any of its Subsidiaries is or was a party, by which any of them is bound or pursuant to which the Company or any of its Subsidiaries is or was an obligor or a beneficiary is in full force and effect, except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company and its Subsidiaries has complied with all commitments and obligations on its part to be performed or observed under each such Contract, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company without due inquiry, each party to each such Contract other than the Company and its Subsidiaries has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Schedule 4.11 annexed hereto, none of the Company or any of its Subsidiaries has received any notice of a default under any such Contract and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any such Contract, except for such notices and defaults which are not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 4.11 annexed hereto), to have a Material Adverse Effect. Except as set forth in Schedule 4.11 annexed hereto, the Merger will not be considered an assignment of any of the Contracts.

  4.12 Real Property. (a) Schedule 4.12 annexed hereto and the Commission Filings set forth, as of the date hereof, a correct and complete list of all Real Property owned, leased or subleased by the Company or any of its Subsidiaries. The Company or its Subsidiaries are the sole and exclusive legal and equitable owners of all right, title and interest in, and have good, marketable and insurable title to, all of the Real Property set forth on
Schedule 4.12 annexed hereto as being owned by the Company or any of its Subsidiaries, free and clear of all Liens, except as set forth on Schedule 4.12, the Commission Filings and Permitted Liens. Except as set forth in
Schedule 4.12 annexed hereto, and except for changes occurring between the date hereof and the Closing Date which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, all Real Property owned, leased or subleased by the Company or any of its Subsidiaries is in condition and repair adequate for its current use, is suitable for the purposes for which it is presently being used and is adequate to meet all present requirements of the business of the Company and its Subsidiaries, as currently conducted. Except as set forth in Schedule 4.12 annexed hereto, and except for changes occurring between the date hereof and the Closing Date which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, the Company or its Subsidiaries have been in peaceable possession of the premises covered by each Real Property lease or sublease since the commencement of the original term of such lease or sublease.

  (b) Except for Real Property leases and subleases which expire by their terms between the date hereof and the Closing Date which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, each of the Real Property leases and subleases (and leases underlying such subleases) is in full force and effect and contains no terms other than the terms contained in the copies heretofore delivered to the Parent or made available to the Parent at the Company's offices. Each of the Company and its Subsidiaries has complied with all commitments and obligations on its part to be performed or observed under each Real Property lease or sublease, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company without due inquiry, each party to each Real Property lease or sublease other than the Company and its Subsidiaries has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, none of the Company nor any of its Subsidiaries has received any notice of a default, offset or counterclaim under any Real Property lease or sublease (or lease underlying such sublease) and, to the knowledge of the Company, no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Real Property lease or sublease (or lease underlying such sublease), except for such notices, defaults, offsets or counterclaims which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no Lien upon any leasehold interest of the Company or any of its Subsidiaries under any Real Property lease or sublease, to the best knowledge of the Company. Except as set forth in Schedule 4.12 annexed hereto, the Merger will not be considered an assignment of any of the Real Property leases (requiring the consent or approval by another Person) and subleases and shall not constitute a default under any of the Real Property leases or subleases.

  (c) Except for changes occurring between the date hereof and the Closing Date which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, to the best knowledge of the Company, there are no pending or threatened actions or proceedings (including condemnation and foreclosure) which could adversely affect the Real Property or any of the Real Property leases or subleases against the Company or any of its Subsidiaries and, to the best knowledge of the Company, there are no such actions or proceedings against other parties. There are no violations of any Law affecting the Real Property leased or subleased by the Company or any of its Subsidiaries which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

  (d) Except for changes occurring between the date hereof and the Closing Date which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of the Company without due inquiry, there are no defaults by the landlords under any of the Real Property leases or subleases and such landlords have performed all of their obligations thereunder to the extent that such performance was to be completed heretofore. Neither the Company nor any of its Subsidiaries has waived any obligation of any landlord or any right under any of the Real Property leases or subleases, except as set forth in any written agreement disclosed to the Parent together with the leases and subleases.

  4.13 Tangible Property. (a) The Company or its Subsidiaries have good and marketable title to all of the Tangible Property owned by the Company or any of its Subsidiaries, free and clear of all Liens, except for Commission Filings and Permitted Liens. Except as set forth in Schedule 4.13 annexed hereto, all Tangible Property in use by the Company or any of its Subsidiaries is in good operating condition and repair (reasonable wear and tear excepted), is suitable for the purposes for which it is presently being used and is adequate to meet all present requirements of the business of the Company and its Subsidiaries, as currently conducted.

  (b) Each of the Tangible Property leases is in full force and effect, except as the same is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Each of the Company and its Subsidiaries has complied with all commitments and obligations on its part to be performed or observed under each Tangible Property lease or sublease, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any notice of a default, offset or counterclaim under any Tangible Property lease, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Tangible Property lease, except for such notices, defaults, offsets or counterclaims which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

  4.14 Environmental Matters. (a) Except for Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect or as otherwise disclosed in the Commission Filings or on Schedule 4.14, no Judgment has been issued since January 1, 1987, no Environmental Claim has been filed since January 1, 1987 and no penalty has been assessed, and the Company is not aware of any investigation or review which has occurred or is pending or threatened against the Company or any of its Subsidiaries, by any Governmental Authority with respect to (i) any alleged failure by the Company or any of its Subsidiaries to have any License and Permit required under applicable Environmental Laws, (ii) any Environmental Laws or (iii) any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Materials generated by the Company or any of its Subsidiaries, and, furthermore, to the best knowledge of the Company, there are no facts or circumstances in existence which could form the basis for any such Judgment, Environmental Claim or penalty.

  (b) None of the Company or any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and, without limiting the foregoing, except as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect,
(i) no polychlorinated bi-phenyl is or has been brought, (ii) no asbestos or asbestos-containing material is or has been brought, (iii) no underground storage tanks or surface impoundments for hazardous materials, active or abandoned, have been installed or operated by the Company or any of its Subsidiaries and (iv) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law or otherwise released, in the cases of clauses (i) through (iv), at, on or under any site or facility now owned, operated or leased or to the knowledge of the Company without due inquiry previously owned, operated or leased by the Company or any of its Subsidiaries.

  (c) None of the Company or any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the NPL, (ii) listed for possible inclusion on the NPL or any similar state or local list by the Environmental Protection Agency or similar state or local Governmental Authority or (iii) the subject of enforcement actions by any Governmental Authority that may lead to Environmental Claims against the Company or any of its Subsidiaries.

  (d) No Hazardous Material generated by the Company or any of its Subsidiaries has been recycled, treated, stored, disposed of or released by the Company or any of its Subsidiaries at any location in violation of any applicable Environmental Law.

  (e) No notification of a release of Hazardous Materials has been registered or filed by or on behalf of the Company or any of its Subsidiaries and no site or facility now owned, operated or leased or to the knowledge of the Company without due inquiry previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL or any similar list of sites requiring investigation or clean-up.

  (f) No Liens have arisen under or pursuant to any Environmental Law on any site or facility now owned, operated or leased or to the knowledge of the Company without due inquiry previously owned, operated or leased by the Company or any of the Subsidiaries, and no Governmental Authority action has been taken or is in process that could subject any such site or facility to such Liens, and none of the Company or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the Real Property on which such site or facility is located.

  (g) All environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company or any of its Subsidiaries relating to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries have been delivered to the Parent or made available to the Parent at the Company's offices.

  4.15 Intangible and Other Property. (a) Schedule 4.15 annexed hereto sets forth an accurate, correct and complete list, as of the date hereof, of all material Intellectual Property of the Company or any of its Subsidiaries. Unless specifically noted in Schedule 4.15 annexed hereto, the Company and its Subsidiaries owns, is licensed or otherwise has the right to use all material Intangible and Other Property used in the business of the Company and its Subsidiaries, as presently conducted by the Company, except for such Intangible and Other Property the loss of the use of which is not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule
4.15 annexed hereto), to have a Material Adverse Effect.

  (b) Unless specifically noted in Schedule 4.15 annexed hereto, (i) to the knowledge of the Company, without due inquiry the use of the Intangible and Other Property by the Company or any of its Subsidiaries does not infringe upon or otherwise violate the rights of any third party in or to such Intangible and Other Property and (ii) since October 1, 1993 no claim has been asserted by any Person against the Company or its Subsidiaries that the use of any item of Intangible and Other Property infringes or violates the rights of such Persons, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 4.15 annexed hereto), to have a Material Adverse Effect. The Merger will not be considered an assignment of any of the Intangible or Other Property.

  4.16 Employee Benefit Plans.

  (a) Benefit Plans. Schedule 4.16 annexed hereto sets forth a correct and complete list (including the name of the plan, the employee class covered thereunder, the annual contribution by the Company and, in the case of profit-sharing plans, the payments made by the Company to such plan during the last five (5) fiscal years) of all "employee benefit plans" (as defined in Section 3(3) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans, whether funded or unfunded, qualified or unqualified, maintained or contributed to by any of the Company Group Members in the current year or, to the extent there may be any liability, in the prior five (5) Benefit Plan years for the benefit of any of their respective directors, officers or employees or other Persons (all the foregoing are collectively referred to herein as the "Benefit Plans"). All Benefit Plans, related trust Contracts or annuity Contracts (or any other funding instrument) are in full force and effect. Except as set forth in Schedule 4.16 annexed hereto, no Benefit Plan which had previously been in effect has been terminated.

  (b) Funding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been made in a timely manner during the prior five (5) Benefit Plan years. All such contributions to the Benefit Plans for any period ending before the Closing that are not yet required to be made shall be properly accrued. No Benefit Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

  (c) Compliance With the Code and ERISA. All necessary governmental approvals for the Benefit Plans have been obtained. Each of the Company Group Members and each Benefit Plan (and any related trust agreement or annuity Contract or any other funding instrument) complies currently, and has complied in the past, both as to form and operation, with the provisions of all Laws applicable to Benefit Plans, except for such noncompliance which could not, individually or in the aggregate, in the sole good faith opinion of the Parent, have a Material Adverse Effect.

  (d) Administration. Each Benefit Plan has been administered in compliance, in all material respects, with the requirements of the Code and ERISA. All reports, Returns and similar documents with respect to the Benefit Plans required to be filed since the commencement of the Benefit Plans with any Government Authority or distributed to any Benefit Plan participant have been duly and timely filed or distributed (after taking into account all extensions and deferral rights), except for such failure to file or distribute which could not individually or in the aggregate, in the sole good faith opinion of the Parent, have a Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan pending or, to the best knowledge of the Company, threatened that could give rise to any liability in any material respect to any of the Company Group Members, or the directors, officers or employees of the Company or any of its Subsidiaries or a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan.

  (e) Prohibited Transactions. No "prohibited transaction" (as defined in
Section 4975 of the Code or Section 406 of ERISA) has ever occurred which involves the Assets of any Benefit Plan and which could subject to a material extent any of the Company Group Members, or any of the directors, officers or employees of the Company or any of its Subsidiaries, or a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. Neither the Company Group Members nor, to the best knowledge of the Company, the directors, officers or employees of the Company or any of its Subsidiaries, a trustee, administrator or other fiduciary of any Benefit Plan, nor any agent of any of the foregoing, has ever engaged in any transaction or acted or failed to act in a manner which could subject any of the Company Group Members, their businesses, the Surviving Corporation or the Parent to any liability for breach of fiduciary duty under ERISA or any other applicable Law, except for such liability which could not, individually or in the aggregate, in the sole good faith opinion of the Parent, have a Material Adverse Effect.

  (f) Multiemployer Plans. None of the Benefit Plans is, and none of the Company Group Members has ever been a party to, a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

  (g) Medical or Death Benefits. No Benefit Plan, including any welfare plan (as defined in Section 3(1) of ERISA), maintained by any Company Group Member provides medical or death benefits with respect to current or former employees beyond their termination of employment (other than coverage mandated by Law). Each such welfare plan to which Section 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects, with such sections.

  (h) Compensation. Except for stock option agreements and as set forth in
Schedule 4.17 annexed hereto, no Contract entitles any individual to severance or termination pay or accelerates the time of payment and vesting, or increases the amount of compensation due, or benefits payable under any Benefit Plan with respect to, any Person.

  4.17 Labor Matters.

  (a) Affiliate Contracts. Schedule 4.17 annexed hereto sets forth, as of the date hereof, a correct and complete list (including the name of the parties, term and rate of compensation) of all Contracts (other than stock option agreements) between the Company or any of its Subsidiaries and any executive officer and director of the Company or any of its Subsidiaries, or Affiliates of any of the foregoing (collectively, "Affiliate Contracts"). Prior to the Closing, the Company will provide to the Parent a correct and complete list of all Affiliate Contracts entered into by the Company or any of its Subsidiaries from the date hereof through the Closing Date.

  (b) Termination Agreements; Compensation. Schedule 4.17 annexed hereto sets forth a correct and complete list of all termination, severance, or similar agreements with the Company's officers or directors (the "Termination Agreements") in effect as of the date hereof to which the Company or any of its Subsidiaries is or may be bound or affected and under which the Company or any of its Subsidiaries have any remaining obligations. Schedule 4.17 annexed hereto sets forth a correct and complete list of the fifteen (15) most highly compensated employees of the Company or any of its Subsidiaries (including bonuses, commissions and deferred compensation) for each of the Company's 1993 and 1994 fiscal years.

  (c) Labor Contracts; Disputes. There are no controversies pending or, to the best knowledge of the Company, threatened involving the employees of the Company or any of its Subsidiaries and, except as set forth on Schedule 4.17 annexed hereto, there are no collective bargaining or other union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound. None of the Company or any of its Subsidiaries has suffered or sustained any work stoppage and, to the best knowledge of the Company, no such work stoppage is threatened. To the best knowledge of the Company, no union organizing, election or other activities involving any employees of the Company or any of its Subsidiaries are in progress or threatened.

  4.18 Customers and Suppliers. Schedule 4.18 annexed hereto sets forth an accurate, correct and complete list of the twenty (20) largest customers (in terms of gross revenues) of the Company and its Subsidiaries, on a consolidated basis, for fiscal years 1993, 1994 and 1995 (year-to-date) and the ten (10) largest suppliers (in terms of purchases) to the Company and its Subsidiaries, on a consolidated basis, for fiscal years 1992, 1993 and 1994.

  4.19 Inventory. All inventory of the Company and its Subsidiaries was acquired or manufactured in the ordinary course of business and is usable and saleable in the ordinary course of such business or is otherwise recorded on the books and records of the Company in accordance with GAAP. The Company and its Subsidiaries have good and valid title to the inventory, free and clear of all Liens.

  4.20 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the balance sheet as at the date set forth in the most recent Commission Filings and all accounts receivable of the Company and its Subsidiaries arising subsequent to the date thereof have arisen in the ordinary course of business of the Company and its Subsidiaries and, to the best knowledge of the Company, are subject to no defenses, offsets or counterclaims, other than reserves reflected on the balance sheet as at the most recent Commission Filings.

  4.21 Compliance With Laws. Each of the Company and its Subsidiaries, complies with all Laws applicable to such Company or Subsidiary, its business and its Assets, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. As of the date hereof, there are no unsatisfied Judgments applicable to the Company or any of its Subsidiaries, their respective businesses and their respective Assets (and having any current or future effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries are in compliance with all Judgments applicable to the Company or any of its Subsidiaries, their respective businesses and their respective Assets, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

  4.22 Licenses and Permits. Schedule 4.22 annexed hereto contains an accurate, correct and complete list of all Licenses and Permits which are material to the business of the Company and its Subsidiaries, as currently conducted by the Company. All such Licenses and Permits are valid and in full force and effect and there are no pending or, to the best knowledge of the Company, threatened proceedings which could result in the termination, revocation, limitation or impairment of any of such Licenses and Permits, except for such terminations, revocations, limitations or impairments which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Licenses and Permits are sufficient to enable the Company and its Subsidiaries to own and conduct their business, as currently conducted by the Company.

  4.23 Legal Proceedings. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective Assets, except as summarized in Schedule 4.23 annexed hereto or in the Commission Filings, and except as the same is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as summarized on
Schedule 4.23 or disclosed in the Commission Filings, on the Closing Date, there will be no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective Assets, except as the same is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is, and at the Closing Date there will be, no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby. Neither the Company, its Subsidiaries nor any of the Assets of the Company or its Subsidiaries are subject to any Judgment which restricts the ability of the Company or any of its Subsidiaries to consummate the Merger or, except as summarized in Schedule
4.23 annexed hereto, to operate the business of the Company and its Subsidiaries, as currently conducted.

  4.24 No Brokers. Except as set forth in the Commission Filings, neither the Company nor any of its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or incurred any liability which could result in the obligation of any Person to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with this Agreement or the transactions contemplated hereby.

  4.25 Disclosure. No representation, warranty or statement made by the Company in this Agreement, the Exhibits and the Schedules, or in any other material furnished or to be furnished by the Company to the Parent or its representatives, financing sources, attorneys and accountants, pursuant to this Agreement or the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

  4.26 Books and Records. The books of account and other financial records of the Company and its Subsidiaries are accurate, correct and complete in all material respects. The minute books of each of the Company and its Subsidiaries contain accurate, correct and complete records of the respective charters (as amended or restated) and By-laws (as amended or restated) and accurately reflect all corporate action of the shareholders and the Board of Directors of such Company or Subsidiary.

5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND NEWCO.

  The Parent and Newco hereby represent and warrant to the Company as follows:

  5.1 Organization and Qualification. The Parent is a corporation duly incorporated, organized, validly existing and in good standing under the Laws of the State of Delaware, and Newco is a corporation duly incorporated, organized, validly existing and in good standing under the Laws of the State of New York. Each of the Parent and Newco has the requisite corporate power to own its properties and carry on its business as now being conducted. Each of the Parent and Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any such failure so to qualify is not reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, Assets, operations or financial condition of the Parent or Newco.

  5.2 Authority Relative to this Agreement. Each of the Parent and Newco has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parent and Newco. This Agreement has been duly executed and delivered by the Parent and Newco and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the valid and binding agreement of the Parent and Newco enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency Laws and other Laws affecting the rights of creditors' generally and except as may be limited by the availability of equitable remedies.

  5.3 Compliance. Neither the execution and delivery of this Agreement by the Parent or Newco, nor the consummation by the Parent or Newco of the transactions contemplated hereby, nor compliance by the Parent and Newco with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of the Parent or Newco under, any of the terms, conditions or provisions of (x) the charter or By-laws of the Parent or Newco, or (y) any Contracts to which the Parent or Newco is a party or to which the Parent or Newco or their respective Assets may be subject; or (ii) violate any Judgment applicable to the Parent or Newco or their respective Assets, except for, in the case of each of clauses (i)(y) and (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which are set forth on Schedule 5.3 annexed hereto and which are not reasonably likely, individually or in the aggregate (together with the items set forth in Schedule 5.3 annexed hereto), to have a Material Adverse Effect on the business, Assets, operations or financial condition of the Parent or Newco.

  5.4 Consents. Other than (i) in connection with or in compliance with the Exchange Act and (ii) as set forth on Schedule 5.4 annexed hereto, no notice to, filing with, or Consent of, any Person is necessary for the consummation by the Parent or Newco of the transactions contemplated by this Agreement. Prior to the Closing, the Parent or Newco shall have given all notices, made all filings and obtained all Consents set forth on Schedule 5.4 annexed hereto.

  5.5 Financing. The Parent has delivered to the Company the commitment letters annexed hereto relating to the financing (the "Financing") needed to consummate the transactions contemplated by the Agreement. Parent represents that it has sufficient funds to finance the equity portion of the Financing, as outlined in the commitment letters. In addition, Florescue Family Corporation has delivered a letter guarantying the availability of the equity portion of the Financing. The debt portion of the Financing, the equity portion of the Financing and the anticipated net working capital of the Company is sufficient to consummate the transactions contemplated by the Agreement.

  5.6 Legal Proceedings. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority pending or, to the best knowledge of the Parent and Newco, threatened against or affecting the Parent, Newco or their respective Assets. There is, and at the Closing Date there will be, no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority which questions the validity of this Agreement or any action taken or to be taken by the Parent or Newco in connection with the transactions contemplated hereby. Neither the Parent, Newco nor any of their respective Assets are subject to any Judgment or other agreement which restricts the ability of the Parent or Newco from consummating the Merger or purchasing the Shares.

  5.7 No Brokers. Except as set forth on Schedule 5.7 annexed hereto, neither the Parent nor Newco has entered into any Contract, arrangement or understanding with any Person which could result in the obligation of any Person to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with this Agreement or the transactions contemplated hereby.

  5.8 Disclosure. No representation, warranty or statement made by the Parent in this Agreement, the Exhibits and the Schedules, or in any other material furnished or to be furnished by the Parent to the Company or its representatives, attorneys and accountants pursuant to or, in connection with this Agreement or the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6. COVENANTS AND OTHER AGREEMENTS.

  The parties hereto covenant and agree as follows:

  6.1 Conduct of Business. (a) The Company shall, and the Company shall cause each of the Subsidiaries to, except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Parent (which consent shall not be unreasonably withheld or delayed), from and after the date of this Agreement until the Closing Date, use all reasonable efforts to preserve its present business organization intact, keep available the services of its present employees, preserve its present relationships with Persons having business dealings with such Company or Subsidiary, operate its business in the ordinary and regular course consistent with its prior practices (including the payment of trade payables and the collection of accounts receivables), maintain its books and records in accordance with good business practice, on a basis consistent with prior practice and in accordance with GAAP, and maintain all Insurance, certificates and Licenses and Permits necessary for the conduct of its business, as currently conducted and as proposed by the Company to be conducted; provided, however, that nothing in this Section 6.1 shall require the Company or any of its Subsidiaries to make any payment or incur any obligation which (i) is not in the ordinary course of business or (ii) is inconsistent with its existing policies and practices or this Agreement.

  (b) During the period from and after the date of this Agreement until the Closing Date, except as otherwise expressly contemplated by this Agreement or set forth in Schedule 6.1 annexed hereto or as otherwise consented to by the Parent in writing, the Company shall not, and the Company shall cause each of the Subsidiaries not to: (i) declare, set aside or pay any dividend or other distribution in respect of its capital stock or redeem, purchase or acquire any shares of its capital stock (other than cashless exercises of stock options by employees or directors); (ii) issue any of its capital stock, stock options or rights requiring it to sell or issue any of its capital stock or securities, except for the issuance of Shares upon exercise of outstanding options or stock purchase rights under the Option Plans and the Stock Purchase Plan; (iii) amend its charter or By-laws; (iv) make any capital expenditure or capital commitment, other than those expenditures or commitments made between July 1, 1995 and the Closing Date which do not exceed $2,500,000 in the aggregate; (v) make any change in its business, as currently conducted or as proposed by the Company to be conducted other than in the ordinary course of business; (vi) dispose of any material rights with respect to any Intellectual Property or Intangible and Other Property, other than in the ordinary course of business;
(vii) change its accounting principles, methods or practices, investment practices, payment and processing practices or policies regarding intercompany transactions, except for such changes as are necessary to conform with GAAP and are disclosed to the Parent prior to such change; (viii) hire, or renew any existing Contract with, any Person as an officer or director; (ix) hire, or renew any existing Contract with, any Person as a consultant, independent contractor or non-officer employee, if such Person would receive pro-rated annual compensation (including salary, fringe benefits and bonuses) in excess of $100,000; (x) incur any obligation (not part of normal, continuing operations, such as payroll and Taxes, or in the operation of the Company and its Subsidiaries in the ordinary course of business or the performance of Contracts disclosed in any Schedule annexed hereto) in excess of $100,000 in the aggregate; (xi) increase, reduce, draw-down or reverse any of its reserves, other than in accordance with GAAP; (xii) settle any litigations or dispute with Messrs. Rowe or Nadolski; (xiii) enter into any other transaction that would be required to be set forth in Schedule 4.8 annexed hereto if such transaction occurred between October 1, 1994 and the date hereof; or (xiv) agree or commit orally or in writing to do any of the foregoing.

  6.2 No Shop; Non-Disclosure. (a) Until the Closing or the termination of this Agreement as provided in Section 9.1, except as mutually agreed in writing by the parties hereto, the Company shall not, and the Company shall use all reasonable efforts to cause its officers, employees, representatives or agents (including Goldman, Sachs & Co.) not to, directly or indirectly solicit, encourage, initiate, discuss with others or induce the making of any inquiries or proposals for the acquisition of any of the capital stock, Assets (other than in the ordinary course of business) or business of, or the merger with, or any similar transaction concerning, the Company, or furnish information to, or engage in negotiations relating to the foregoing or otherwise cooperate in any way with, or accept any proposal relating to the foregoing from, any Person or group other than the Parent and its officers, employees, representatives and agents, provided, however, that the Company Board may furnish or cause to be furnished such information to, and may participate in such discussions or negotiations with, Persons who have made a bona fide proposal if the Company Board believes, in good faith, after consultation with its financial advisors, that such bona fide proposal is for a transaction more favorable to the Company's shareholders than the transactions contemplated hereby and, in the opinion of outside counsel to the Company Board, the Company Board's fiduciary duty under applicable Law requires it to furnish or cause to be furnished such information and/or participate in such discussions or negotiations (a "Superior Offer"). The Company shall promptly communicate in writing to the Parent the principal substance of any discussion and the terms of any proposal received or the fact that the Company has received inquiry with respect to, or will participate in discussions or negotiations in respect of, any such transactions on the same date that the Company knows that such discussions will take place, and, on the same date or promptly thereafter, the Company shall promptly communicate to the Parent the existence of any such discussions or negotiations.

  (b) No party (or its representatives, agents, counsel or accountants) hereto shall disclose to any third party, other than potential lenders, any confidential or proprietary information about the business, Assets or operations of the Company or its Subsidiaries or the transaction contemplated hereby, except as may be required in connection with a Superior Offer. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable Law, a temporary restraining order may be granted immediately on commencement of such action.

  6.3 Employment Agreements. (a) From the date hereof until the Closing or earlier termination of this Agreement, neither the Company nor any of its Subsidiaries shall adopt, enter into or amend, or extend by action or inaction, any Benefit Plan (other than in the ordinary course of business or as required by law), whether or not such Benefit Plans were previously approved by the Company Board.

  (b) Parent shall cause the Surviving Corporation to honor (without modification) the Termination Agreements and individual benefit arrangements listed on Schedule 6.3(b), all as in effect at the Effective Time, and agrees
(i) to pay, at the Effective Time, all amounts then owing under such agreements and arrangements as a result of the triggering of "change of control" and other provisions; or (ii) if, subsequent to the Effective Time but prior to the expiration or renewal of any such agreement or arrangement with an executive officer, such executive officer is terminated (other than for cause) or is not employed in a position substantially equivalent to his position at the Effective Time at a location within 25 miles of the location where he performed such duties at the Effective Time, such executive officer shall be entitled to receive all amounts then payable under such agreement as if the "change of control" occasioned by the Merger and the subsequent termination or change in position or location occurred simultaneously.

  6.4 Parent's Access to Information. From and after the date hereof, the Parent, its outside financing sources and investors, and their respective counsel, accountants, representatives and agents, shall have full access, upon reasonable notice and during normal business hours, to the Company and the financial, legal, accounting and other representatives of the Company with knowledge of the business and the Assets of the Company and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of the Company and its Subsidiaries that the Parent, its outside financing sources, investors and their respective counsel, accountants, representatives and agents, may reasonably request. The Parent agrees not to contact any employees, personnel, suppliers or customers of the Company or its Subsidiaries without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed).

  6.5 Consents. The Company shall use all reasonable efforts to give any notices, make any filings, and obtain any Consents set forth on Schedule 4.5 annexed hereto. The Parent and Newco shall use all reasonable efforts to give notices, make any filings and obtain any Consents set forth on Schedule 5.4 annexed hereto.

  6.6 Notification of Certain Matters. Each of the parties hereto agrees to give prompt notice to the other parties hereto of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any breach of any representation or warranty of such party hereunder; provided, however, that the delivery of or the failure to deliver any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  6.7 Action of Shareholders of the Company; Voting and Disposition of the Shares. The Company shall take all action necessary, in accordance with the BCL and its Articles of Incorporation and By-laws, to convene the Special Meeting as promptly as practicable to consider and vote upon the Merger. At the Special Meeting, each of the Parent and Newco shall vote, or cause to be voted, all of the Shares then owned by it, if any, in favor of the Merger.

  6.8 Financial Statements. From and after the date hereof until the Closing, as soon as practicable after the end of each calendar month (but no later than thirty (30) days after the end of such calendar month), the Company shall deliver to the Parent an unaudited consolidated balance sheet of the Company and its Subsidiaries at the last day of such calendar month, an unaudited consolidated statement of income of the Company and its Subsidiaries for such calendar month and an unaudited consolidated statement of cash flows of the Company and its Subsidiaries for such calendar month. All such unaudited financial statements shall be (x) in accordance with the books of account, records and past practices of the Company and its Subsidiaries for interim financial statements; (y) fair presentations of the material liabilities and obligations, financial condition, accruals for incentive or bonus payments, reserves for incurred but unreported claims and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated; and (z) prepared in accordance with GAAP; provided, however, that such financial statements need not contain all of the footnotes required by GAAP, and may be condensed and subject to year-end and quarter-end adjustments.

  6.9 Indemnification of Directors and Officers.

  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, indemnify, defend and hold harmless in accordance with the Certificate of Incorporation and By-laws of the Company, and subject to the limitations of the BCL, each present and past officer, director, employee, representative or agent (other than Nadolski and Blair), of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Surviving Corporation shall advance the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such action; provided, however, that prior to advancement of fees and expenses, the Indemnified Party shall provide an undertaking in form and substance reasonably satisfactory to the Surviving Corporation, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed) and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, to do so would be inappropriate due to actual or potential differing interests between or among such parties.

  (b) For a period of six years after the Effective Time, the Surviving Corporation shall not amend the provisions of its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification, except as required by applicable law.

  (c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, maintain in effect for the Indemnified Parties for not less than three years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time; provided, that Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Indemnified Parties.

  (d) Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.9.

  (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party has under the Certificate of Incorporation or By-laws of the Company, under the BCL or otherwise. This
Section 6.9 is intended to benefit each of the Indemnified Parties and shall be binding on all successors and assigns of Newco, the Company and the Surviving Corporation.

  6.10 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing.

7. CONDITIONS PRECEDENT TO THE PARENT'S OBLIGATIONS.

  The obligations of the Parent and Newco are subject to the satisfaction, at or before the Closing, of the conditions set forth below.

  7.1 Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company set forth herein are true and correct in all material respects as of the date hereof and as of the Closing Date. Any matter which would otherwise constitute a failure to comply with or conform to a representation or warranty by the Company hereunder shall not be deemed to be such a failure if the Parent has consented to the same in writing.

  7.2 Performance by the Company. The Company shall have performed, satisfied and complied with all covenants, agreements, and conditions required to be performed by it.

  7.3 Deliveries By the Companies at Closing. At the Closing, the Company shall have delivered to the Parent (or, in the case of clauses (h) and (i) below, have made available to the Parent at the offices of the Company or its Subsidiaries) all of the following:

    (a) a certificate of the Company, executed by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in Sections 7.1, 7.2, 7.4, 7.5, 7.7 and 7.10 has been satisfied;

    (b) evidence of the filing with the office of the Secretary of State of the State of New York of the Certificate of Merger, pursuant to Section 904 of the BCL, with respect to the Merger of Newco with and into the Company, in the form annexed hereto as Exhibit A;

    (c) resolutions duly adopted by the Company Board authorizing the transactions which are the subject of this Agreement, certified by the Secretary of the Company;

    (d) certificates issued by appropriate Governmental Authorities evidencing, as of a recent date, the good standing and franchise tax status of the Company and each of its Subsidiaries in the jurisdiction in which such Company or Subsidiary is incorporated and in those jurisdictions in which such Company or Subsidiary is qualified to do business and, as of the most recent practicable date, telegrams, if available, issued by the appropriate Governmental Authorities with respect to the good standing and franchise tax status of such Company or Subsidiary in the jurisdiction in which such Company or Subsidiary is incorporated;

    (e) a copy of the Articles of Incorporation or other applicable charter instruments and all amendments thereto of the Company and each of its Subsidiaries, certified by the appropriate Governmental Authorities;

    (f) certificates executed by the Secretary of the Company to the effect that there have been no amendments to the charter documents referred to in
  Section 7.3(e) hereof since the date of this Agreement;

    (g) the original books of account, minute books, minutes and other records of all meetings of the Company and each of its Subsidiaries, and the stock books and stock transfer ledgers of each of the Subsidiaries of the Company;

    (h) the corporate seal of the Company and each of its Subsidiaries and such other documents, records, and other items as shall be necessary for the operation of the businesses of the Company and each of its Subsidiaries;

    (i) a statement upon which the Parent and the Exchange Agent shall rely in tendering the Per Share Price pursuant to Section 3.6 and which (i) shall provide the name of each shareholder of record of

  Shares and the number of Shares held by such shareholder and (ii) shall be issued by the Company's transfer agent, Continental Stock Transfer & Trust Company.

  7.4 Consents. The Company shall have obtained and delivered to the Parent all Consents set forth in Schedule 4.5 annexed hereto, except where the failure to obtain such Consents would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

  7.5 Changes in the Business. From and after the date hereof, there shall have occurred or be threatened no event relative to the Assets or business of the Company and its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

  7.6 Dissenting Shares. The number of Dissenting Shares (if any) with respect to which the holders thereof shall have properly demanded appraisal in accordance with the BCL before the taking of a vote on the Merger at the Special Meeting or any adjournment thereof, the holders of which shall not have withdrawn such demand as of the Closing Date, shall not exceed ten percent (10%) of the issued and outstanding Shares entitled to vote thereon.

  7.7 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been adopted and approved by the holders of sixty-six and two-thirds percent (66 2/3%) of the Shares.

  7.8 Simultaneous Closing. Simultaneously with the Closing, the Parent shall have closed the Financing.

  7.9 Opinion of the Company's Counsel. The Parent shall have received the favorable opinion, dated the date of the Closing, of the Company's Counsel, reasonably acceptable in substance and form to the Parent.

  7.10 Absence of Litigation. There shall not be pending or threatened before any Governmental Authority any action, suit or proceeding which, if adversely determined, would (i) make the purchase by the Parent of the Shares illegal,
(ii) require the divestiture by the Parent of all or a material portion of the business or Assets of the Surviving Corporation or any of its Subsidiaries as a result of the transactions contemplated hereby, (iii) impose limitations which adversely affect to a significant extent the ability of the Surviving Corporation to exercise full rights of ownership of the Assets or business of the Company and its Subsidiaries, as currently conducted by the Company, as a result of the transactions contemplated hereby, (iv) prevent the consummation of the Merger or (v) cause the Merger to be rescinded following consummation of the Merger, and no Judgment with respect to any of the foregoing shall be in effect.

  7.11 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Parent and the Parent's Counsel, and the Parent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Parent reasonably requests.

  7.12 Current Assets; Inventory. Parent shall have received from the Company an audited balance sheet dated as of September 30, 1995, certified by the Company's Accounting Officer and Deloitte & Touche, showing that the Company has (i) at least $27,750,000 in net current assets (consisting of total current assets plus restricted cash and marketable securities plus common stock notes receivable, less current liabilities (other than the current portion of long-term debt)) less an amount, not to exceed $100,000, equal to the out-of-pocket expenses incurred in connection with the completion of a physical inventory and
(ii) inventory recorded on the books and records of the Company in accordance with GAAP of not more than $14,150,000. In connection with the audit, a physical inventory shall be taken.

  7.13 Officer's Certificate. Parent shall have received from the Company's Chief Accounting Officer a certificate stating that there has been (i) no change in the Company's balance sheet which is reasonably likely to individually, or in the aggregate with all other such changes, have a Material Adverse Effect, since

September 30, 1995, and (ii) no change in the inventory since September 30, 1995 other than changes in the ordinary course of business.

8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS.

  The obligations of the Company are subject to the satisfaction, at or before the Closing, of the conditions set forth below. The benefit of these conditions is for the Company only and may be waived by the Company in writing at any time in its sole discretion.

  8.1 Accuracy of the Parent's Representations and Warranties. The representations and warranties of the Parent and Newco set forth herein are true and correct in all material respects as of the date hereof and the Closing Date.

  8.2 Performance by the Parent. The Parent and Newco shall have performed, satisfied and complied with all covenants, agreements and conditions required to be performed by each of them.

  8.3 Deliveries by the Parent at Closing. At the Closing, the Parent shall deliver to the Company the following:

    (a) a certificate of each of the Parent and Newco executed by the President, Chief Executive Officer or Chief Financial Officer of each of the Parent and Newco to the effect that each of the conditions specified in Sections 8.1, 8.2, 8.4 and 8.7 has been satisfied;

    (b) evidence of the filing with the Office of the Secretary of State of the State of New York of the Certificate of Merger, pursuant to Section 904 of the BCL, with respect to the Merger of Newco with and into the Company, in the form annexed hereto as Exhibit A;

    (c) resolutions adopted by the Board of Directors of each of the Parent and Newco authorizing the transactions contemplated hereby, certified by the Secretary of each of the Parent and Newco;

    (d) certificates issued by appropriate Governmental Authorities evidencing, as of the most recent practicable date, the good standing and franchise tax status of Newco in its state of incorporation and, as of a date not more than two Business Days prior thereto, telegrams, if available, issued by the appropriate Governmental Authorities with respect to the good standing and franchise tax status of Newco in its state of incorporation;

    (e) copies of the Articles of Incorporation or other applicable charter instruments and all amendments thereto of Newco, certified by the applicable Governmental Authorities;

    (f) certificates executed by the Secretary of Newco to the effect that there have been no amendments to the charter documents referred to in
  Section 8.3(e) hereof since the date of the certifications referred to in such subsection; and

    (g) copies of the By-laws or comparable documents, including all amendments thereto, of Newco, certified by the Secretary of Newco.

  8.4 Consents. The Parent and Newco shall have obtained and delivered to the Company all Consents set forth in Schedule 5.4 annexed hereto.

  8.5 Opinion of the Parent's Counsel. The Seller shall have received the favorable opinion, dated the date of the Closing, of Parent's Counsel, reasonably acceptable in substance and form to the Company.

  8.6 Fairness Opinion. The Company shall have received from Goldman, Sachs & Co. a favorable opinion (the "Fairness Opinion") as to the fairness of the consideration to be received by the shareholders (other than Parent and its Affiliates) in the Merger.

  8.7 Absence of Litigation. There shall not be pending or threatened before any Governmental Authority any action, suit or proceeding which, if adversely determined, would (i) make the purchase by the

Parent of the Shares illegal, (ii) prevent the consummation of the Merger, or
(iii) cause the Merger to be rescinded following consummation of the Merger, and no Judgment with respect to any of the foregoing shall be in effect.

  8.8 Simultaneous Closing. Simultaneously with the Closing, the Parent shall have closed the Financing and deposited the proceeds with the Exchange Agent in accordance with Section 3.11(b).

  8.9 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been adopted and approved by holders of sixty-six and two-thirds percent (66 2/3%) of the Shares.

  8.10 Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Company and the Company's Counsel, and the Company shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions as the Company reasonably requests.

9. TERMINATION.

  9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, whether before or after adoption by the shareholders of the Company or the Parent:

    (a) By mutual consent of the Parent and the Company.

    (b) By the Parent giving written notice to Company if, without fault on the part of the Parent or its Affiliates, the Closing does not occur prior to November 30, 1995, unless the Proxy Statement has not been mailed prior to November 10, 1995 in which case such date shall be extended to a date 20 days after the date of mailing of the Proxy Statement but not later than December 31, 1995.

    (c) By the Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Judgment which has the effect of prohibiting consummation of the transactions contemplated hereby.

    (d) By the Parent, if without fault on the part of the Parent or its Affiliates, any of the conditions to the Parent's obligations contained in
  Section 7 of this Agreement required to have been met (i) are not met within 5 days of adoption and approval by the shareholders of the Company of the transactions contemplated hereby, or (ii) at any time prior to the time in clause (i) hereof become incapable of being met, and such failure has not been waived by the Parent or cured by the Company.

    (e) By the Parent or the Company, if prior to the Closing (i) the Company Board votes to recommend to the shareholders of the Company a Superior Offer rather than recommending shareholder adoption and approval of the Merger, (ii) the Company Board fails to recommend the Merger to the shareholders of the Company in the Proxy Statement or (iii) the shareholders of the Company fail to adopt and approve the Merger at the Special Meeting.

    (f) By the Company giving written notice to Parent if, without fault on the part of the Company or its officers or Affiliates, the Closing does not occur prior to November 30, 1995, unless the Proxy Statement has not been mailed prior to November 10, 1995 in which case such date shall be extended to a date 20 days after the date of mailing of the Proxy Statement but not later than December 31, 1995.

    (g) By the Company, if without fault on the part of the Company or its Affiliates, any of the conditions to the Company's obligations contained in
  Section 8 of this Agreement required to have been met (i) are not met within 5 days of adoption and approval by the shareholders of the Company of the transactions contemplated hereby, or (ii) at any time prior to the time in clause (i) hereof become incapable of being met, and such breach or failure has not been waived by the Company or cured by the Parent.

    (h) By the Company, if it does not obtain from Goldman, Sachs & Co. the Fairness Opinion.

    (i) By the Parent, if a Change-in-Control shall have occurred.

  9.2 Effect of Termination. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, other than the agreements set forth in this Section 9.2 and Sections 2.2 (to the extent that such Section relates to the parties' respective responsibilities for the Proxy Statement and the Other Filings), 2.4, 6.2(b), 9.3 and 11 hereof. In the event of termination of this Agreement under any of the circumstances that constitute a Payment Event (as defined below), the sole and exclusive right of the Parent and its Affiliates shall be as provided in Section 9.3(a). In the event that the transactions contemplated by this Agreement do not occur for any reason or if the Agreement is terminated for any reason, except as otherwise set forth in this Section 9.2, the parties will have no remedies against, and will have no liability to, each other or their respective officers, directors, shareholders, partners, representatives or Affiliates.

  9.3 Termination Payments and Expenses.

  (a) Promptly after the occurrence of a Payment Event, the Company shall pay immediately to an account designated by the Parent, in immediately available funds, a cancellation fee as provided in this Section 9.3.

  (b) A "Payment Event" shall mean the termination of this Agreement as a result of any of the following:

    (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Judgment which has the effect of prohibiting consummation of the transactions contemplated hereby as a result of an action or inaction by the Company not directly related to the Parent, Newco or their respective Affiliates;

    (ii) the Financing is not closed solely as a result of the Rowe litigation;

    (iii) the representations and warranties contained in Sections 4.8(g)-(l) or 4.21 shall not be true and correct as of the Closing Date;

    (iv) the representations and warranties contained in Sections 4.6, 4.7 (with respect to the Quarterly Report on Form 10-Q for the quarter ended July 1, 1995) or 4.8(d) shall not be true and correct as of the Closing Date;

    (v) any of the conditions to the Parent's obligations contained in Sections 7.6 or 7.12 of this Agreement not being met or becoming incapable of being met, and such failure has not been waived by the Parent or cannot be cured by the Company;

    (vi) the shareholders of the Company fail to adopt and approve the Merger at the Special Meeting;

    (vii) the Company Board votes to recommend to the shareholders of the Company a Superior Offer rather than recommending shareholder adoption and approval of the Merger, or the Company Board fails to recommend the Merger to the shareholders of the Company in the Proxy Statement; or

    (viii) the Company does not obtain from Goldman, Sachs & Co. the Fairness Opinion;

  (c) If the Agreement is terminated as a result of (i) Sections 9.3(b)(i) through (b)(iii) the Company shall pay immediately to an account designated by the Parent in immediately available funds an amount equal to $250,000, (ii) Sections 9.3(b)(iv) through (b)(vi) the Company shall pay immediately to an account designated by the Parent in immediately available funds an amount equal to $600,000, and (iii) Sections 9.3(b)(vii) or (b)(viii) the Company shall pay immediately to an account designated by the Parent in immediately available funds an amount equal to $1,250,000.

  (d) The Company acknowledges that the agreements contained in this Section
9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parent and Newco would not enter into this Agreement. The Company's obligations under this Section 9.3 shall survive any termination of this Agreement.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

  The representations, warranties and covenants (other than the covenants set forth in Sections 6.3(b) and 6.9) contained in this Agreement shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time. This Section 10 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

11. MISCELLANEOUS.

  The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, or association, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

  11.1 Headings. Section headings contained in this Agreement are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

  11.2 Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (i) on the date of service if personally served, (ii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid or (iii) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

  If to the Company, to:

     Marietta Corporation
     37 Huntington Street
     Cortland, New York 13045
     Attention: Chief Executive Officer
     Fax No.: (607) 756-0657

  with a copy to:

     Rubin Baum Levin Constant & Friedman
     30 Rockefeller Plaza, 29th Floor
     New York, New York 10112
     Attention: Barry A. Adelman, Esq.
     Fax No.: (212) 698-7825

  If to the Parent or Newco, to:

     BFMA Holding Corporation
     701 S.E. 6th Street, Suite 204
     Delray Beach, Florida 33483
     Attention: Barry W. Florescue
     Fax No.: (407) 278-3578

  with a copy to:

     Shereff, Friedman, Hoffman & Goodman, LLP
     919 Third Avenue
     New York, New York 10022
     Attention: Charles I. Weissman, Esq.
     Fax No.: (212) 758-9526

  11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the Company and the Parent, and any assignment made without such consent shall be void and constitute a default hereunder.

  11.4 Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

  11.5 Entire Agreement. This Agreement, including the Exhibits and the Schedules sets forth the entire understanding and agreement of the parties with respect to their subject matter and supersedes any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter (except any and all prior agreements relating to the protection of confidential information of the Company and its Subsidiaries).

  11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

  11.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

  11.8 No Prejudice. This Agreement has been jointly prepared and negotiated by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

  11.9 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

  11.10 Amendment and Modification. This Agreement, including the Schedules hereto, may be amended or modified only by written agreement executed by all parties hereto; provided, however, that after adoption and approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

  11.11 Waiver. At any time prior to the Closing, each of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                        BFMA HOLDING CORPORATION

                                          By:     /s/ Barry W. Florescue
                                               --------------------------------
                                                Barry W. Florescue, President

                                        BFMA ACQUISITION CORPORATION

                                          By:     /s/ Barry W. Florescue
                                               --------------------------------
                                                Barry W. Florescue, President

                                        MARIETTA CORPORATION

                                          By:      /s/ Stephen D. Tannen
                                               --------------------------------
                                                 Stephen D. Tannen, President

                      SCHEDULES AND EXHIBITS OMITTED

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

  This Amendment No. 1 to Agreement and Plan of Merger (the "Amendment") is effective as of November 30, 1995, by and among BFMA Holding Corporation, a Delaware corporation ("Parent"), BFMA Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of the Parent ("Newco"), and Marietta Corporation, a New York corporation (the "Company"), and amends the Agreement and Plan of Merger (the "Agreement"), dated as of August 26, 1995, by and among Parent, Newco and the Company.

                             W I T N E S S E T H :

  WHEREAS, Parent, Newco and the Company wish to amend the Agreement in the manner set forth herein.

  NOW, THEREFORE, for and in consideration of the covenants and agreements set forth herein and in the Agreement, it is mutually agreed as follows:

  1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

  2. Amendments.

  a. Section 9.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

    (b) By the Parent giving written notice to the Company if, without fault on the part of the Parent or its Affiliates, the Closing does not occur prior to January 31, 1996, unless the Proxy Statement has not been mailed prior to January 11, 1996 in which case such date shall be extended to a date 20 days after the date of mailing of the Proxy Statement but not later than February 15, 1996.

  b. Section 9.1(f) of the Agreement is hereby amended and restated in its entirety as follows:

    (f) By the Company giving written notice to the Parent if, without fault on the part of the Company or its officers or Affiliates, the Closing does not occur prior to January 31, 1996, unless the Proxy Statement has not been mailed prior to January 11, 1996 in which case such date shall be extended to a date 20 days after the date of mailing of the Proxy Statement but not later than February 15, 1996.

  c. Section 9.3(b)(ii) of the Agreement is hereby deleted.

  d. Section 9.3(c) of the Agreement is hereby amended and restated in its entirety as follows:

    (c) If the Agreement is terminated as a result of (i) Sections 9.3(b)(i) or (b)(iii), the Company shall pay immediately to an account designated by the Parent in immediately available funds an amount equal to $250,000, (ii) Sections 9.3(b)(iv) through (b)(vi), the Company shall pay immediately to an account designated by the Parent in immediately available funds an amount equal to $600,000, and (iii) Sections 9.3(b)(vii) or (b)(viii), the Company shall pay immediately to an account designated by the Parent in immediately available funds an amount equal to $1,250,000.

  3. Continuing Effect of the Agreement. Except as expressly modified herein, the terms and provisions in the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

  4. Fees and Expenses. Each party hereto shall pay its own fees and expenses relating to the negotiation, preparation and consummation of this Amendment.

  5. Counterparts. This Amendment may be executed by all parties hereto in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

  6. Governing Law. This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Amendment may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Amendment or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

                                          BFMA HOLDING CORPORATION

                                                  /s/ Barry W. Florescue
                                          By: _________________________________
                                               Barry W. Florescue, President

                                          BFMA ACQUISITION CORPORATION

                                                  /s/ Barry W. Florescue
                                          By: _________________________________
                                               Barry W. Florescue, President

                                          MARIETTA CORPORATION

                                                  /s/ Stephen D. Tannen
                                          By: _________________________________
                                                Stephen D. Tannen, President

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

  This Amendment No. 2 to Agreement and Plan of Merger (the "Amendment") is effective as of January 26, 1996, by and among BFMA Holding Corporation, a Delaware corporation ("Parent"), BFMA Acquisition Corporation, a New York corporation and a wholly-owned subsidiary of the Parent ("Newco"), and Marietta Corporation, a New York corporation (the "Company"), and amends the Agreement and Plan of Merger (the "Agreement"), dated as of August 26, 1995, by and among Parent, Newco and the Company.

                             W I T N E S S E T H :

  WHEREAS, Parent, Newco and the Company wish to amend the Agreement in the manner set forth herein.

  NOW, THEREFORE, for and in consideration of the covenants and agreements set forth herein and in the Agreement, it is mutually agreed as follows:

  1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

  2. Amendments.

  a. Section 9.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

    (b) By the Parent giving written notice to the Company if, without fault on the part of the Parent or its Affiliates, the Closing does not occur by March 15, 1996.

  b. Section 9.1(f) of the Agreement is hereby amended and restated in its entirety as follows:

    (f) By the Company giving written notice to the Parent if, without fault on the part of the Company or its officers or Affiliates, the Closing does not occur by March 15, 1996.

  3. Continuing Effect of the Agreement. Except as expressly modified herein, the terms and provisions in the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

  4. Fees and Expenses. Each party hereto shall pay its own fees and expenses relating to the negotiation, preparation and consummation of this Amendment.

  5. Counterparts. This Amendment may be executed by all parties hereto in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

  6. Governing Law. This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Amendment may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Amendment or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

                                          BFMA HOLDING CORPORATION

                                                /s/ Barry W. Florescue
                                          By: _________________________________
                                               Barry W. Florescue, President

                                          BFMA ACQUISITION CORPORATION

                                                /s/ Barry W. Florescue
                                          By: _________________________________
                                               Barry W. Florescue, President

                                          MARIETTA CORPORATION

                                                /s/ Stephen D. Tannen
                                          By: _________________________________
                                                Stephen D. Tannen, President

                                                                        ANNEX II

                       NEW YORK BUSINESS CORPORATION LAW

(S) 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statement were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

(S) 910.   RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR
      CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE.

  (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

    (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

      (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

        (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

        (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

      (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

      (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

    (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                                                       ANNEX III

                 FAIRNESS OPINION OF GOLDMAN, SACHS & CO.

February 7, 1996

Board of Directors
Marietta Corporation
Post Office Box 5250
37 Huntington Street
Cortland, NY 13045

Dear Gentlemen:

  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Marietta Corporation (the "Company") (other than Parent, as defined below, and its affiliates) of the $10.25 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 26, 1995, as amended (the "Agreement"), by and among BFMA Holding Corporation ("Parent"), BFMA Acquisition Corporation ("Newco") and the Company, which provides for the merger (the "Merger") of Newco, a wholly-owned subsidiary of Parent, with and into the Company, with the result that the Company will become a wholly-owned subsidiary of Parent.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with the Agreement.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Proxy Statement relating to the Special Meeting of Shareholders of the Company to be held in connection with the Agreement; Annual Reports to Shareholders of the Company for the four fiscal years ended October 1, 1994; Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 1995; certain interim reports to shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty packaging industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We note that consummation of the Merger is subject to certain conditions, including the securing by Parent of financing necessary to consummate the Merger.

                                     III-1

Marietta Corporation

February 7, 1996
Page Two

  This opinion is directed to the Board of Directors of the Company for its use and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $10.25 per Share in cash to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Agreement is fair to such holders.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                     III-2